Exhibit 2.1

AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER
among
ROYALE ENERGY, INC.,
ROYALE ENERGY HOLDINGS, INC.
ROYALE MERGER SUB, INC.
MATRIX MERGER SUB, INC.
and
MATRIX OIL MANAGEMENT CORPORATION
dated effective as of
December 31, 2016

i

Annexes and Exhibits
Annex I	Matrix Group Capital
Exhibit A	Preferred Exchange Agreement with the holders of all of the Matrix Preferred Interests
Exhibit B	Certificate of Designation of Series B Preferred Stock of Parent
Exhibit C	LP Exchange Agreement with the holders of all Common LP Interests of Matrix Investments, L.P., a California limited partnership
Exhibit D	LP Exchange Agreement with the holders of all limited partnership interests of Matrix Las Cienegas Limited Partnership, a California limited partnership
Exhibit E	LP Exchange Agreement with the holders of all limited partnership interests of Matrix Permian Investments, LP, a Texas limited partnership
Exhibit F	Matrix Operator Stock Exchange Agreement with the holders of all outstanding common stock of Matrix Oil Corporation, a California corporation
Exhibit G	Form of Section 351 Plan of Merger and Exchange
Exhibit H	Directors of Parent

v

AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER
This Amended and Restated Agreement and Plan of Merger (this “Agreement”), is dated effective as of December 31, 2016, and is entered into among Royale Energy, Inc., a California corporation (“Royale”), Royale Energy Holdings, Inc., a Delaware corporation (“Parent”), Royale Merger Sub, Inc., a California corporation and a direct, wholly-owned Subsidiary of Parent (“Royale Merger Sub”), Matrix Merger Sub, Inc., a California corporation and a direct, wholly-owned Subsidiary of Parent (“Matrix Merger Sub”), and Matrix Oil Management Corporation, a California corporation (“Matrix” and, together with Matrix Merger Sub, Royale and Royale Merger Sub, the “Constituent Corporations”).  Matrix, Royale and Parent are together the “Continuing Corporations”.  Defined terms used herein have the respective meanings set forth in ARTICLE I.
RECITALS

A. The parties intend that in accordance with the California Corporations Code (the “CCC”) and subject to the approval of the respective shareholders of Matrix, Royale and Parent, (1) Royale Merger Sub shall be merged with and into Royale (the “Royale Merger”) with Royale as the surviving corporation and a wholly-owned Subsidiary of Parent, and (2) Matrix Merger Sub shall be merged with and into Matrix (the “Matrix Merger”) with Matrix as the surviving corporation and a wholly-owned Subsidiary of Parent, with each such merger on the terms and subject to the conditions set forth herein (collectively, the Matrix Merger and the Royale Merger are the “Mergers”).

B. On November 30, 2016, the parties hereto entered into an Agreement and Plan of Merger (as amended by that certain First Amendment to the Agreement and Plan of Merger dated December 30, 2016 and that certain Second Amendment to the Agreement and Plan of Merger dated effective as of 9:00 a.m. CST on December 31, 2016, the “Original Merger Agreement”).

C. The holders of approximately $20,124,000 in aggregate principal amount of subordinated promissory notes issued by Matrix, the Matrix LPs, Matrix Operator and Matrix Royalty (each as defined herein) have agreed to exchange such debt for approximately $20,124,000 of preferred limited partnership interests of Matrix Investments, L.P., a California limited partnership (“MILP”), pursuant to subordinated debt exchange agreements effective December 31, 2016, among the holders of such debt, Matrix Royalty, LP, a Texas limited partnership (“Matrix Royalty”), Matrix, the Matrix LPs and Matrix Operator (the “Pre-Closing Debt Exchange”).

D. The parties desire to enter into this Agreement to amend and restate in its entirety the Original Merger Agreement in order to (i) make certain changes related to the Pre-Closing Debt Exchange and (ii) to make certain other modifications to the Original Merger Agreement as set forth herein.

E. The board of directors of Royale (the “Royale Board”) has unanimously (a) determined that this Agreement and the transactions contemplated hereby, including the Merger, are in the best interests of Royale and its stockholders, (b) approved and declared advisable this Agreement and the transactions contemplated hereby, including the Royale Merger, and (c) resolved to submit this Agreement to the stockholders of Royale for their approval and to recommend Royale’s stockholders adoption of this Agreement in accordance with the CCC.

F. The board of directors of Matrix (the “Matrix Board”) has unanimously (a) determined that this Agreement and the transactions contemplated hereby, including the Merger, are in the best interests of Matrix and its stockholders, (b) approved and declared advisable this Agreement and the transactions contemplated hereby, including the Matrix Merger, and (c) resolved to submit this Agreement to the stockholders of Matrix for their approval and to recommend Matrix’s stockholders adoption of this Agreement in accordance with the CCC.

G. The board of directors of Parent (the “Parent Board”) has unanimously (a) determined that this Agreement and the transactions contemplated hereby, including the Merger, are in the best interests of Parent and its stockholders, (b) approved and declared advisable this Agreement and the transactions contemplated hereby, including the Royale Merger and the Matrix Merger, and (c) resolved to submit this Agreement to the stockholders of Parent for their approval and to recommend Parent’s stockholders adoption of this Agreement in accordance with the DGCL.

H. In connection with the Mergers, the holders of all limited partnership interests of Matrix Investments, L.P., a California limited partnership, Matrix Las Cienegas Limited Partnership, a California limited partnership, and Matrix Permian Investments, LP, a Texas limited partnership (collectively, the “Matrix LPs”) wish to exchange all of their limited partnership interests in the Matrix LPs other than the preferred limited partnership interests of MILP (collectively, the “Common LP Interests”) for shares of common stock of Parent pursuant to the terms of exchange agreements which are attached hereto as Exhibits C, D and E.  Matrix is the general partner of each of the Matrix LPs.

I. In connection with the Mergers, the holders of all outstanding shares of capital stock of Matrix Oil Corporation, a California corporation (“Matrix Operator”), wish to exchange all of their shares of capital stock of Matrix Operator for shares of common stock of Parent pursuant to the terms of the exchange agreement which is attached hereto as Exhibit F.

J. In connection with the Mergers, the holders of all preferred limited partnership interests of MILP wish to exchange all of their preferred limited partnership interests in MILP (the “Matrix Preferred Interests”) for shares of the Parent’s Series B Preferred Stock pursuant to the terms of the exchange agreement which is attached hereto as Exhibit A.

K. The Mergers, together with the exchange of all Common LP Interests of the Matrix LPs, all capital stock of Matrix Operator, and all Matrix Preferred Interests (collectively, the “Exchanges”), are related transactions involving the assignment of property to Parent in exchange for common or preferred stock of Parent as part of an overall plan to capitalize Parent, and for federal income tax purposes, it is intended that the Mergers, the Exchanges and the other related exchange transactions with Parent shall qualify as exchanges under the provisions of Section 351 of the Internal Revenue Code of 1986, as amended (the “IRC”).

L. In the Mergers, (1) Royale Merger Sub will be merged with and into Royale, the corporate existence of the Royale Merger Sub will cease, each issued and outstanding share of Royale common stock will be converted into one share of Parent Common Stock, and Royale will become a direct, wholly owned Subsidiary of Parent; and (2) Matrix Merger Sub will be merged with and into Matrix, the corporate existence of Matrix Merger Sub will cease, and each issued and outstanding share of Matrix Common Stock will be converted into the number of shares of Parent Common Stock as determined by the Matrix Conversion Ratio, and Matrix will become a direct, wholly owned Subsidiary of Parent.

M. The Constituent Corporations desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions of the Merger.
NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
ARTICLE I
Definitions
The following terms have the meanings specified or referred to in this ARTICLE I:
“Action” means any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity.
“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.
“Aggregate Matrix Number” has the meaning set forth in Section 3.02(c).
“Aggregate Royale Number” has the meaning set forth in Section 3.01(c).
“Agreement” has the meaning set forth in the preamble.
“Ancillary Documents” means:
A.	The Preferred Exchange Agreement with the holders of all of the Matrix Preferred Interests, in substantially the form attached hereto as Exhibit A;

B.	The Certificate of Designation of Series B Preferred Stock in substantially the form attached hereto as Exhibit B;
C.	The LP Exchange Agreement with the holders of all Common LP Interests of MILP, in substantially the form attached hereto as Exhibit C;
D.
The LP Exchange Agreement with the holders of all limited partnership interests of Matrix Las Cienegas Limited Partnership, a California limited partnership in substantially the form attached hereto as Exhibit D;

E.	The LP Exchange Agreement with the holders of all limited partnership interests of Matrix Permian Investments, LP, a Texas limited partnership in substantially the form attached hereto as Exhibit E;
F.
The Matrix Operator Stock Exchange Agreements with the holders of all outstanding common stock of Matrix Oil Corporation, a California corporation in substantially the form attached hereto as Exhibit F;

G.	Employment Agreements between Parent and Jonathan Gregory, Donald Hosmer, Stephen Hosmer, Johnny Jordan, Joe Paquette and Jay Sheevel, all in a form reasonably acceptable to Royale and Matrix;
H.	The Section 351 Plan in substantially the form attached hereto as Exhibit G; and
 “Audited Financial Statements” has the meaning set forth in Section 4.06.
“Balance Sheet” has the meaning set forth in Section 4.06.
“Balance Sheet Date” has the meaning set forth in Section 4.06.
“Benefit Plan” has the meaning set forth in Section 4.19.
“Business Day” means any day except Saturday, Sunday or any other day on which commercial banks located in California are authorized or required by Law to be closed for business.
“Capital Stock Consideration” has the meaning set forth in Section 3.04.
“CCC” has the meaning set forth in recital A of this Agreement.
“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.
“Closing” has the meaning set forth in Section 2.02.
“Closing Date” has the meaning set forth in Section 2.02.

“Common LP Interests” has the meaning set forth in Recital H.
“Contracts” means all contracts, leases, deeds, mortgages, licenses, instruments, notes, commitments, undertakings, indentures, joint ventures and all other agreements, commitments and legally binding arrangements, whether written or oral.
“Contributions” has the meaning set forth in Section 6.19.
“DGCL” means the Delaware General Corporation Law, as amended from time to time.
“D&O Indemnified Party” has the meaning set forth in Section 6.09(a).
“D&O Indemnifying Parties” has the meaning set forth in Section 6.09(c).
“D&O Tail Policy” has the meaning set forth in Section 6.09(d).
“Disclosure Schedules” means the Disclosure Schedules delivered by Matrix concurrently with the execution and delivery of this Agreement.
“Dissenting Shares” has the meaning set forth in Section 2.05.
“Dollars or $” means the lawful currency of the United States.
“DWI Business” means the business of Royale in connection with the sale of working interests by Royale in certain Royale Interests in order to finance the drilling and development costs of such Royale Interests.
“Employee Benefit Plan” is defined in Section 4.19(l)(i).
“Encumbrance” means any charge, claim, community property interest, pledge, condition, equitable interest, lien (statutory or other), option, security interest, mortgage, easement, encroachment, right of way, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.
“End Date” has the meaning set forth in Section 9.01(d)(i).
“Environmental Law” means any applicable Law, and any Governmental Order or binding agreement with any Governmental Authority: (a) relating to pollution (or the cleanup thereof) or the protection of natural resources, endangered or threatened species, human health or safety, or the environment (including ambient air, soil, surface water or groundwater, or subsurface strata); or (b) concerning the presence of, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, disposal or remediation of any Hazardous Materials. The term “Environmental Law” includes, without limitation, the following (including their implementing regulations and any state analogs): the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.; the Solid Waste Disposal Act, as

amended by the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§ 6901 et seq.; the Federal Water Pollution Control Act of 1972, as amended by the Clean Water Act of 1977, 33 U.S.C. §§ 1251 et seq.; the Toxic Substances Control Act of 1976, as amended, 15 U.S.C. §§ 2601 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001 et seq.; the Clean Air Act of 1966, as amended by the Clean Air Act Amendments of 1990, 42 U.S.C. §§ 7401 et seq.; and the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. §§ 651 et seq.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.
“ERISA Affiliate” means, with respect to a Person, all employers (whether or not incorporated) that would be treated together with such Person or any of its Affiliates as a “single employer” within the meaning of Section 414 of the IRC.
“Exchange Agent” has the meaning set forth in Section 3.05(a).
“Exchange Agreements” has the meaning set forth in Section 3.03(c).
“Exchanges” has the meaning set forth in Recital K.
“Excluded Matrix Shares” has the meaning set forth in Section 3.02(b).
“Excluded Royale Shares” has the meaning set forth in Section 3.01(b).
“Financial Statements” has the meaning set forth in Section 4.06.
“GAAP” means United States generally accepted accounting principles in effect from time to time.
“Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.
“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.
“Hazardous Materials” means: (a) any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral or gas, in each case, whether naturally occurring or manmade, that is hazardous, acutely hazardous, toxic, or words of similar import or regulatory effect under Environmental Laws; and (b) any petroleum or petroleum-derived products, radon, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation, and polychlorinated biphenyls.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.
“Hydrocarbons” means oil, natural gas, condensate, liquefied natural gas, NGL and other liquids or gaseous hydrocarbons or other substances (including minerals) produced or associated therewith, combinations or constituents thereof and extractions therefrom.
“Indebtedness” means, with respect to a Person and without duplication, all (a) indebtedness for borrowed money; (b) obligations for the deferred purchase price of property or services, (c) long or short-term obligations evidenced by notes, bonds, debentures or other similar instruments; (d) obligations under any interest rate, currency swap or other hedging agreement or arrangement; (e) capital lease obligations; (f) reimbursement obligations under any letter of credit, banker’s acceptance or similar credit transactions; (g) guarantees made by such Person on behalf of any third party in respect of obligations of the kind referred to in the foregoing clauses (a) through (f); and (h) any unpaid interest, prepayment penalties, premiums, costs and fees that would arise or become due as a result of the prepayment of any of the obligations referred to in the foregoing clauses (a) through (g).
“Intellectual Property” means all intellectual property and all rights, interests and protections that are associated with, similar to, or required for the exercise of, any of the foregoing, however arising, pursuant to the Laws of any jurisdiction throughout the world, whether registered or unregistered, including any and all: (a) trademarks, service marks, trade names, brand names, logos, trade dress, design rights and other similar designations of source, sponsorship, association or origin, together with the goodwill connected with the use of and symbolized by, and all registrations, applications and renewals for, any of the foregoing; (b) internet domain names, whether or not trademarks, registered in any top-level domain by any authorized private registrar or Governmental Authority, web addresses, web pages, websites and related content, accounts with Twitter, Facebook and other social media companies and the content found thereon and related thereto, and URLs; (c) works of authorship, expressions, designs and design registrations, whether or not copyrightable, including copyrights, author, performer, moral and neighboring rights, and all registrations, applications for registration and renewals of such copyrights; (d) inventions, discoveries, trade secrets, business and technical information and know-how, databases, data collections and other confidential and proprietary information and all rights therein; (e) patents (including all reissues, divisionals, provisionals, continuations and continuations-in-part, re-examinations, renewals, substitutions and extensions thereof), patent applications, and other patent rights and any other Governmental Authority-issued indicia of invention ownership (including inventor’s certificates, petty patents and patent utility models); and (f) software and firmware, including data files, source code, object code, application programming interfaces, architecture, files, records, schematics, computerized databases and other related specifications and documentation.
“Interim Balance Sheet” has the meaning set forth in Section 4.06.
“Interim Balance Sheet Date” has the meaning set forth in Section 4.06.
“Interim Financial Statements” has the meaning set forth in Section 4.06.

“IRC” has the meaning assigned in recital K of the Agreement.
“Knowledge” means, (i) when used with respect to Matrix, the actual or constructive knowledge of any director or executive officer of Matrix, after reasonable inquiry with any Person directly reporting to any such director or executive officer, and (ii) when used with respect to Royale, the actual or constructive knowledge of any director or executive officer of Royale, after reasonable inquiry with any Person directly reporting to any such director or executive officer.
“Law” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Authority.
“Letter of Intent” has the meaning set forth in Section 6.02(b).
“Liabilities” has the meaning set forth in Section 4.07.
“Losses” means losses, damages, liabilities, deficiencies, Actions, judgments, interest, awards, penalties, fines, costs or expenses of whatever kind, including reasonable attorneys’ fees and the cost of enforcing any right to indemnification hereunder and the cost of pursuing any insurance providers; provided, however, that “Losses” shall not include punitive damages, except to the extent actually awarded to a Governmental Authority or other third party.
“LP Exchange” has the meaning set forth in Section 3.03(a).
“LP Exchange Agreement” has the meaning set forth in Section 3.03(a).
“Material Contract” means, with respect to a Person, any of the following:
A.	Any Contract that requires future expenditures by such Person in excess of $100,000 in any twelve (12) month period, or that provide for payments to such Person in excess of $100,000;
B.
Each Contract for Leased Real Property and each Contract or other right pursuant to which such Person uses or possesses any Personal Property (other than Personal Property owned by such Person), in each case that provide for aggregate payments by or to such Person in excess of $100,000 during any twelve (12) month period, provided that any such Contracts related to the Matrix Interests (with respect to Matrix) or the Royale Interests (with respect to Royale) need not be listed on the applicable Disclosure Schedule or Royale Disclosure Schedule;

C.
Each Contract pursuant to which such Person licenses or uses any Intellectual Property (other than standard licenses for non-custom, commercially available off-the-shelf software, for which the annual amounts owed by such Person do not exceed $5,000 individually), in each case that provide for aggregate payments by such Person in excess of $100,000 during any twelve (12) month period;

D.
Any Contract relating to Indebtedness for borrowed money, any outstanding reimbursement obligation of such Person with respect to letters of credit, bankers’ acceptances or similar facilities issued for the account of such Person or granting a lien on any of such Person’s assets to any Person, in each case in excess of $100,000, other than (i) accounts receivable and payable, and (ii) loans to direct or indirect wholly owned Subsidiaries of such Person;

E.
Any Contract creating or guaranteeing any surety bond in favor of such Person or supporting any of its Contracts or customers, together with a list of each such outstanding surety bond and the amount thereof, in each case in excess of $100,000;

F.
Any Contract with any 5% stockholder, director or executive officer of such Person, or any member of his or her immediate family, or any Affiliate of any of such Persons, including any Contract providing for the furnishing of services by, rental of real or personal property from or otherwise requiring payments to or for the benefit of any such Person;

G.
Any Contract containing any covenant (x) materially limiting the right of such Person to engage in any line of business, make use of any Intellectual Property or compete with any Person in any line of business; (y) granting any exclusive distribution or supply rights; or (z) otherwise restricting, in any material respect, such Person from freely engaging in the business of selling, distributing or manufacturing any products or services;

H.
Any Contract granting an option or first refusal, first offer or similar preferential right to purchase or acquire any of such Person’s assets to any other Person (other than the purchase of inventory pursuant to customer contracts entered into in the ordinary course of business consistent with past practice), in each case that provide for aggregate payments by or to such Person in excess of $100,000 during any twelve (12) month period;

I.
Any Contract pursuant to which payments are required or acceleration of benefits is required upon a change of control of such Person or similar event, in each case that provide for aggregate payments by or to such Person in excess of $100,000 during any twelve (12) month period;

J.
Any Contract that is material to such Person or any of its assets and that requires the consent or waiver of a third party prior to such Person consummating the transactions contemplated hereby, in each case that provide for aggregate payments by or to such Person in excess of $100,000 during any twelve (12) month period; or

K.	Any Contract that constitutes a partnership or joint venture agreement (excluding any tax partnership).
“Matrix” has the meaning set forth in the preamble.

“Matrix Benefit Plans” has the meaning set forth in Section 4.19.
“Matrix Board” has the meaning set forth in the recitals.
“Matrix Board Recommendation” has the meaning set forth in Section 4.02(b).
“Matrix Certificates” has the meaning set forth in Section 3.06(a).
“Matrix Charter Documents” has the meaning set forth in Section 4.03.
“Matrix Common Stock” means the common stock, no par value per share, of Matrix, including all shares common stock into which outstanding shares of Matrix’s preferred stock are convertible and which are issuable upon exercise outstanding warrants and options to purchase Matrix’s common stock.
“Matrix Conversion Ratio” has the meaning set forth in Section 3.02(c).
“Matrix Group Capital” means the agreed value of the securities and interests to be contributed by way of merger or exchange with Parent or its Subsidiaries by:  (i) holders of Matrix common stock in connection with the Matrix Merger; (ii) the Matrix LP Holders in connection with the LP Exchange; and (iii) the Matrix Operator Holders in connection with the Matrix Operator Stock Exchange.
“Matrix Insurance Policies” has the meaning set forth in Section 4.15.
“Matrix Intellectual Property” means all Intellectual Property that is owned or held for use by Matrix.
“Matrix Interests” means, with respect to Matrix and its Subsidiaries and the Matrix LPs (a) direct and indirect interests in and rights with respect to Hydrocarbons and related properties and assets of any kind and nature, direct or indirect, including working and leasehold interests and operating rights and royalties, overriding royalties, production payments, net profit interests, carried interests, and other non-working interests and non-operating interests in the oil, gas and mineral fee or leasehold estate; (b) all  rights with respect to Hydrocarbons or revenues therefrom; (c) all Contracts in connection therewith and the leasehold estates created thereby and the lands covered by the Contracts relating to the Hydrocarbons or included in units with which such Contracts may have been pooled or united; (d) surface interests, fee interests, reversionary interests, reservations and concessions; (e) all easements, surface use agreements, rights of way, licenses and permits, in each case, in connection with leases, the drilling of wells or the processing, storage, disposition, transportation or sale of Hydrocarbons, (f) all interests in machinery, equipment (including wells, well equipment and machinery), oil and gas production, gathering, transmission, treating, processing and storage facilities (including tanks, tank batteries, pipelines, flow lines, gathering systems and metering equipment) pumps, water plants, electric plants, gasoline and gas platforms, processing plans, compressor stations, separation plants, refineries, testing and monitoring equipment, in each case, in connection with any leases, the drilling of wells or the production, gathering, processing, storage, disposition, transportation or sale of Hydrocarbons, and (g) all other interests of any kind or character associated with, appurtenant to, or necessary for the operation of any of the foregoing.

“Matrix IP Registrations” means all Matrix Intellectual Property that is subject to any issuance registration, application or other filing by, to or with any Governmental Authority or authorized private registrar in any jurisdiction, including registered trademarks, domain names and copyrights, issued and reissued patents and pending applications for any of the foregoing.
“Matrix LP Exchange Consideration” has the meaning set forth in Section 3.03(a).
“Matrix LP Holders” has the meaning set forth in Section 3.03(a).
“Matrix LPs” has the meaning set forth in Recital H.
“Matrix Material Adverse Effect” means any event, occurrence, fact, condition or change that is, or would reasonably be expected to become, individually or in the aggregate, materially adverse to (i) the business, results of operations, prospects, condition (financial or otherwise), or assets of Matrix and its Subsidiaries and the Matrix LPs, taken as a whole, or (ii) the ability of Matrix and the Matrix LPs to consummate the transactions contemplated hereby on a timely basis; provided, however, that, for the purposes of clause (i), a Matrix Material Adverse Effect shall not be deemed to include events, occurrences, facts, conditions or changes arising out of, relating to or resulting from: (a) changes generally affecting the economy, financial or securities markets; (b) the announcement of the transactions contemplated by this Agreement; (c) any outbreak or escalation of war or any act of terrorism; or (d) general conditions in the industry in which Matrix and its Subsidiaries operate; provided further, however, that any event, change and effect referred to in clauses (a), (c) or (d) immediately above shall be taken into account in determining whether a Matrix Material Adverse Effect has occurred or would reasonably be expected to occur to the extent that such event, change or effect has a disproportionate effect on Matrix and its Subsidiaries, taken as a whole, compared to other participants in the industries in which Matrix and its Subsidiaries conduct their businesses.
“Matrix Merger Consideration” has the meaning set forth in Section 3.02(c).
“Matrix Merger Effective Time” has the meaning set forth in Section 2.03(b).
“Matrix Merger Sub” has the meaning set forth in the preamble.
“Matrix Merger Sub Shares” has the meaning set forth in Section 5.04(c).
“Matrix Operator” has the meaning set forth in Recital I.
“Matrix Operator Holders” has the meaning set forth in Section 3.03(b).
“Matrix Operator Stock Exchange” has the meaning set forth in Section 3.03(b).
“Matrix Operator Stock Exchange Agreement” has the meaning set forth in Section 3.03(b).
“Matrix Operator Stock Exchange Consideration” has the meaning set forth in Section 3.03(b).

“Matrix Preferred Interests” has the meaning set forth in Recital J.
“Matrix Royalty” has the meaning set forth in Recital C.
“Matrix Senior Indebtedness” has the meaning set forth in Section 6.18.
“Matrix Shares” means shares of capital stock of Matrix Oil Management Corporation, a California corporation.
“Matrix Stockholder” means a holder of Matrix Common Stock.
“Maximum Premium” has the meaning set forth in Section 6.09(d).
“Merger” has the meaning set forth in the recitals.
“MILP” has the meaning set forth in Recital C.
“Original Merger Agreement” has the meaning set forth in Recital B.
“Parent” has the meaning set forth in the Preamble.
“Parent Common Stock” has the meaning set forth in Section 2.01(a) of this Agreement.
“Parent Shares” means shares of capital stock of Royale Energy Holdings, Inc., a Delaware corporation.
“Parent Stockholder” means a holder of Parent Common Stock or Series B Preferred Stock.
“Permitted Liens” means (a) statutory liens for current Taxes or other governmental charges not yet due and payable or the amount or validity of which is being contested in good faith (provided appropriate reserves required pursuant to GAAP have been made in respect thereof), (b) mechanics’, carriers’, workers’, repairers’ and similar statutory liens arising or incurred in the ordinary course of business for amounts which are not delinquent or which are being contested by appropriate proceedings (provided appropriate reserves required pursuant to GAAP have been made in respect thereof), (c) zoning, entitlement, building and other land use regulations imposed by Governmental Entities having jurisdiction over such Person’s owned or leased real property, which are not violated by the current use and operation of such real property, (d) covenants, conditions, restrictions, easements and other similar non-monetary matters of record affecting title to such Person’s owned or leased real property, which do not materially impair the occupancy or use of such real property for the purposes for which it is currently used in connection with such Person’s businesses, (e) any right of way or easement related to public roads and highways, which do not materially impair the occupancy or use of such real property for the purposes for which it is currently used in connection with such Person’s businesses, (f) liens securing capital lease obligations, equipment leases or other purchase money Indebtedness, provided that the obligations secured by such lien are secured only by the property leased or purchased under such capital lease, equipment lease or purchase money Indebtedness and such obligations are not increased in amount, (g) liens to operators and non-operators under joint operating agreements, unitization and pooling agreements arising in the ordinary course of the business to secure amounts owing, which amounts are not yet due or are being contested in good faith by appropriate proceedings, provided that such reserve as may be required by GAAP shall have been made therefor and that, despite the existence of such reserves, to the extent that any such liens relate to the Matrix Interests, with respect to Matrix, or the Royale Interests, with respect to Royale, such liens would not be reasonably be expected to materially impair the value, use of, or proceeds derived from, such Matrix Interests or Royale Interests, as applicable, (h) Production Burdens, and (i) liens arising under workers’ compensation, unemployment insurance, social security, retirement and similar legislation.
“Permits” means all permits, licenses, franchises, approvals, authorizations, registrations, certificates, variances and similar rights obtained, or required to be obtained, from Governmental Authorities.
“Person” means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association or other entity.
“Pre-Closing Debt Exchange” has the meaning set forth in Recital C.
“Pre-Closing Taxes” means Taxes of Matrix for any pre-Closing Tax period.
“Preferred Exchange” has the meaning set forth in Section 3.03(c).
“Preferred Exchange Agreement” has the meaning set forth in Section 3.03(c).
“Preferred Exchange Consideration” has the meaning set forth in Section 3.03(c).
 “Production Burden” means all royalty interests, overriding royalty interests, production payments, net profit interests or other similar interests that constitute a burden on, and are measure by or are payable out of, the production of Hydrocarbons or the proceeds realized from the sale or other disposition thereof.
“Proxy Statement/Prospectus” has the meaning set forth in Section 3.04.
“Registration Statement” has the meaning set forth in Section 3.04.
“Release” means any actual or threatened release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, abandonment, disposing or allowing to escape or migrate into or through the environment (including, without limitation, ambient air (indoor or outdoor), surface water, groundwater, land surface or subsurface strata or within any building, structure, facility or fixture).
“Representative” means, with respect to any Person, any and all directors, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.
“Requisite Matrix Vote” has the meaning set forth in Section 4.02(a).

“Requisite Royale Vote” has the meaning set forth in Section 5.02(a).
“Requisite Exchange Approvals” has the meaning set forth in Section 4.02(a).
“Right of Way” is defined in Section 4.10.
“Royale” has the meaning set forth in the preamble.
“Royale Benefit Plans” has the meaning set forth in Section 5.16.
“Royale Certificates” has the meaning set forth in Section 3.05(a).
“Royale Charter Documents” has the meaning set for in Section 5.03.
“Royale Common Stock” means the common stock, no par value per share, of Royale, including the shares of common stock of Royale which are issuable upon exercise outstanding warrants and options to purchase Royale’s common stock.
“Royale Conversion Ratio” has the meaning set forth in Section 3.01(c).
“Royale Convertible Notes” has the meaning set forth in Section 8.03(i).
“Royale Disclosure Schedule” has the meaning set forth in Article V.
“Royale Financial Statements” has the meaning set forth in Section 5.06.
“Royale Insurance Policies” has the meaning set forth in Section 5.15.
“Royale Intellectual Property” means all Intellectual Property that is owned or held for use by Royale.
“Royale Interests” means, with respect to Royale and its Subsidiaries (a) direct and indirect interests in and rights with respect to Hydrocarbons and related properties and assets of any kind and nature, direct or indirect, including working and leasehold interests and operating rights and royalties, overriding royalties, production payments, net profit interests, carried interests, and other non-working interests and non-operating interests in the oil, gas and mineral fee or leasehold estate; (b) all rights with respect to Hydrocarbons or revenues therefrom; (c) all Contracts in connection therewith and the leasehold estates created thereby and the lands covered by the Contracts relating to the Hydrocarbons or included in units with which such Contracts may have been pooled or united; (d) surface interests, fee interests, reversionary interests, reservations and concessions; (e) all easements, surface use agreements, rights of way, licenses and permits, in each case, in connection with leases, the drilling of wells or the processing, storage, disposition, transportation or sale of Hydrocarbons, (f) all interests in machinery, equipment (including wells, well equipment and machinery), oil and gas production, gathering, transmission, treating, processing and storage facilities (including tanks, tank batteries, pipelines, flow lines, gathering systems and metering equipment) pumps, water plants, electric plants, gasoline and gas platforms, processing plans, compressor stations, separation plants, refineries, testing and monitoring equipment, in each case, in connection with any leases, the drilling of wells or the production, gathering, processing, storage, disposition, transportation or sale of Hydrocarbons, and (g) all other interests of any kind or character associated with, appurtenant to, or necessary for the operation of any of the foregoing.
“Royale IP Registrations” means all Royale Intellectual Property that is subject to any issuance registration, application or other filing by, to or with any Governmental Authority or authorized private registrar in any jurisdiction, including registered trademarks, domain names and copyrights, issued and reissued patents and pending applications for any of the foregoing.
“Royale Material Adverse Effect” means any event, occurrence, fact, condition or change that is, or would reasonably be expected to become, individually or in the aggregate, materially adverse to (i) the business, results of operations, prospects, condition (financial or otherwise), or assets of  the Royale Parties, taken as a whole, or (ii) the ability of the Royale Parties to consummate the transactions contemplated hereby on a timely basis; provided, however, that, for the purposes of clause (i), a Royale Material Adverse Effect shall not be deemed to include events, occurrences, facts, conditions or changes arising out of, relating to or resulting from: (a) changes generally affecting the economy, financial or securities markets; (b) the announcement of the transactions contemplated by this Agreement; (c) any outbreak or escalation of war or any act of terrorism; (d) changes in the price or trading volume of Royale Common Stock; or (e) general conditions in the industry in which the Royale Parties operate; provided further, however, that any event, change and effect referred to in clauses (a), (c) or (d) immediately above shall be taken into account in determining whether a Royale Material Adverse Effect has occurred or would reasonably be expected to occur to the extent that such event, change or effect has a disproportionate effect on the Royale Parties, taken as a whole, compared to other participants in the industries in which Royale Parties conduct their businesses.
“Royale Merger Consideration” has the meaning set forth in Section 3.01(c).
“Royale Merger Effective Time” has the meaning set forth in Section 2.03(a).
“Royale Merger Sub” has the meaning set forth in the preamble.
“Royale Merger Sub Shares” has the meaning set forth in Section 5.04(b).
“Royale Party” means Royale, Parent, Royale Merger Sub and Matrix Merger Sub together with their respective Subsidiaries.
“Royale Shares” means shares of capital stock of Royale Energy, Inc. a California corporation.
“Royale Stockholder” means a holder of Royale Common Stock.
“Royale Stockholders Meeting” has the meaning set forth in Section 6.03(d).
“Section 351 Plan” means the Section 351 Plan of Merger and Exchange in the form attached hereto as Exhibit G.
“Series B Preferred Stock” means Series B 3.5% Convertible Preferred Stock of Parent.

“Shares” means Royale Shares or Matrix Shares or shares of capital stock of any Constituent Corporation as the context may require.
“Stockholder” means a Matrix Stockholder, a Royale Stockholder or a Parent Stockholder, as the context shall require.
“Stockholder Representative” has the meaning set forth in Section 7.03(c).
“Straddle Period” has the meaning set forth in Section 7.04.
“Subsidiary” means, when used with respect to any party, any corporation or other organization, whether incorporated or unincorporated, a majority of the securities or other interests of which having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such party or by any one or more of its subsidiaries, or by such party and one or more of its subsidiaries.
“Surviving Corporation” has the meaning set forth in Section 2.01.
“Tax Claim” has the meaning set forth in Section 7.05.
“Taxes” means all federal, state, local, foreign and other income, gross receipts, sales, use, production, ad valorem, transfer, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.
“Tax Return” means any return, declaration, report, claim for refund, information return or statement or other document relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.
“Union” has the meaning set forth in Section 4.20(b).
“WARN Act” means the federal Worker Adjustment and Retraining Notification Act of 1988, and similar state, local and foreign laws related to plant closings, relocations, mass layoffs and employment losses.
ARTICLE II
The Mergers
Section 2.01 The Mergers.  On the terms and subject to the conditions set forth in this Agreement, and in accordance with the CCC:
(a) Royale Merger.  At the Royale Merger Effective Time, Royale Merger Sub will be merged with and into Royale, the corporate existence of the Royale Merger Sub will cease, each issued and outstanding share of Royale common stock will be converted, subject to the provisions of Section 3.01 below, into the number of shares of common stock, $.001 par value, of the Parent (“Parent Common Stock”), equal to the Royale Conversion Ratio, and Royale will become a direct, wholly-owned Subsidiary of Parent and continue its corporate existence under the CCC as the surviving corporation in the Royale Merger; and
(b) Matrix Merger.  At the Matrix Merger Effective Time, Matrix Merger Sub will be merged with and into Matrix, the corporate existence of the Matrix Merger Sub will cease, and each issued and outstanding share of Matrix Common Stock will be converted, subject to the provisions of Section 3.02 below, into the number of shares of Parent Common Stock equal to the Matrix Conversion Ratio and Matrix will become a direct, wholly owned Subsidiary of Parent and will continue its corporate existence under the CCC as the surviving corporation in the Matrix Merger (collectively, the Royale Merger and the Matrix Merger are the “Mergers”).
Section 2.02 Closing.  Subject to the terms and conditions of this Agreement, the closing of the Mergers (the “Closing”) shall take place at 9:00 a.m., Houston, Texas time, no later than three Business Days after all of the conditions to Closing set forth in Article VIII have been satisfied or waived (other than conditions which, by their nature, are to be satisfied on the Closing Date), at the offices of Strasburger & Price, LLP, 909 Fannin Street, Suite 2300, Houston, Texas 77010, or at such other time or on such other date or at such other place as Matrix and Royale may mutually agree upon in writing (the day on which the Closing takes place being the “Closing Date”).
Section 2.03 Effective Time.  Subject to the provisions of this Agreement, at the Closing,
(a) Royale Merger.  At Closing, upon satisfaction of the conditions to Closing set forth in Sections 8.01 and 8.02, including the Requisite Royale Stockholder Vote, Parent and Royale shall cause a certificate of merger with respect to the Royale Merger to be executed, acknowledged and filed with the Secretary of State of the State of California in accordance with the relevant provisions of the CCC, and shall cause a certificate of merger with respect to the Royale Merger to be executed, acknowledged and filed with the Secretary of State of the State of Delaware in accordance with the relevant provisions of the DGCL, and shall make all other filings or recordings required under the CCC and the DGCL, respectively.  The Royale Merger shall become effective at such time as such certificates of merger have been duly filed with both the Secretary of State of the State of California and the Secretary of State of the State of Delaware, respectively, or at such later date or time as may be agreed by Matrix and Royale in writing and specified in the respective certificates of Merger in accordance with the CCC and the DGCL (the effective time of the Merger being hereinafter referred to as the “Royale Merger Effective Time”).
(b) Matrix Merger.  At Closing, upon satisfaction of each of the conditions to Closing set forth in Sections 8.01 and 8.03, including the Requisite Matrix Stockholder Vote, Parent and Matrix shall cause a certificate of merger with respect to the Matrix Merger to be executed, acknowledged and filed with the Secretary of State of the State of California in accordance with the relevant provisions of the CCC, and shall cause a certificate of merger with respect to the Matrix Merger to be executed, acknowledged and filed with the Secretary of State of the State of Delaware in accordance with the relevant provisions of the DGCL, and shall make all other filings or recordings required under the CCC and the DGCL, respectively.  The Matrix Merger shall become effective at such time as such certificates of merger have been duly filed with the Secretary of State of the State of California and the Secretary of State of the State of Delaware, respectively, or at such later date or time as may be agreed by Matrix and Royale in writing and specified in the respective certificates of merger in accordance with the requirements of the CCC and DGCL (the effective time of the Merger being hereinafter referred to as the “Matrix Merger Effective Time”).
(c) Effects of the Mergers.  The Mergers shall have the effects set forth herein and in the applicable provisions of the CCC and the DGCL. Without limiting the generality of the foregoing, and subject thereto,
(i) from and after the Royale Merger Effective Time, all property, rights, privileges, immunities, powers, franchises, licenses and authority of Royale and Royale Merger Sub shall vest in Royale as the surviving corporation of the Royale Merger, and all debts, liabilities, obligations, restrictions and duties of each of Royale and Royale Merger Sub shall become the debts, liabilities, obligations, restrictions and duties of Royale as the surviving corporation of the Royale Merger; and
(ii) from and after the Matrix Merger Effective Time, all property, rights, privileges, immunities, powers, franchises, licenses and authority of Matrix and Matrix Merger Sub shall vest in Matrix as the surviving corporation of the Matrix Merger, and all debts, liabilities, obligations, restrictions and duties of each of Matrix and Matrix Merger Sub shall become the debts, liabilities, obligations, restrictions and duties of Matrix as the surviving corporation of the Matrix Merger.
Section 2.04 Governing Documents of the Continuing Corporations.  At the effective time of the respective Mergers, the certificate of incorporation and bylaws of the Continuing Corporations shall be as follows:
(a) Royale Energy, Inc.  (i) the certificate of incorporation of Royale Merger Sub as in effect immediately prior to the Royale Merger Effective Time shall be the certificate of incorporation of Royale Energy, Inc. as the surviving corporation of the Royale Merger until thereafter amended in accordance with the terms thereof or as provided by applicable Law, and (ii) the by-laws of Royale Merger Sub as in effect immediately prior to the Royale Merger Effective Time shall be the by-laws of Royale Energy, Inc. as the surviving corporation of the Royale Merger until thereafter amended in accordance with the terms thereof, the certificate of incorporation of the surviving corporation or as provided by applicable Law; provided, however, in each case, that the name of the corporation set forth therein shall be changed to the name of Royale Energy Funds, Inc.
(b) Matrix Oil Management Corporation.  (i) the certificate of incorporation of Matrix Merger Sub as in effect immediately prior to the Matrix Merger Effective Time shall be the certificate of incorporation of Matrix Oil Management Corporation as the surviving corporation of the Matrix Merger until thereafter amended in accordance with the terms thereof or as provided by applicable Law, and (ii) the by-laws of Matrix Merger Sub as in effect immediately prior to the Matrix Merger Effective Time shall be the by-laws of Matrix Oil

Management Corporation as the surviving corporation of the Matrix Merger until thereafter amended in accordance with the terms thereof, the certificate of incorporation of the surviving corporation or as provided by applicable Law; provided, however, in each case, that the name of the corporation set forth therein shall be changed to the name of Matrix Oil Management Corporation.
(c) Royale Energy Holdings, Inc.  (i) the certificate of incorporation of Parent as in effect immediately prior to the Royale Merger Effective Time of the Mergers shall be the certificate of incorporation of the Parent immediately following both Mergers until thereafter amended in accordance with the terms thereof or as provided by applicable Law, and (ii) the by-laws of Parent as in effect immediately prior to the Royale Merger Effective Time shall be the by-laws of the Parent immediately following both Mergers until thereafter amended in accordance with the terms thereof, the certificate of incorporation of the Parent or as provided by applicable Law; provided, however, in each case, that the name of the corporation set forth therein shall be changed to the name “Royale Energy, Inc.” automatically upon consummation of the Royale Merger or the Matrix Merger, which occurs later.
Section 2.05 Dissenting Shares.  Notwithstanding any provision of this Agreement to the contrary, Royale Shares issued and outstanding immediately prior to the Royale Merger Effective Time (other than Excluded Royale Shares under Section 3.01(b)) and Matrix Shares issued and outstanding immediately prior to the Matrix Merger Effective Time (other than Excluded Matrix Shares under Section 3.02(b)) which are, in either case, held by a holder who has not voted in favor of adoption of this Agreement or consented thereto in writing and who has properly exercised appraisal rights of such Shares in accordance with Section 1301 of the CCC (such Shares being referred to collectively as the “Dissenting Shares” until such time as such holder fails to perfect or otherwise loses such holder’s appraisal rights under the CCC with respect to such Shares) shall not be converted into a right to receive the Royale Merger Consideration or the Matrix Merger Consideration, as applicable, but instead shall be entitled to only such rights as are granted by Section 1300 of the CCC; provided, however, that if, after the Royale Merger Effective Time or the Matrix Merger Effective Time, as applicable (the “Effective Time”), such holder fails to perfect, withdraws or loses such holder’s right to appraisal pursuant to Section 1301 of the CCC or if a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Section 1300 of the CCC, such Shares shall be treated as if they had been converted as of the applicable Effective Time into the Royale Merger Consideration or the Matrix Merger Consideration, as applicable, to the extent, if any, which such holder is entitled pursuant to Section 3.01 or Section 3.02 (as applicable), without interest thereon. Royale and Matrix shall each provide the other with prompt written notice of any demands which they receive for appraisal of any of their outstanding Shares in connection with the Mergers, any withdrawal of any such demand and any other demand, notice or instrument delivered to them prior to the applicable Effective Time pursuant to the CCC that relates to such demand.  Except with the prior written consent of Matrix, Royale shall not make any payment with respect to, or settle or offer to settle, any such demands.  Except with the prior written consent of Royale, Matrix shall not make any payment with respect to, or settle or offer to settle, any such demands.
Section 2.06  Directors and Officers.  Royale Energy, Inc. The directors and officers of Royale Merger Sub immediately prior to the Royale Merger Effective Time shall, from and after the Royale Merger Effective Time, be the directors and officers of Royale Energy, Inc. as surviving corporation of the Royale Merger until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the certificate of incorporation and by-laws of the surviving corporation.
(b) Matrix Oil Management Corporation. The directors and officers of Matrix Merger Sub immediately prior to the Matrix Merger Effective Time shall, from and after the Matrix Merger Effective Time, be the directors and officers of Matrix Oil Management Corporation, as the surviving corporation of the Matrix Merger, until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the certificate of incorporation and by-laws of the surviving corporation.
(c) Royale Energy Holdings, Inc.  The directors and officers of Parent immediately after the later to occur of the Royale Merger Effective Time and the Matrix Merger Effective Time shall be as follows:
(i) The board of directors shall initially be comprised of eight (8) members which shall include Jonathan Gregory, Harry Hosmer, Johnny Jordan, and five (5) independent directors, which shall include Jon Clarkson, Rod Eson and Gabriel L. Ellisor (selected by Matrix) and Ronald Buck and Ronald Verdier (selected by Royale), all of which director nominees are named on Exhibit H hereto;
(ii) Harry E. Hosmer shall serve as chairman of the board of directors until the first annual meeting of shareholders following the Closing Date (after which shareholder’s meeting, Mr. Hosmer will receive the title of Chairman Emeritus of Holdings); and
(iii) Initial officers of the corporation shall include the following persons and such additional officers that are be selected by the board of directors from time to time:
Chief Executive Officer (Principal Executive Officer)	Jonathan Gregory

President (Chief Operating Officer)	Johnny Jordan

Chief Financial Officer (Principal Accounting Officer)	Stephen M. Hosmer

Section 2.07 Post-Merger Operations.
(a) The parties to this Agreement hereby confirm that, subject to the consummation of the Mergers, each such party shall vote its shares, at the next annual stockholders meeting of Parent following the Parent’s listing of the Parent Common Stock on a national securities exchange, such that the Parent board of directors will be reduced to seven voting members of which no less than five will be independent directors, and Harry Hosmer will not stand for re-election to the board of directors of the Parent.  Prior to the Royale Merger Effective Time and

the Matrix Merger Effective Time, the by-laws of Parent shall be revised to reflect that such reduction in the board of directors of Parent will occur at such time.
(b) Non-Survival of Representations and Warranties.  Absent actual fraud, and any intentional, willful and material breach of any representation or warranty contained in this Agreement by Matrix or any Royale Party, as applicable, none of the representations and warranties contained in this Agreement or in any instrument delivered under this Agreement will survive the later of the Royale Merger Effective Time or the Matrix Merger Effective Time. This Section 2.07(b) does not limit any covenant of the parties to this Agreement which, by its terms, contemplates performance after the Matrix Merger Effective Time and the Royale Merger Effective Time.
Section 2.08 Tax Consequences.  It is the intention of the parties that the Matrix Merger, the Royale Merger and the Exchanges qualify under Section 351 of the IRC.
ARTICLE III
Conversion of Securities; Exchange of Certificates
Section 3.01 Royale Merger Conversion of Shares.  At the Royale Merger Effective Time and subject to the other provisions of this Agreement, by virtue of the Royale Merger and without any action on the part of the parties or the holders of any of the following securities:
(a) Capital Stock of Royale Merger Sub.  Each issued and outstanding share of capital stock of Royale Merger Sub immediately prior to the Royale Merger Effective Time shall be cancelled and automatically converted into and become one (1.0) validly issued, fully paid and nonassessable share of common stock of Royale, as the surviving company of the Royale Merger, no par value per share;
(b) Excluded Capital Stock of Royale.  Each issued and outstanding share of (i) Royale Common Stock owned by any Subsidiary of Royale or by Parent or Royale Merger Sub, or held by Royale as treasury stock immediately prior to the Royale Merger Effective Time (all such shares, the “Excluded Royale Shares”), shall automatically be cancelled and retired and shall cease to exist, and no payment or consideration shall be made with respect thereto;
(c) Royale Common Stock.  Each issued and outstanding share of Royale Common Stock immediately prior to the Royale Merger Effective Time, other than Excluded Royale Shares and Dissenting Shares, shall be converted into one share of Parent Common Stock at the Royale Merger Effective Time (the number of Parent shares into which one share of Royale common stock converts is the “Royale Conversion Ratio” and represents the “Royale Merger Consideration”).  The number of shares of Royale Common Stock subject to conversion under this Section 3.01 together with all Shares issuable pursuant to (i) any Royale Benefit Plan or other compensation agreement, and (ii) any other obligation of Royale to issue Shares, including any Shares issuable under any convertible Indebtedness, except for Shares issuable upon exercise of (x) warrants to acquire up to 2,355,198 shares of Royale Common Stock as described in Section 5.04(g)(i) of the Disclosure Schedule; and (y) options to acquire 100,000 shares of Royale Common Stock as described in Section 5.04(g)(i) of the Disclosure Schedule, shall be the “Aggregate Royale Number”.

Section 3.02 Matrix Merger Conversion of Shares.  At the Matrix Merger Effective Time and subject to the other provisions of this ARTICLE III, by virtue of the Matrix Merger and without any action on the part of the parties or the holders of any of the following securities:
(a) Capital Stock of Matrix Merger Sub.  Each issued and outstanding share of capital stock of Matrix Merger Sub immediately prior to the Matrix Merger Effective Time shall be cancelled and automatically converted into and become one (1.0) validly issued, fully paid and nonassessable share of common stock of Matrix, as the surviving company of the Matrix Merger, no par value per share;
(b) Excluded Capital Stock of Matrix.  Each issued and outstanding share of Matrix Common Stock owned by any Subsidiary of Matrix, or by Parent or Matrix Merger Sub, or held by Matrix as treasury stock immediately prior to the Matrix Merger Effective Time (all such shares, the “Excluded Matrix Shares”), shall automatically be cancelled and retired and shall cease to exist, and no payment or consideration shall be made with respect thereto;
(c) Matrix Common Stock.  Each issued and outstanding share of Matrix common stock immediately prior to the Matrix Merger Effective Time, other than the Excluded Matrix Shares and Dissenting Shares, shall be converted into the number of shares of Parent common stock at the Matrix Merger Effective Time (the “Matrix Conversion Ratio”) equal to the quotient of (i) the product of the Aggregate Royale Number multiplied by the percentage (expressed as a decimal fraction) of Matrix Group Capital represented by Matrix as indicated on Annex I attached hereto, divided by (ii) the Aggregate Matrix Number, and represents the “Matrix Merger Consideration”.  The number of shares of Matrix Common Stock subject to conversion under this Section 3.02 together with all Shares issuable pursuant to (x) any Matrix Benefit Plan, and (y) any other obligation of Matrix to issue Shares, including any Shares issuable under any convertible Indebtedness, warrants or options, shall be the “Aggregate Matrix Number.”
Section 3.03 Parent Capital Stock to be Issued Concurrently with the Mergers.  Consummation of the Mergers is conditioned upon, among other things, execution and delivery of definitive agreements providing for consummation of each of the following Exchanges concurrently with the Mergers, and consummation of each of the Exchanges is expressly conditioned upon consummation of the Mergers.  Prior to the Matrix Merger Effective Time:
(a) the holders of all Common LP Interests of the Matrix LPs (“Matrix LP Holders”) shall have entered into definitive agreements to exchange all of their Common LP Interests in the respective Matrix LPs for shares of common stock of Parent (collectively, the “LP Exchange”) concurrently with consummation of the Mergers pursuant to terms of such exchange agreements (the “LP Exchange Agreements”).  In the LP Exchange, the Matrix LP Holders will receive, in the aggregate, a number of shares of Parent Common Stock equal to the product of the Aggregate Royale Number multiplied by the percentage (expressed as a decimal fraction) of Matrix Group Capital represented by the Common LP Interests of the Matrix LPs as indicated on Annex I attached hereto (the “Matrix LP Exchange Consideration”).
(b) the holders of all outstanding shares of capital stock of Matrix Operator (“Matrix Operator Holders”) shall have entered into definitive agreements to exchange all of their shares of capital stock of Matrix Operator for shares of common stock of Parent (the “Matrix Operator Stock Exchange”) concurrently with consummation of the Mergers pursuant to terms of certain exchange agreements (the “Matrix Operator Stock Exchange Agreement”).  In the Matrix Operator Stock Exchange, the Matrix Operator Holders will receive, in the aggregate, a number of shares of Parent Common Stock equal to the product of the Aggregate Royale Number multiplied by the percentage (expressed as a decimal fraction) of Matrix Group Capital represented by Matrix Operator as indicated on Annex I attached hereto (the “Matrix Operator Stock Exchange Consideration”).
(c) the holders of all of the Matrix Preferred Interests shall have entered into a definitive agreement with Parent (the “Preferred Exchange Agreement”) to exchange all of their Matrix Preferred Interests for shares of the Parent’s Series B Preferred Stock (the “Preferred Exchange”) concurrently with consummation of the Mergers pursuant to terms of the Preferred Exchange Agreement (the Preferred Exchange Agreement, the LP Exchange Agreements and the Matrix Operator Stock Exchange Agreement are, collectively, the “Exchange Agreements”). Pursuant to the Preferred Exchange Agreement, each $10.00 of Matrix Preferred Interests (based on adjusted capital accounts of the holders) outstanding immediately prior to the Matrix Merger Effective Time shall be exchanged for one validly issued, fully paid and nonassessable share of Series B Preferred Stock of Parent (the “Preferred Exchange Consideration”).
Section 3.04 Registration of Parent Common Stock.  In addition to other conditions to closing of the Mergers set forth in ARTICLE VIII of this Agreement, as a condition to closing the Mergers, the shares of Parent Common Stock to be issued as the Royale Merger Consideration, the Matrix Merger Consideration, the Matrix LP Exchange Consideration and the Matrix Operator Stock Exchange Consideration and the shares of the Series B Preferred Stock to be issued as the Preferred Exchange Consideration (collectively, the “Capital Stock Consideration”) shall be subject to the following conditions:
(a) Parent Common Stock Registered with SEC. All of the Capital Stock Consideration shall be registered with the SEC pursuant to a registration statement on Form S-4 under the Securities Act filed by Royale on behalf of Parent, with respect to the transactions contemplated hereby (the “Registration Statement”) and applicable filings pursuant to the Exchange Act, including the filing with the SEC of Royale’s proxy statement relating to a special meeting of the Royale shareholders to consider and vote on this Agreement and the transactions contemplated hereby (the “Proxy Statement/Prospectus”), and the Registration Statement shall be declared effective under the Securities Act, and no stop order suspending the effectiveness of the Registration Statement shall have been issued by the SEC and no proceeding for that purpose shall have been initiated by the SEC and not concluded or withdrawn at the time of closing.
(b) Application to List Parent Common Stock on National Securities Exchange.  Within thirty (30) days after initially filing the Registration Statement with the SEC, Royale shall cause Parent to file an application for listing (or re-listing, as applicable) with a national securities exchange which application shall be reasonably acceptable to Matrix.  The Parties will use their commercially reasonable best efforts to cause the Capital Stock Consideration to have been approved for listing and trading on such national securities exchange, provided, that such approval shall not be a condition to Closing.

Section 3.05 Exchange of Certificates by Royale Stockholders.
(a) Appointment of Exchange Agent; Deposit of Certificates.  Prior to the Royale Merger Effective Time, Parent shall appoint an agent, reasonably satisfactory to both Royale and Matrix, to act as exchange agent (the “Exchange Agent”) for the exchange of stock certificates representing the Merger Consideration upon surrender of certificates representing shares of Royale Common Stock (the “Royale Certificates”) or, with respect to uncertificated shares, such other evidence of ownership as the Exchange Agent or Parent may reasonably request.  At or prior to the Royale Merger Effective Time, Parent shall deposit or cause to be deposited with the Exchange Agent in trust for the benefit of Royale Stockholders certificates representing the shares of Parent Common Stock (or make appropriate alternative arrangements if uncertificated shares of Parent Common Stock represented by a book entry will be issued) sufficient to exchange upon the surrender of Royale Certificates, together with a properly completed form of letter of transmittal, as hereinafter provided.
(b) Letter of Transmittal; Surrender of Royale Certificates.  Promptly after the Royale Merger Effective Time, Parent shall cause the Exchange Agent to mail to each Person who was a record holder of shares of Royale Common Stock as of the Royale Merger Effective Time, and whose shares were converted into the Merger Consideration pursuant to Section 3.01, a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to Royale Certificates shall pass, only upon proper delivery of Royale Certificates to the Exchange Agent, and which shall be in such form and shall have such other customary provisions as Parent may reasonably specify) and instructions for use in effecting the surrender of Royale Certificates in exchange for stock certificates representing the Merger Consideration. Upon surrender to the Exchange Agent of a Royale Certificate or, with respect to uncertificated shares of Royale Common Stock, such other evidence of ownership as the Exchange Agent or Parent may reasonably request, together with such letter of transmittal duly executed and such other documents as may be reasonably required by the Exchange Agent, the record holder of such shares of Royale Common Stock shall receive, in exchange therefor, certificates representing the shares of Parent Common Stock or, if shares of Parent Common Stock represented by a book entry only will be issued, appropriate alternative arrangements for the issuance of such shares shall be made, and such Royale Certificate shall forthwith be canceled.  If delivery of the certificates representing Parent Common Stock is to be made to a Person other than the Person in whose name the Royale Certificate surrendered is registered, or if uncertificated shares represented by a book entry will be issued to such other Person in exchange for such Royale Certificates, it shall be a condition of exchange that the Royale Certificate so surrendered be properly endorsed or otherwise be in proper form for transfer and that the Person requesting such exchange pay any transfer or other Taxes required by reason of the transfer or payment of the Merger Consideration to a Person other than the registered holder of the Royale Certificate surrendered, or establish to the satisfaction of Parent that such Tax has been paid or is not applicable. In accordance with the Bylaws of Royale and Parent, Parent shall be entitled to treat the registered owner of all of the shares of Royale Common Stock as the owner thereof, and after the Royale Merger Effective Time, as the owner of the Merger Consideration, for all purposes, until Royale Certificates representing such shares (and such Merger Consideration) have been surrendered by the registered owner thereof in accordance with the provisions of this Section 3.05 (other than Royale Certificates representing Excluded Shares and other than Royale Certificates representing Dissenting Shares).

(c) Royale Stock Ledger Closed.  At the close of business on the day of the Royale Merger Effective Time, the stock ledger of Royale shall be closed.  From and after the Royale Merger Effective Time, there shall be no registration of transfers of shares of Royale Common Stock which were outstanding immediately prior to the Royale Merger Effective Time on the stock transfer books of the Surviving Company. From and after the Royale Merger Effective Time, the holders of shares of Royale Common Stock outstanding immediately prior to the Royale Merger Effective Time shall cease to have any rights with respect to such shares of Royale Common Stock except as otherwise provided in this Agreement or by applicable Law, and instead shall be owners of the Merger Consideration. If, after the Royale Merger Effective Time, Royale Certificates are presented to Parent or the Surviving Company for any reason, such Royale Certificates shall be cancelled and exchanged as provided in this Section 3.05.
(d) Lost or Stolen Certificates.  If any Royale Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Royale Certificate to be lost, stolen or destroyed and, if reasonably required by Parent, the posting by such Person of a bond, in such reasonable amount as Parent may direct, as indemnity against any claim that may be made against it with respect to such Royale Certificate, the Exchange Agent will deliver, in exchange for such lost, stolen or destroyed Royale Certificate, certificates representing the shares of Parent Common Stock (or make appropriate alternative arrangements if uncertificated shares of Parent Common Stock represented by a book entry will be issued) as contemplated by this Section 3.05.
(e) Fractional Shares.  If the aggregate number of shares of Parent Common Stock to which a Royale Stockholder would otherwise be entitled under this Agreement would include a fractional share of Parent Common Stock, then the number of shares of Parent Common Stock that such Royale Stockholder is entitled to receive will be (i) if equal to or greater than one-half (0.5), rounded up to the next whole applicable share, and (ii) if less than one-half (0.5), rounded down to the next whole applicable share, and such Royale Stockholder will not receive cash or any other compensation in lieu of such fractional share of Parent Common Stock.
(f) Return of Royale Certificates by Exchange Agent.  At any time after 180 days after the Royale Merger Effective Time, Parent shall be entitled to require the Exchange Agent to return certificates representing the Merger Consideration which had been deposited by Royale or Parent, as the case may be, with the Exchange Agent and not exchanged for Royale Certificates. Thereafter, former holders of shares of Royale Common Stock shall look only to Parent for stock certificates representing the Merger Consideration in exchange for Royale Certificates.
(g) Deductions and Withholding.  As required by applicable Law, Parent and the Exchange Agent shall be entitled to deduct and withhold from the Merger Consideration otherwise payable to a holder of shares of Royale Common Stock pursuant to this Agreement such amounts as may be required to be deducted and withheld with respect to the making of such payment under the IRC, or under any provision of state, local or foreign Tax Law.  To the extent amounts are so withheld and paid over to the appropriate taxing authority, the withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

(h) Proportional Adjustments Following Certain Events.  If, between the date of this Agreement and the Royale Merger Effective Time, the shares of Parent Common Stock shall be changed or proposed to be changed into a different number or class of shares by reason of the occurrence of or record date with respect to any reclassification, recapitalization, split-up, combination, exchange of shares or similar readjustment, in any such case within such period, or a stock dividend thereon shall be declared with a record date within such period, appropriate adjustments shall be made to the Royale Merger Consideration.
Section 3.06 Exchange of Certificates by Matrix Stockholders.  Appointment of Exchange Agent; Deposit of Certificates.  Prior to the Matrix Merger Effective Time, Parent shall appoint the Exchange Agent to act as exchange agent for the exchange of stock certificates representing the Merger Consideration upon surrender of certificates representing shares of Matrix Common Stock (the “Matrix Certificates”) or, with respect to uncertificated shares, such other evidence of ownership as the Exchange Agent or Parent may reasonably request.  At or prior to the Matrix Merger Effective Time, Parent shall deposit or cause to be deposited with the Exchange Agent in trust for the benefit of Matrix Stockholders certificates representing the shares of Parent Common Stock (or make appropriate alternative arrangements if uncertificated shares of Parent Common Stock represented by a book entry will be issued), sufficient, in each case, to exchange upon the surrender of Matrix Certificates, together with a properly completed form of letter of transmittal, as hereinafter provided.
(b) Letter of Transmittal; Surrender of Matrix Certificates. Promptly after the Matrix Merger Effective Time, Parent shall cause the Exchange Agent to mail to each Person who was a record holder as of the Matrix Merger Effective Time of shares of Matrix Common Stock, and whose shares were converted into the Merger Consideration pursuant to Section 3.02, a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to Matrix Certificates shall pass, only upon proper delivery of Matrix Certificates to the Exchange Agent, and which shall be in such form and shall have such other customary provisions as Parent may reasonably specify) and instructions for use in effecting the surrender of Matrix Certificates in exchange for stock certificates representing the Merger Consideration. Upon surrender to the Exchange Agent of a Matrix Certificate or, with respect to uncertificated shares of Matrix Common Stock, such other evidence of ownership as the Exchange Agent or Parent may reasonably request, together with such letter of transmittal duly executed and such other documents as may be reasonably required by the Exchange Agent, the record holder of such shares of Matrix Common Stock shall receive, in exchange therefor, certificates representing the shares of Parent Common Stock or, if shares of Parent Common Stock represented by a book entry only will be issued, appropriate alternative arrangements for the issuance of such shares shall be made, as applicable, and such Matrix Certificate shall forthwith be canceled.  If delivery of the certificates representing Parent Common Stock is to be made to a Person other than the Person in whose name the Matrix Certificate surrendered is registered, or if uncertificated shares represented by a book entry will be issued to such other Person in exchange for such Matrix Certificates, it shall be a condition of exchange that the Matrix Certificate so surrendered be properly endorsed or otherwise be in proper form for transfer and that the Person requesting such exchange pay any transfer or other Taxes required by reason of the transfer or payment of the Merger Consideration to a Person other than the registered holder of Matrix Certificate surrendered, or establish to the satisfaction of Parent that such Tax has been paid or is not applicable. In accordance with the Bylaws of Parent, Parent shall be entitled to treat the registered owner of all of the shares of Matrix Common Stock as the owner thereof, and after the Matrix Merger Effective Time, as the owner of the Merger Consideration, for all purposes, until Matrix Certificates representing such shares (and such Merger Consideration) have been surrendered by the registered owner thereof in accordance with the provisions of this Section 3.06 (other than Matrix Certificates representing Matrix Excluded Shares and other than Matrix Certificates representing Matrix Dissenting Shares).
(c) Matrix Stock Ledger Closed.  At the close of business on the day of the Matrix Merger Effective Time, the stock ledger of Matrix shall be closed.  From and after the Matrix Merger Effective Time, there shall be no registration of transfers of shares of Matrix Common Stock which were outstanding immediately prior to the Matrix Merger Effective Time on the stock transfer books of the Surviving Company. From and after the Matrix Merger Effective Time, the holders of shares of Matrix Common Stock  outstanding immediately prior to the Matrix Merger Effective Time shall cease to have any rights with respect to such shares of Matrix Common Stock  except as otherwise provided in this Agreement or by applicable Law, and instead shall be owners of the Merger Consideration. If, after the Matrix Merger Effective Time, Matrix Certificates are presented to Parent or the Surviving Company for any reason, such Matrix Certificates shall be cancelled and exchanged as provided in this Section 3.06.
(d) Lost or Stolen Certificates.  If any Matrix Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Matrix Certificate to be lost, stolen or destroyed and, if reasonably required by Parent, the posting by such Person of a bond, in such reasonable amount as Parent may direct, as indemnity against any claim that may be made against it with respect to such Matrix Certificate, the Exchange Agent will deliver, in exchange for such lost, stolen or destroyed Matrix Certificate, certificates representing the shares of Parent Common Stock or make appropriate alternative arrangements if uncertificated shares of Parent Common Stock represented by a book entry will be issued, as applicable, as contemplated by this Section 3.06.
(e) Fractional Shares.  If the aggregate number of shares of Parent Common Stock to which a Matrix Stockholder would otherwise be entitled under this Agreement would include a fractional share of Parent Common Stock, then the number of shares of Parent Common Stock that such Matrix Stockholder is entitled to receive will be (i) if equal to or greater than one-half (0.5), rounded up to the next whole applicable share, and (ii) if less than one-half (0.5), rounded down to the next whole applicable share, and such Matrix Stockholder will not receive cash or any other compensation in lieu of such fractional share of Parent Common Stock.
(f) Return of Matrix Certificates by Exchange Agent. At any time after 180 days after the Matrix Merger Effective Time, Parent shall be entitled to require the Exchange Agent to return certificates representing the Merger Consideration which had been deposited by Matrix or Parent, as the case may be, with the Exchange Agent and not exchanged for Matrix Certificates. Thereafter, former holders of shares of Matrix Common Stock shall look only to Parent for stock certificates representing the Merger Consideration in exchange for Matrix Certificates.
(g) Deductions and Withholding. As required by applicable Law, Parent and the Exchange Agent shall be entitled to deduct and withhold from the Merger Consideration otherwise payable to a holder of shares of Matrix Common Stock pursuant to this Agreement such amounts as may be required to be deducted and withheld with respect to the making of such payment under the IRC, or under any provision of state, local or foreign Tax Law.  To the extent amounts are so withheld and paid over to the appropriate taxing authority, the withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.
(h) Proportional Adjustments Following Certain Events.  If, between the date of this Agreement and the Matrix Merger Effective Time, the shares of Parent Common Stock shall be changed or proposed to be changed into a different number or class of shares by reason of the occurrence of or record date with respect to any reclassification, recapitalization, split-up, combination, exchange of shares or similar readjustment, in any such case within such period, or a stock dividend thereon shall be declared with a record date within such period, appropriate adjustments shall be made to the Merger Consideration.
Section 3.07 Adjustments to Outstanding Options, Warrants and Royale Convertible Notes.
(a) Options and Warrants.    Each option and warrant to purchase shares of Royale Common Stock outstanding immediately prior to the Royale Merger Effective Time shall be converted into the right thereafter to receive, upon the exercise of each such option and warrant, the amount of shares of Common Stock of the Parent to which the holder would have been entitled if, immediately prior to such event, the holder had held the number of shares of Royale Common Stock obtainable upon the exercise of each such option or warrant.
(b) Royale Convertible Notes.   The outstanding principal of each Royale Convertible Note outstanding immediately prior to the Royale Merger Effective Time shall be converted into the right thereafter to receive, upon the conversion of such Royale Convertible Note, the amount of shares of Common Stock of the Parent to which the holder would have been entitled if, immediately prior to such event, the holder had held the number of shares of Royale Common Stock obtainable upon the conversion of such Royale Convertible Note.
ARTICLE IV
Representations and Warranties of Matrix
Except as set forth in the correspondingly numbered Section of the Disclosure Schedules, Matrix represents and warrants to Royale that the statements contained in this ARTICLE IV are true and correct as of the date hereof and after giving effect to the Pre-Closing Debt Exchange and other transactions contemplated in the consent and amendment to the Merger Agreement dated effective as of December 31, 2016.
Section 4.01 Organization and Qualification of Matrix.  Matrix and each of its Subsidiaries and the Matrix LPs is a corporation, limited partnership or other entity duly organized, validly existing and in good standing under the Laws of its state of organization and has the requisite corporate power or entity power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on its business as it has been and is currently conducted. Section 4.01 of the Disclosure Schedules sets forth each jurisdiction in which Matrix and each of its Subsidiaries and each of the Matrix LPs is licensed or qualified to do business, and Matrix and each of its Subsidiaries and each of the Matrix LPs is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business as currently conducted makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not individually or in the aggregate, have a Matrix Material Adverse Effect.
Section 4.02 Authority; Board Approval.  Matrix and each of the Matrix LPs has the requisite corporate power or entity power and authority to enter into and perform its obligations under this Agreement and the Ancillary Documents to which it is a party and, subject to, in the case of the consummation of the Merger by Matrix, adoption of this Agreement by the affirmative vote or consent of holders of two-thirds of the outstanding Shares (“Requisite Matrix Vote”) and to the adoption of the Exchanges pursuant to their terms, to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by Matrix of this Agreement and any Ancillary Document to which it is a party and the consummation by Matrix of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of Matrix and no other corporate proceedings on the part of Matrix and the Matrix LPs are necessary to authorize the execution, delivery and performance of this Agreement or to consummate the Merger and the other transactions contemplated hereby and thereby, subject only, in the case of consummation of the Merger, to the receipt of the Requisite Matrix Vote and the adoption of the Exchanges by the Matrix LP Holders, Matrix Operator Holders, the general partners of each Matrix LP and the holders of the Matrix Preferred Interests pursuant to their terms (collectively, the “Requisite Exchange Approvals”). The Requisite Matrix Vote and the Requisite Exchange Approvals are the only vote or consent of the holders of any class or series of Matrix’s capital stock required to approve and adopt this Agreement and the Ancillary Documents, approve the Merger and consummate the Merger and the other transactions contemplated hereby and thereby. This Agreement has been duly executed and delivered by Matrix, and (assuming due authorization, execution and delivery by each other party hereto) this Agreement constitutes a legal, valid and binding obligation of Matrix enforceable against Matrix in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at Law or in equity). When each Ancillary Document to which Matrix is or will be a party has been duly executed and delivered by Matrix (assuming due authorization, execution and delivery by each other party thereto), such Ancillary Document will constitute a legal and binding obligation of Matrix enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at Law or in equity).
(b) The Matrix Board, by resolutions duly adopted by unanimous vote at a meeting of all directors of Matrix duly called and held and, as of the hereof, not subsequently rescinded or modified in any way, has, as of the date hereof (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, are advisable and in the best interests of, Matrix’s stockholders, (ii) approved and adopted, subject to the terms hereof, the Section 351 Plan, (iii) approved and declared advisable the “agreement of merger” (as such term is used in Section 1101 of the CCC) contained in this Agreement and the transactions contemplated by this Agreement, including the Merger, in accordance with the CCC, (iv) directed that the “agreement of merger” contained in this Agreement be submitted to Matrix’s stockholders for adoption, and (v) resolved to recommend that the stockholders adopt the “agreement of merger” set forth in this Agreement (collectively, the “Matrix Board Recommendation”) and directed that such matter be submitted for consideration of the Stockholders.
Section 4.03 No Conflicts; Consents.  The execution, delivery and performance by Matrix and each of the Matrix LPs of this Agreement and the Ancillary Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the certificate of incorporation, by-laws or other organizational documents of Matrix (collectively, the “Matrix Charter Documents”) or of the Matrix LPs; (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to Matrix and the Matrix LPs; or (c) except as set forth in Section 4.03 of the Disclosure Schedules, require the consent, notice or other action by any Person under any Contract to which Matrix and each of the Matrix LPs is a party, other than, in the case of clauses (b) and (c) of this Section 4.03, such conflicts, violations, breaches, consents, notices or other actions that would not have and would not reasonably be expected to have a Matrix Material Adverse Effect. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Matrix or the Matrix LPs in connection with the execution, delivery and performance of this Agreement and the Ancillary Documents and the consummation of the transactions contemplated hereby and thereby, except, in the case of the Merger, for (i) the filing of the certificate of merger with the Secretary of State of California, (ii) the filing of the certificate of merger with the Secretary of State of Delaware, (iii) the filing of the Registration Statement with the SEC, and (iv) such filings as may be required under the HSR Act.
(a) Capitalization.  The authorized capital stock of Matrix consists of 250,000 shares of common stock, no par value (the “Matrix Shares”), of which 7,085 Matrix Shares are issued and outstanding as of the close of business on the date of this Agreement.
(b) Section 4.04 of the Disclosure Schedules set forth, as of the date hereof, the name of each Person that is the registered owner of any Matrix Shares and the number of Matrix Shares owned by such Person.
(c) Except as disclosed on Section 4.04(c) of the Disclosure Schedules, (i) no subscription, warrant, option, convertible or exchangeable security, or other right (contingent or otherwise) to purchase or otherwise acquire equity securities of Matrix is authorized or outstanding, and (ii) there is no commitment by Matrix to issue shares, subscriptions, warrants, options, convertible or exchangeable securities, or other such rights or to distribute to holders of any of its equity securities any evidence of indebtedness or asset, to repurchase or redeem any securities of Matrix or to grant, extend, accelerate the vesting of, change the price of, or otherwise amend any warrant, option, convertible or exchangeable security or other such right.

There are no declared or accrued unpaid dividends with respect to any shares of Matrix Common Stock.
(d) All issued and outstanding shares of Matrix Common Stock are (i) duly authorized, validly issued, fully paid and non-assessable; (ii) not subject to any preemptive rights created by statute, Matrix Charter Documents or any agreement to which Matrix is a party; and (iii) free of any Encumbrances created by Matrix in respect thereof, other than restrictions as may exist under applicable securities Law and liens in favor of Matrix’s lenders as listed on Section 4.04(d) of the Disclosure Schedules. All issued and outstanding shares of Matrix Common Stock were issued in compliance with applicable Law.
(e) No outstanding Matrix Shares are subject to vesting or forfeiture rights or repurchase by Matrix. There are no outstanding or authorized stock appreciation, dividend equivalent, phantom stock, profit participation or other similar rights with respect to Matrix or any of its securities.
(f) All distributions, dividends, repurchases and redemptions of the capital stock (or other equity interests) of Matrix were undertaken in compliance with the Matrix Charter Documents then in effect, any agreement to which Matrix then was a party and in compliance with applicable Law.
Section 4.05 Subsidiaries.  Section 4.05 of the Disclosure Schedules sets for a list of Persons in which Matrix has or owns any interest in any shares or has an ownership interest.
Section 4.06 Financial Statements.  Complete copies of Matrix’s consolidated audited financial statements consisting of the consolidated balance sheets of Matrix, the Matrix LPs, Matrix Operator, Matrix Pipeline, LP (“Matrix Pipeline”), a California limited partnership and Subsidiary of Matrix Operator as the general partner and Matrix Las Cienegas Limited Partnership as the sole limited partner, and Matrix Royalty, LP, a Texas limited partnership and entity excluded from the transactions contemplated hereby (“Matrix Royalty” and, together with Matrix, the Matrix LPs, Matrix Operator and Matrix Pipeline, the “Matrix Consolidated Entities”), as at December 31, 2015 and 2014, and the related consolidated statements of operations, stockholders’ equity and cash flows for the years then ended (the “Audited Financial Statements”), and unaudited financial statements consisting of the balance sheets of the Matrix Consolidated Entities as at September 30, 2016, and the related statements of income and retained earnings, stockholders’ equity and cash flow for the  six-month period then ended (the “Interim Financial Statements” and together with the Audited Financial Statements, the “Financial Statements”) have been delivered to Royale. The Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the period involved, subject, in the case of the Interim Financial Statements, to normal and recurring year-end adjustments (the effect of which will not be materially adverse) and the absence of notes. The Financial Statements are based on the books and records of the Matrix Consolidated Entities, and present fairly, in all material respects, the financial position of Matrix as of the respective dates they were prepared and the results of the operations of Matrix for the periods indicated. The balance sheet of the Matrix Consolidated Entities as of December 31, 2015, is referred to in this Agreement as the “Balance Sheet” and the date thereof as the “Balance Sheet Date” and the balance sheet of the Matrix Consolidated Entities as of September 30, 2016, is referred to herein as the “Interim Balance Sheet” and the date thereof as the “Interim Balance Sheet Date”. Matrix maintains a standard system of accounting established and administered in accordance with GAAP.
Section 4.07 Undisclosed Liabilities.  Matrix has no liabilities, obligations or commitments of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise (“Liabilities”), except, in the case of Matrix (a)  those which are accrued, adequately reflected or reserved against in the Financial Statements, (b) those which have been incurred in the ordinary course of business consistent with past practice since the Interim Balance Sheet Date, (c) those which would not reasonably be expected, individually or in the aggregate, to have a Matrix Material Adverse Effect, (d) those which have been discharged or paid in full prior to the date hereof in the ordinary course of business, or (e) those which are of a nature not required to be reflected on a balance sheet prepared in accordance with GAAP consistently applied.
Section 4.08 Absence of Certain Changes, Events and Conditions.  Since the Balance Sheet Date, except in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, the business of Matrix and each of its Subsidiaries has been conducted in the ordinary course of business and there has not been or occurred:
(a) any Matrix Material Adverse Effect or any event, condition, change or effect that could reasonably be expected to have, individually or in the aggregate, a Matrix Material Adverse Effect; or
(b) except as disclosed on Section 4.08 of the Disclosure Schedules, any event, condition, action or effect that, if taken during the period from the date of this Agreement through the Matrix Merger Effective Time, would constitute a breach of Section 6.01.
Section 4.09 Material Contracts.  Section 4.09 of the Disclosure Schedules sets forth a list of all Material Contracts to which Matrix and each Matrix LP is party as of the date hereof, including the name of the parties thereto, the date of each such Material Contract and each amendment thereto.  All Material Contracts of Matrix and each Matrix LP are valid, enforceable and in full force and effect, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at Law or in equity).  Other than as described in Section 4.09 of the Disclosure Schedules, Matrix and each of the Matrix LPs is not, and Matrix has no Knowledge that any other party thereto is,  in material default under any such Material Contract, no material payments or other obligations are past due except for amounts being contested in good faith, and no circumstance exists that, with notice, the passage of time or both, would constitute a default under any Material Contract of Matrix by Matrix or each of the Matrix LPs by Matrix or the Matrix LPs or, to the Knowledge of Matrix, by any other party thereto.  Matrix has not received any written notice of a default, alleged failure to perform or any offset or counterclaim with respect to any Material Contract of Matrix that has not been fully remedied and withdrawn.

Section 4.10 Properties and Assets.  Except as would not reasonably be expected to have a Matrix Material Adverse Effect, Matrix or a Subsidiary of Matrix and the Matrix LPs each respectively owns and has either good and valid title in fee or a valid leasehold interest, Right of Way (defined below) or other rights to the land, mineral and other subsurface rights, buildings, structures and other improvements thereon and fixtures thereto necessary to permit it to conduct its business as currently conducted, in each case free and clear of all liens (except in all cases for Permitted Liens).  Except as would not reasonably be expected to have a Matrix Material Effect, all leases, Rights of Way or other agreements under which Matrix or any of its Subsidiaries or the Matrix LPs lease, access or use any real property are valid, binding and are in force and effect against Matrix or any of its Subsidiaries or the Matrix LPs and, to the Knowledge of Matrix, the counterparties thereto, in accordance with their respective terms, and neither Matrix nor any of its Subsidiaries or the Matrix LPs are in default under any such leases, Rights of Way or other agreements.
(b) Each of Matrix and its Subsidiaries and the Matrix LPs has such consents, easements, rights of way, permits and licenses (collectively, “Rights of Way”) from each person as are sufficient to conduct its business as currently conducted, except for such Rights of Way the absence of which have not had and would not reasonably be expected to have a Matrix Material Adverse Effect.  Each of Matrix and its Subsidiaries and the Matrix LPs has fulfilled and performed all its obligations with respect to such Rights of Way and conducts their business in a manner that does not violate any of the Rights of Way, and no event has occurred that allows, or after notice or lapse of time would allow, revocation or termination thereof or would result in any impairment of the rights of the holder of any such Rights of Way, except for such revocations, terminations and impairments that have not had and would not reasonably be expected to have a Matrix Material Adverse Effect.  All pipelines owned or operated by Matrix Operator, Matrix and its Subsidiaries and the Matrix LPs are subject to Rights of Way, there are no encroachments or other encumbrances on the Rights of Way that affect the use thereof and there are no gaps (including any gap arising as a result of any breach by Matrix Operator, Matrix or any of its Subsidiaries or the Matrix LPs of the terms of any Rights of Way) in the Rights of Way other than gaps that would not have and would not reasonably be expected to have a Matrix Material Adverse Effect.
(c)
(i) Except as would not reasonably be expected to have a Matrix Material Adverse Effect, Matrix and its Subsidiaries and the Matrix LPs, as applicable, have defensible title to all of the Matrix Interests forming the basis for the reserves reflected in the Audited Financial Statements except for such Matrix Interests sold, used, farmed out or otherwise disposed of since December 31, 2015, in the ordinary course of business and the Matrix Interests owned by Matrix Royalty, free and clear of all liens and Production Burdens other than Production Burdens not yet earned, due or payable and Permitted Liens (other than Production Burdens).  Except as would not reasonably be expected to have a Matrix Material Adverse Effect or as set forth on Section 4.10(c)(i) of the Disclosure Schedules, (i) none of the proceeds from the sale of Hydrocarbons produced from the Matrix Interests in any producing well are being held in suspense for any reason, and (ii) there are no calls on production or, preferential rights to purchase

Hydrocarbons and neither Matrix nor any of its Subsidiaries is obligated to deliver Hydrocarbons or proceeds from the sale thereof at a future point in time without receiving payment therefor at or after the time of delivery (other than gas balancing arrangements), except for the rights of any lessor to take free gas under the terms of any applicable lease for its use on the lands covered by such lease.  Except as would not reasonably be expected to have a Matrix Material Adverse Effect, Matrix and each applicable Subsidiary and the Matrix LPs (A) are in compliance with all valuation agreements, and settlement agreements with respect to Production Burdens, and (B) have paid or will cause to be paid when due all Production Burdens with respect to the Matrix Interests and each other royalty, Tax or similar payment, except for such amounts that are being held in suspense as permitted pursuant to applicable Law or the terms of the applicable Contract or as reserved against in the Financial Statements.
(ii) All of the wells owned, leased, operated or used by Matrix and its Subsidiaries and the Matrix LPs and all water, carbon dioxide or injection wells located on any property owned, leased, operated or used by Matrix and its Subsidiaries or otherwise associated with the Matrix Interests have been drilled, completed and operated within the limits permitted by the applicable Contract granting such rights and applicable Law, and all drilling and completion (and plugging and abandonment) of such wells and all related development, production and other operations have been conducted in compliance with all applicable Laws except, in each case, as would not reasonably be expected to have a Matrix Material Adverse Effect.  No well owned, leased, operated or used by Matrix or any of its Subsidiaries are subject to material penalties on allowables because of overproduction or violation of any applicable Law.
(iii) All Matrix Interests operated by Matrix and its Subsidiaries and the Matrix LPs have been operated in accordance with reasonable, prudent field practices and in compliance with the applicable Contracts, except where the failure to so operate would not reasonably be expected to have a Matrix Material Adverse Effect. None of the Interests of Matrix or its Subsidiaries is subject to any preferential purchase, consent or similar right that would become operative as a result of the Transactions, except for any such preferential purchase, consent or similar rights that would not reasonably be expected to have a Matrix Material Adverse Effect.  Except as set forth on Section 4.10(c) of Disclosure Schedules, none of the Matrix Interests are subject to any Tax partnership agreement or provisions requiring a partnership income Tax Return.
(d) There are no material inaccuracies in the Summary Projection of Reserves and Revenues as of March 31, 2016, of Matrix, with run date June 10, 2016, a correct and complete copy of which Matrix has made available to Royale prior to the date of this Agreement.
(e) Except as set forth on Section 4.10(e) of the Disclosure Schedules, Matrix is not engaged in any oil, natural gas or other futures or option trading in respect of which it has any material future liability, nor is it a party to any price swaps, hedges, futures or similar instruments.  Section 4.10(e) of the Disclosure Schedules sets forth obligations of Matrix for the delivery of Hydrocarbons attributable to any of the Matrix Interests in the future on account of prepayment, advance payment, take-or-pay or similar obligations without then or thereafter being entitled to receive full value therefor.  Except as set forth on Section 4.10(e) of the Disclosure Schedules, as of the date hereof, Matrix is not bound by futures, hedge, swap, collar, put, call, floor, cap, option or other Contracts that are intended to benefit from, relate to or reduce or eliminate the risk of fluctuations in the price of commodities, including Hydrocarbons, or securities.
(f) Except as provided in Section 4.10(f) of the Disclosure Schedules, there are no mandatory drilling or completion obligations and there are no pending or, to the Knowledge of Matrix, expected proposals or elections for drilling, completing, recompleting, reworking, facilities or similar activities that would require such commitment on behalf of Matrix or any of its Subsidiaries or the Matrix LPs within one year of the Matrix Merger Effective Time in any of the Matrix Interests or any of the contracts governing any of the Matrix Interests.
(g) Except as set forth on Section 4.10(g) of the Disclosure Schedules, none of the Contracts in respect of gathering, processing, storage or transportation of the production of Hydrocarbons from the Matrix Interests contain any minimum volume or throughput provisions or require Matrix or any of its Subsidiaries to pay for services regardless of whether Matrix or any of its Subsidiaries delivers such production for use of the services provided for under any such Contract.
(h) Except as set forth in Section 4.10(h) of the Disclosure Schedules, none of the Contracts relating to the Matrix Interests (including all oil, gas and mineral leases and similar Contracts) contain any provision (i) requiring the lessee to pay royalties on hedges, (ii) causing the oil, gas or mineral lease or contract to terminate without advance notice and the opportunity to cure resulting in a loss, in whole or in part, of any of the Matrix Interests for lessee’s failure to pay royalties or for lessee’s breach of any covenant thereunder, (iii) requiring lessor’s consent to the consummation of the transactions of the type contemplated under this Agreement, or (iv) is expected to result in a mandatory payment or expenditure not otherwise disclosed in Section 4.10(g) of the Disclosure Schedules.
Section 4.11 Intellectual Property.  Section 4.11(a) of the Disclosure Schedules lists all (i) Matrix IP Registrations. All required filings and fees related to Matrix IP Registrations have been timely filed with and paid to the relevant Governmental Authorities and authorized registrars, and all Matrix IP Registrations are otherwise in good standing, except as would not reasonably be expected to have a Matrix Material Adverse Effect.
(b) The consummation of the transactions contemplated hereunder will not result in the loss or impairment of or payment of any additional amounts with respect to, nor require the consent of any other Person in respect of, Matrix’s right to own, use or hold for use any material Intellectual Property as owned, used or held for use in the conduct of Matrix’s business or operations as currently conducted.
(c) Matrix’s rights in Matrix Intellectual Property are valid, subsisting and enforceable, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at Law or in equity) and except as would not reasonably be expected to have a Matrix Material Adverse Effect. Matrix has taken all commercially reasonable steps to maintain Matrix Intellectual

Property and to protect and preserve the confidentiality of all material trade secrets included in the Matrix Intellectual Property, except as would not reasonably be expected to have a Matrix Material Adverse Effect.
(d) To the Knowledge of Matrix, the conduct of Matrix’s business as currently and formerly conducted does not infringe, misappropriate or otherwise violate the Intellectual Property or other rights of any Person, except as would not reasonably be expected to have a Matrix Material Adverse Effect. To the Knowledge of Matrix, no Person is currently infringing, misappropriating, diluting or otherwise violating, any Matrix Intellectual Property in a way as would be expect to have a Matrix Material Adverse Effect.
(e) There are no Actions (including any oppositions, interferences or re-examinations) pending or, to the Knowledge of Matrix, threatened: (i) alleging any infringement, misappropriation, dilution or violation of the Intellectual Property of any Person by Matrix; (ii) challenging the validity, enforceability, registrability or ownership of any Matrix Intellectual Property or Matrix’s rights with respect to any Matrix Intellectual Property; or (iii) by Matrix or any other Person alleging any infringement, misappropriation, dilution or violation by any Person of Matrix Intellectual Property.  Matrix is not subject to any outstanding Governmental Order (including any motion or petition therefor) that does or would restrict or impair the use of any material Matrix Intellectual Property.
Section 4.12 Reserved.
Section 4.13 Reserved.
Section 4.14 Reserved.
Section 4.15 Insurance.  Section 4.15 of the Disclosure Schedules sets forth a true and complete list of all current policies or binders of fire, liability, product liability, umbrella liability, real and personal property, workers’ compensation, vehicular, directors and officers’ liability, fiduciary liability and other casualty and property insurance maintained by Matrix and relating to the assets, business, operations, employees, officers and directors of Matrix (collectively, the “Matrix Insurance Policies”) and true and complete copies of such Insurance Policies have been made available to Royale. The Matrix Insurance Policies are in full force and effect with respect to the period covered. Matrix has not received any written notice of cancellation of or materially adverse alteration of coverage under, any of such Matrix Insurance Policies. All premiums or installment payments of premiums due on such Matrix Insurance Policies have either been paid or, if due and payable prior to Closing, will be paid prior to Closing in accordance with the payment terms of each Insurance Policy. All such Matrix Insurance Policies are valid and binding in accordance with their terms. Except as set forth on Section 4.15 of the Disclosure Schedules, there are no material claims related to the business of Matrix pending under any such Insurance Policies as to which coverage has been questioned, denied or disputed or in respect of which there is an outstanding reservation of rights. Matrix is not in material default under, and has not otherwise failed to comply with, in any material respect, any provision contained in any such Matrix Insurance Policy.

Section 4.16 Legal Proceedings; Governmental Orders.  Except as set forth in Section 4.16(a) of the Disclosure Schedules, there are no Actions pending or, to Matrix’s Knowledge, threatened (a) against or by Matrix and the Matrix LPs affecting any of its properties or assets; or (b) against or by Matrix and the Matrix LPs that challenges or seeks to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. No event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Action.
(b) Except as set forth in Section 4.16(b) of the Disclosure Schedules, there are no outstanding Governmental Orders and no unsatisfied judgments, penalties or awards against or affecting Matrix and the Matrix LPs or any of their properties or assets. Matrix is in compliance with the terms of each Governmental Order set forth in Section 4.16(b) of the Disclosure Schedules. No event has occurred or circumstances exist that may constitute or result in (with or without notice or lapse of time) a violation of any such Governmental Order.
Section 4.17 Compliance With Laws; Permits.  Except as set forth in Section 4.17(a) of the Disclosure Schedules, Matrix and each of the Matrix LPs has complied, and is now complying, with all Laws applicable to it or its business, properties or assets, in each case, except as would not reasonably be expected to have a Matrix Material Adverse Effect.
(b) All material Permits required for Matrix and each of the Matrix LPs to conduct its business have been obtained by it and are valid and in full force and effect. Matrix is in compliance, in all material respects, with the terms of such material Permits. No event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension, lapse or limitation of any material Permit, except as would not reasonably be expected to have a Matrix Material Adverse Effect.
Section 4.18 Environmental Laws.  Matrix and its Subsidiaries and the Matrix LPs (i) are in compliance with all Environmental Laws, (ii) have received all permits, licenses or other approvals required of them under applicable Environmental Laws to conduct their respective businesses and (iii) are in compliance with all terms and conditions of any such permit, license or approval where, in each of the foregoing clauses (i), (ii) and (iii), the failure to so comply could be reasonably expected to have, individually or in the aggregate, a Matrix Material Adverse Effect.
Section 4.19 Employee Benefit Matters.  Section 4.19 of the Disclosure Schedules lists each Employee Benefit Plan that Matrix or any ERISA Affiliate maintains or to which Matrix or any ERISA Affiliate contributes or is a participating employer (collectively, the “Matrix Benefit Plans”).  With respect to each Matrix Benefit Plan, Matrix has delivered to Royale true and complete copies of all plan documents and summary plan descriptions, the most recent determination letter (or opinion letter) received from the Internal Revenue Service, the most recent Form 5500 Annual Reports, and all related trust agreements associated with such Matrix Benefit Plan.
(a) Each Matrix Benefit Plan (and each related trust, insurance contract or fund) has been administered and operated in material compliance with the terms of the applicable controlling documents and with the applicable provisions of ERISA, the IRC and all other Applicable Laws, except as would not reasonably be expected to have a Matrix Material Adverse

Effect.  Each Matrix Benefit Plan (including any material amendments thereto) that is capable of approval by, or registration for or qualification for special tax status with, the appropriate taxation, social security or supervisory authorities in the relevant jurisdiction has received such approval, registration or qualification or there remains a period of time in which to obtain such approval, registration or qualification retroactive to the date of any material amendment that has not previously received such approval, registration or qualification.
(b) Except as would not reasonably be expected to have a Matrix Material Adverse Effect, all required reports, descriptions and disclosures have been filed or distributed appropriately and in accordance with applicable Law with respect to each Matrix Benefit Plan.  The requirements of Part 6 of Subtitle B of Title I of ERISA and of Section 4980B of the IRC have been met with respect to each Matrix Benefit Plan that is a group health plan.
(c) All contributions (including all employer contributions and employee salary reduction contributions) that are due and owing have been paid to each Matrix Benefit Plan (or related trust or held in the general assets of Matrix or one or more ERISA Affiliates or accrued, as appropriate), and all contributions for any period ending on or before the Closing Date that are not yet due have been paid to each Matrix Benefit Plan or accrued in accordance with the past custom and practice of Matrix and the ERISA Affiliates.  All premiums or other payments for all periods ending on or before the Closing Date have been paid with respect to each Matrix Benefit Plan that is an Employee Welfare Benefit Plan.
(d) Each Matrix Benefit Plan that is an Employee Pension Benefit Plan and that is intended to meet the requirements of a “qualified plan” under Section 401(a) of the IRC meets such requirements and has either received or applied for (or has time remaining to apply for) a favorable determination letter (or, in the case of a prototype plan, an opinion letter) from the Internal Revenue Service within the applicable remedial amendment periods.
(e) No Matrix Benefit Plan, or Employee Benefit Plan maintained, sponsored or contributed to by Matrix or any ERISA Affiliate in the six year period preceding the Closing Date is or has been subject to the minimum funding requirements of Section 412 of the IRC or subject to Title IV of ERISA.
(f) None of the Matrix Benefit Plans promises or provides retiree medical, health or life insurance or other welfare type benefits for current or future retired or terminated employees, their spouses or their dependents (other than in accordance with Section 4980B of the IRC) that cannot be unilaterally terminated by Matrix or an ERISA Affiliate.
(g) Each Matrix Benefit Plan has been administered in accordance with its terms, except as would not reasonably be expected to have a Matrix Material Adverse Effect.  Neither Matrix nor any ERISA Affiliate has entered into any agreement, arrangement or understanding, whether written or oral, with any trade union, works council or other employee representative body or any number or category of its employees that would prevent, restrict or impede the implementation of any layoff, redundancy, severance or similar program within its or their respective workforces (or any part of them).

(h) There are no unresolved claims or disputes under the terms of, or in connection with, any Matrix Benefit Plan (other than routine undisputed claims for benefits), and no action, legal or otherwise, has been commenced with respect to any such claim or dispute, except, in each case, as would not reasonably be expected to have a Matrix Material Adverse Effect.
(i) With respect to each Matrix Benefit Plan that Matrix or any ERISA Affiliate maintains or to which any of them contributes:
(i) To the Knowledge of Matrix, there have been no “prohibited transaction,” as such term is defined in Section 406 of ERISA or Section 4975 of the IRC, with respect to any such Matrix Benefit Plan that would subject Matrix or any ERISA Affiliate to a tax or penalty imposed pursuant to Section 4975 of the IRC or Section 502(c), (i) or (l) of ERISA.
(ii) Neither Matrix nor, to the Knowledge of Matrix, any ERISA Affiliate (by way of indemnification, directly or otherwise) has any liability or penalty under Sections 4976 through 4980 of the IRC or Title I of ERISA with respect to any Matrix Benefit Plan.
(iii) No action, suit, proceeding, hearing or investigation with respect to the administration or the investment of the assets of any Matrix Benefit Plan (other than routine claims for benefits) is pending or, to the Knowledge of Matrix, threatened, and to the Knowledge of Matrix, there is no basis for any such action, suit, proceeding, hearing or investigation, except, in each case, as would not reasonably be expected to have a Matrix Material Adverse Effect.
(j) Neither the execution and delivery of this Agreement or any other Transaction Document to which Matrix is a party nor the Merger will (i) result in any payment (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any officer, director or employee of Matrix; (ii) materially increase any benefits otherwise payable by Matrix; or (iii) result in the acceleration of the time of payment or vesting of any such benefits.
(k) No Matrix Benefit Plan is funded with or allows for payments or distributions in any employer security of Matrix, including, but not limited to, employer securities as defined in Section 407(d)(1) of ERISA, or employer real property as defined in Section 407(d)(2) or ERISA.
(l) For purposes of this Agreement, the following terms will have the respective meanings indicated below:
(i) “Employee Benefit Plan” means, with respect to any Person, the following, whether written or oral:  (A) any nonqualified deferred compensation or retirement plan or arrangement that is an Employee Pension Benefit Plan, (B) any qualified defined contribution retirement plan or arrangement that is an Employee Pension Benefit Plan, (C) any qualified defined benefit retirement plan or arrangement that is an Employee Pension Benefit Plan, (D) any Employee Welfare Benefit Plan or fringe benefit plan or program, or (E) any profit sharing, bonus, stock option, stock purchase, severance or incentive plan, agreement or arrangement that is sponsored, maintained or contributed to by such Person or any ERISA Affiliate of such Person for the benefit of the employees, former employees, independent contractors or agents of such Person or any ERISA Affiliate or has been so sponsored, maintained or contributed to at any time prior to the Closing Date.
(ii) “Employee Pension Benefit Plan” has the meaning set forth in Section 3(2) of ERISA.
(iii) “Employee Welfare Benefit Plan” has the meaning set forth in Section 3(1) of ERISA.
Section 4.20 Employment Matters.
(a) Section 4.20(a) of the Disclosure Schedules contains a list of all persons who are employees of Matrix as of the date hereof, including any employee who is on a leave of absence of any nature, paid or unpaid, authorized or unauthorized, and sets forth for each such individual the following: (i) name; (ii) title or position (including whether full or part time); (iii) hire date; (iv) current annual base compensation rate; (v) commission, bonus or other incentive-based compensation; and (vi) a description of the fringe benefits provided to each such individual as of the date hereof.
(b) Except as set forth in Section 4.20(b) of the Disclosure Schedules, Matrix is not, and has not been for the past three (3) years, a party to, bound by, or negotiating any collective bargaining agreement or other Contract with a union, works council or labor organization (collectively, “Union”), and there is not, and has not been for the past three (3) years, any Union representing or purporting to represent any employee of Matrix, and, to Matrix’s Knowledge, no Union or group of employees is seeking to organize employees for the purpose of collective bargaining. Except as set forth in Section 4.20(b) of the Disclosure Schedules, to the Knowledge of Matrix, there has been no threat of  any strike, slowdown, work stoppage, lockout, concerted refusal to work overtime or other similar labor disruption or dispute affecting Matrix or any of its employees.
(c) Except as would not reasonably be expected to have a Matrix Material Adverse Effect, Matrix is in compliance with all applicable Laws pertaining to employment and employment practices to the extent they relate to employees of Matrix, including all Laws relating to labor relations, equal employment opportunities, fair employment practices, employment discrimination, harassment, retaliation, reasonable accommodation, disability rights or benefits, immigration, wages, hours, overtime compensation, child labor, hiring, promotion and termination of employees, working conditions, meal and break periods, privacy, health and safety, workers’ compensation, leaves of absence and unemployment insurance. All individuals characterized and treated by Matrix as independent contractors or consultants are properly treated as independent contractors under all applicable Laws, except as would not reasonably be expected to have a Matrix Material Adverse Effect. All employees of Matrix classified as exempt under the Fair Labor Standards Act and state and local wage and hour laws are properly classified, except as would not reasonably be expected to have a Matrix Material Adverse Effect. Except as set forth in Section 4.20(c) of the Disclosure Schedules, there are no Actions against

Matrix pending, or to Matrix’s Knowledge, threatened to be brought or filed, by or with any Governmental Authority or arbitrator in connection with the employment of any current or former applicant, employee, consultant or independent contractor of Matrix, including, without limitation, any claim relating to unfair labor practices, employment discrimination, harassment, retaliation, equal pay, wage and hours or any other employment-related matter arising under applicable Laws.
Section 4.21 Taxes.  Except as set forth in Section 4.21 of the Disclosure Schedules:
(a) All Tax Returns required to be filed on or before the Closing Date by Matrix have been, or will be, timely filed. All Taxes due and owing by Matrix (whether or not shown on any Tax Return) have been, or will be, timely paid.
(b) Matrix has withheld and paid each Tax required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, customer, shareholder or other party, and complied with all information reporting and backup withholding provisions of applicable Law.
(c) No claim has been made by any taxing authority in any jurisdiction where Matrix does not file Tax Returns that it is, or may be, subject to Tax by that jurisdiction.
(d) No extensions or waivers of statutes of limitations have been given or requested with respect to any Taxes of Matrix.
(e) The amount of Matrix’s Liability for unpaid Taxes for all periods ending on or before December 31, 2015, does not, in the aggregate, exceed the amount of accruals for Taxes (excluding any accrual for Taxes with respect to timing differences between financial accounting income and taxable income) reflected on the Financial Statements. The amount of Matrix’s Liability for unpaid Taxes for all periods following the end of the recent period covered by the Financial Statements shall not, in the aggregate, exceed the amount of accruals for Taxes (excluding any accrual for Taxes with respect to timing differences between financial accounting income and taxable income) as adjusted for the passage of time in accordance with the past custom and practice of Matrix (and which accruals shall not exceed comparable amounts incurred in similar periods in prior years).
(f) Section 4.21(f) of the Disclosure Schedules sets forth:
(i) the taxable years of Matrix as to which the applicable statutes of limitations on the assessment and collection of Taxes have not expired;
(ii) those years for which examinations by the taxing authorities have been completed; and
(iii) those taxable years for which examinations by taxing authorities are presently being conducted.

(g) All deficiencies asserted, or assessments made, in writing against Matrix as a result of any examinations by any taxing authority have been fully paid or otherwise finally resolved.
(h) Matrix is not a party to any Action by any taxing authority. There are no pending or threatened Actions by any taxing authority.
(i) Matrix has delivered to Royale copies of all federal, state, local and foreign income, franchise and similar Tax Returns, examination reports, and statements of deficiencies assessed against, or agreed to by, Matrix for all Tax periods ending after January 1, 2014.
(j) There are no Encumbrances for Taxes (other than for current Taxes not yet due and payable) upon the assets of Matrix.
(k) Matrix is not a party to, or bound by, any Tax indemnity, Tax sharing or Tax allocation agreement (other than any agreement entered into in the ordinary course of business with incidental tax provisions, such as loan agreements, leases, and hedging contracts).
(l) No private letter rulings, technical advice memoranda or similar agreement or rulings have been requested, entered into or issued by any taxing authority with respect to Matrix.
(m) Matrix has not been a member of an affiliated, combined, consolidated or unitary Tax group for Tax purposes. Matrix has no Liability for Taxes of any Person (other than Matrix) under Treasury Regulations Section 1.1502-6 (or any corresponding provision of state, local or foreign Law), as transferee or successor, by contract or otherwise.
(n) Matrix will not be required to include any item of income in, or exclude any item or deduction from, taxable income for taxable period or portion thereof ending after the Closing Date as a result of:
(i) any change in a method of accounting under Section 481 of the IRC (or any comparable provision of state, local or foreign Tax Laws), or use of an improper method of accounting, for a taxable period ending on or prior to the Closing Date;
(ii) an installment sale or open transaction occurring on or prior to the Closing Date;
(iii) a prepaid amount received on or before the Closing Date;
(iv) any closing agreement under Section 7121 of the IRC, or similar provision of state, local or foreign Law; or
(v) any election under Section 108(i) of the IRC.
(o) Matrix is a United States real property holding corporation (as defined in Section 897(c)(2) of the IRC.

(p) Matrix has not been a “distributing corporation” or a “controlled corporation” in connection with a distribution described in Section 355 of the IRC.
(q) Matrix is not, and has not been, a party to, or a promoter of, a “reportable transaction” within the meaning of Section 6707A(c)(1) of the IRC and Treasury Regulations Section 1.6011-4(b).
(r) Within the last three (3) years, Matrix has not owned any material assets located outside the United State or conducted a material trade or business outside the United States.
(s) Matrix is not an investment company as defined in Section 351(e)(1) of the IRC.
(t) Matrix is not under the jurisdiction of a court in a title 11 or similar case within the meaning of Sections 351(e)(2) and 368(a)(3)(A) of the IRC.
Section 4.22 Books and Records.  The minute books and stock record books of Matrix, all of which have been made available to Royale, are complete and correct and have been maintained in accordance with sound business practices. The minute books of Matrix contain accurate and complete records of all meetings, and actions taken by written consent of, the Matrix Stockholders, the Matrix Board and any committees of the Matrix Board, and no meeting, or action taken by written consent, of any such Matrix Stockholders, Matrix Board or committee has been held for which minutes have not been prepared and are not contained in such minute books. At the Closing, all of those books and records will be in the possession of Matrix.
Section 4.23 Related Party Transactions.  Section 4.23 of the Disclosure Schedules lists all Contracts between Matrix and any executive officer or director of Matrix or any person owning 5% or more of the Matrix Shares (or any of such person’s immediate family members or Affiliates of such person) or by which any executive officer or director of Matrix or any person owning 5% or more of the Matrix Shares (or any of such person’s immediate family members or Affiliates) has any interest in any property owned by Matrix.
Section 4.24 Brokers.  No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any Ancillary Document based upon arrangements made by or on behalf of Matrix.
Section 4.25 Legal Proceedings.  There are no Actions pending or, to Matrix’s Knowledge, threatened against or by Matrix or any of its Subsidiaries or the Matrix LPs that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. To the Knowledge of Matrix, no event has occurred or circumstances exist that may give rise or serve as a basis for any such Action.
Section 4.26 Proxy Statement.  None of the information with respect to Matrix or the Matrix LPs that Matrix or any of its Representatives furnishes in writing to Royale for use in the Registration Statement, will, at the date the Registration Statement is first mailed to Royale’s stockholders or at the time of the Royale Stockholders Meeting or at the time of any amendment or supplement thereof, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, no representation or warranty is made by Matrix with respect to any other statements made or incorporated by reference in the Registration Statement.
Section 4.27 No Other Representations or Warranties.  Except for the representations and warranties contained in this ARTICLE IV or expressly set forth in any Exchange Agreement, neither Matrix nor any other Person makes any other express or implied representation or warranty on behalf of Matrix or the Matrix LPs or any of its affiliates in connection with this Agreement or the transactions contemplated hereby.
ARTICLE V
Representations and Warranties of the Royale Parties
Except as set forth in the correspondingly numbered Section of the disclosure schedules delivered by Royale to Matrix at or prior to the execution and delivery of this Agreement (the “Royale Disclosure Schedules”) the Royale Parties jointly and severally represent and warrant to Matrix that the statements contained in this ARTICLE V are true and correct as of the date hereof.
Section 5.01 Organization and Qualification of the Royale Parties.  Each Royale Party is a corporation duly organized, validly existing and in good standing under the Laws of its respective state of organization and has the requisite corporate power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on its business as it has been and is currently conducted. Section 5.01 of the Royale Disclosure Schedules sets forth each jurisdiction in which each Royale Party is licensed or qualified to do business, and each Royale Party is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business as currently conducted makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not individually or in the aggregate, have a Royale Material Adverse Effect.
Section 5.02 Authority; Board Approval.  Each Royale Party has the requisite corporate power and authority to enter into and perform its obligations under this Agreement and the Ancillary Documents to which it is a party and, subject to, in the case of the consummation of the Merger, adoption of this Agreement by the affirmative vote or consent of holders of (i) two-thirds of the outstanding Shares of Royale Common Stock, (ii) two-thirds of the outstanding shares of common stock of each of Royale Merger Sub and Matrix Merger Sub, and (iii) a majority of the outstanding shares of common stock of Parent (“Requisite Royale Vote”), to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by the Royale Parties of this Agreement and any Ancillary Document to which they are a party and the consummation by the Royale Parties of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of each Royale Party and no other corporate proceedings on the part of the Royale Parties are necessary to authorize the execution, delivery and performance of this Agreement or to consummate the Merger and the other transactions contemplated hereby and thereby, subject only, in the case of consummation of the Merger, to the receipt of the Requisite Royale Vote. The Requisite Royale Vote is the only vote or consent of the holders of any class or series of Royale’s capital stock required to approve and adopt this Agreement and the Ancillary Documents, approve the Merger and consummate the Merger and the other transactions contemplated hereby and thereby. This Agreement has been duly executed and delivered by the Royale Parties, and (assuming due authorization, execution and delivery by each other party hereto) this Agreement constitutes a legal, valid and binding obligation of the Royale Parties enforceable against each Royale Party in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at Law or in equity). When each Ancillary Document to which each Royale Party is or will be a party has been duly executed and delivered by the Royale Parties (assuming due authorization, execution and delivery by each other party thereto), such Ancillary Document will constitute a legal and binding obligation of each Royale Party enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at Law or in equity).
(b) The respective boards of directors of each Royale Party, by resolutions duly adopted by unanimous vote at a meeting of all directors of each of such corporation duly called and held and not subsequently rescinded or modified in any way, has, as of the date hereof each such corporation has (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, are advisable and in the best interests of the respective stockholders, (ii) approved and adopted, subject to the terms hereof, the Section 351 Plan, (iii) approved and declared advisable the “agreement of merger” (as such term is used in Section 1101 of the CCC) contained in this Agreement and the transactions contemplated by this Agreement to which they are a party, respectively, including the Royale Merger and the Matrix Merger, each in accordance with the CCC, (iv) directed that the “agreement of merger” contained in this Agreement be submitted to its respective stockholders for adoption, and (v) resolved to recommend that its respective stockholders adopt the “agreement of merger” set forth in this Agreement (collectively, the “Royale Board Recommendations”) and directed that such matter be submitted for consideration of the Stockholders.
Section 5.03 No Conflicts; Consents.  The execution, delivery and performance by the Royale Parties of this Agreement and the Ancillary Documents to which each is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the certificate of incorporation, by-laws or other organizational documents of the Royale Parties (collectively, the “Royale Charter Documents”); (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to each Royale Party; or (c) except as set forth in Section 5.03 of the Royale Disclosure Schedules, require the consent, notice or other action by any Person under any Contract to which any Royale Party is a party, other than, in the case of clauses (b) and (c) of this Section 5.03, such conflicts, violations, breaches, consents, notices or other actions that would not have and would not reasonably be expected to have a Royale Material Adverse Effect. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to each

Royale Party in connection with the execution, delivery and performance of this Agreement and the Ancillary Documents and the consummation of the transactions contemplated hereby and thereby, except for (i) the filing of the certificate of merger with the Secretary of State of California, (ii) the filing of the certificate of merger with the Secretary of State of Delaware, (iii) the filing of the Registration Statement with the SEC, and (iv) such filings as may be required under the HSR Act.
Section 5.04 Capitalization.  The authorized Parent Shares consist of 280,000,000 shares of common stock, par value $0.001 per share, and 10,000,000 shares of preferred stock, par value $0.001 per share, of which no Parent Shares are issued and outstanding as of the close of business on the date of this Agreement.
(a) The authorized capital stock of Royale consists of (i) 30,000,000 shares of Royale Common Stock, of which 21,785,182 shares are issued and outstanding as of the close of business on the date of this Agreement, and (ii) 10,000,000 shares of Royale preferred stock, of which no shares are issued and outstanding as of the close of business on the date of this Agreement.
(b) The authorized capital stock of Royale Merger Sub consists of 1,000,000 shares of common stock, no par value (the “Royale Merger Sub Shares”), of which no Royale Merger Sub Shares are issued and outstanding as of the close of business on the date of this Agreement.
(c) The authorized capital stock of Matrix Merger Sub consists of 1,000,000 shares of common stock, no par value (the “Matrix Merger Sub Shares”), of which no Matrix Merger Sub Shares are issued and outstanding as of the close of business on the date of this Agreement.
(d) Section 5.04(e) of the Royale Disclosure Schedules set forth, as of the date hereof, the name of each Person that is the registered owner of any Parent Shares, Royale Stock, Royale Merger Sub Shares, or Matrix Merger Sub Shares and the number of such shares owned by such Person.
(e) Except as set forth in Section 5.04(e) of the Royale Disclosure Schedules, the Royale Parties have not issued any capital stock since its most recently filed periodic report under the Exchange Act.
(f) Except as set forth in Section 5.04(f) of the Royale Disclosure Schedules, (i) no subscription, warrant, option, convertible or exchangeable security, or other right (contingent or otherwise) to purchase or otherwise acquire equity securities of any Royale Party is authorized or outstanding, and (ii) there is no commitment by any Royale Party to issue shares, subscriptions, warrants, options, convertible or exchangeable securities, or other such rights or to distribute to holders of any of its equity securities any evidence of indebtedness or asset, to repurchase or redeem any securities of the Royale Parties or to grant, extend, accelerate the vesting of, change the price of, or otherwise amend any warrant, option, convertible or exchangeable security or other such right. There are no declared or accrued unpaid dividends with respect to any shares of Royale Common Stock.
(g) All issued and outstanding shares of Royale Common Stock, Parent Shares, Royale Merger Sub Shares and Matrix Merger Sub Shares are (i) duly authorized, validly issued,

fully paid and non-assessable; (ii) not subject to any preemptive rights created by statute, Royale Charter Documents or any agreement to which any Royale Party is a party; and (iii) free of any Encumbrances created by any Royale Party in respect thereof, other than restrictions as may exist under applicable securities Law and liens in favor of the Royale Parties’ lenders as listed on Section 5.04(g) of the Royale Disclosure Schedules. All issued and outstanding shares of Royale Common Stock, Parent Shares, Royale Merger Sub Shares and Matrix Merger Sub Shares were issued in compliance with applicable Law.
(h) No outstanding Royale Common Stock, Parent Shares, Royale Merger Sub Shares or Matrix Merger Sub Shares are subject to vesting or forfeiture rights or repurchase by the Royale Parties. There are no outstanding or authorized stock appreciation, dividend equivalent, phantom stock, profit participation or other similar rights with respect to the Royale Parties or any of their securities.
(i) All distributions, dividends, repurchases and redemptions of the capital stock (or other equity interests) of the Royale Parties were undertaken in compliance with the Royale Charter Documents then in effect, any agreement to which any Royale Party was then was a party and in compliance with applicable Law.
Section 5.05 No Prior Operations; No Subsidiaries.  Each of Parent, Matrix Merger Sub and Royale Merger Sub was formed solely for the purpose of effecting the Merger and has not engaged in any business activities or conducted any operations other than in connection with the transactions contemplated hereby.  Other than Parent, Royale Merger Sub and Matrix Merger Sub, the Royale Parties have no Subsidiaries.
Section 5.06 SEC Reports; Financial Statements.  Except as set forth in Section 5.06 of the Royale Disclosure Schedules, Royale has filed all reports, schedules, forms, statements and other documents required to be filed by Royale under the Securities Act and the Exchange Act, including pursuant to Section 13(a) or 15(d) thereof, for the two years preceding the date hereof (the foregoing materials, including the exhibits thereto and documents incorporated by reference therein, being collectively referred to herein as the “SEC Reports”) on a timely basis or has received a valid extension of such time of filing and has filed any such SEC Reports prior to the expiration of any such extension.  As of their respective dates, the SEC Reports complied in all material respects with the requirements of the Securities Act and the Exchange Act, as applicable, and none of the SEC Reports, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.  Royale has never been an issuer subject to Rule 144(i) under the Securities Act. The financial statements of Royale included in the SEC Reports (the “Royale Financial Statements”) comply in all material respects with applicable accounting requirements and the rules and regulations of the Commission with respect thereto as in effect at the time of filing.  Such financial statements have been prepared in accordance with United States generally accepted accounting principles applied on a consistent basis during the periods involved (“GAAP”), except as may be otherwise specified in such financial statements or the notes thereto and except that unaudited financial statements may not contain all footnotes required by GAAP, and present fairly, in all material respects, the financial position of Royale as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal, immaterial, year-end audit adjustments.
Section 5.07 Undisclosed Liabilities.  The Royale Parties have no Liabilities, except (a) those which are accrued, adequately reflected or reserved against in the Royale Financial Statements, (b) those which have been incurred in the ordinary course of business consistent with past practice since September 30, 2016, (c) those which would not reasonably be expected, individually or in the aggregate, to have a Royale Material Adverse Effect, (d) those which have been discharged or paid in full prior to the date hereof in the ordinary course of business, or (e) those which are of a nature not required to be reflected on a balance sheet prepared in accordance with GAAP consistently applied.
Section 5.08 Absence of Certain Changes, Events and Conditions.  Since the Balance Sheet Date, except in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, the business of the Royale Parties has been conducted in the ordinary course of business and there has not been or occurred:
(a) any Royale Material Adverse Effect or any event, condition, change or effect that could reasonably be expected to have, individually or in the aggregate, a Royale Material Adverse Effect; or
(b) except as disclosed on Section 5.08 of the Royale Disclosure Schedules, any event, condition, action or effect that, if taken during the period from the date of this Agreement through the Royale Merger Effective Time, would constitute a breach of Section 6.01.
Section 5.09 Royale Material Contracts.  Section 5.09 of the Royale Disclosure Schedules sets forth a list of all Material Contracts to which each Royale Party is party as of the date hereof, including the name of the parties thereto, the date of each such Material Contract and each amendment thereto.  All Material Contracts of each Royale Party are valid, enforceable and in full force and effect, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at Law or in equity).  Other than as described in Section 5.09 of the Royale Disclosure Schedules, the Royale Parties are not, and have no Knowledge that any other party thereto is,  in material default under any such Material Contract, no material payments or other obligations are past due except for amounts being contested in good faith, and no circumstance exists that, with notice, the passage of time or both, would constitute a default under any Material Contract of each Royale Party by any Royale Party or, to the Knowledge of each Royale Party, by any other party thereto.  The Royale Parties have not received any written notice of a default, alleged failure to perform or any offset or counterclaim with respect to any Material Contract of each Royale Party that has not been fully remedied and withdrawn.
Section 5.10 Properties and Assets.  Except as would not reasonably be expected to have a Royale Material Adverse Effect, the Royale Parties and their Subsidiaries own and have either good and valid title in fee or a valid leasehold interest, Right of Way or other rights to the land, mineral and other subsurface rights, buildings, structures and other improvements thereon and fixtures thereto necessary to permit it to conduct its business as currently conducted, in each case free and clear of all liens (except in all cases for Permitted Liens).  Except as would not reasonably be expected to have a Royale Material Effect, all leases, Rights of Way or other agreements under which any Royale Party or any of their Subsidiaries lease, access or use any real property are valid, binding and are in force and effect against the Royale Parties or any of their Subsidiaries and, to the Knowledge of each Royale Party, the counterparties thereto, in accordance with their respective terms, and neither the Royale Parties nor any of their Subsidiaries are in default under any such leases, Rights of Way or other agreements.
(b) Each Royale Party and its Subsidiaries has such Rights of Way from each person as are sufficient to conduct its business as currently conducted, except for such Rights of Way the absence of which have not had and would not reasonably be expected to have a Royale Material Adverse Effect.  Each Royale Party and its Subsidiaries has fulfilled and performed all its obligations with respect to such Rights of Way and conducts their business in a manner that does not violate any of the Rights of Way, and no event has occurred that allows, or after notice or lapse of time would allow, revocation or termination thereof or would result in any impairment of the rights of the holder of any such Rights of Way, except for such revocations, terminations and impairments that have not had and would not reasonably be expected to have a Royale Material Adverse Effect.  All pipelines owned or operated by the Royale Parties and their Subsidiaries are subject to Rights of Way, there are no encroachments or other encumbrances on the Rights of Way that affect the use thereof and there are no gaps (including any gap arising as a result of any breach by a Royale Party or any of their Subsidiaries of the terms of any Rights of Way) in the Rights of Way other than gaps that would not have and would not reasonably be expected to have a Royale Material Adverse Effect.
(c)
(i) Except as would not reasonably be expected to have a Royale Material Adverse Effect, the Royale Parties and their Subsidiaries, as applicable, have defensible title to all of the Royale Interests forming the basis for the reserves reflected in the Royale Financial Statements except for such Royale Interests sold, used, farmed out or otherwise disposed of since December 31, 2015, in the ordinary course of business, free and clear of all liens and Production Burdens other than Production Burdens not yet earned, due or payable and Permitted Liens (other than Production Burdens).  Except as would not reasonably be expected to have a Royale Material Adverse Effect or as set forth on Section 5.10(c)(i) of the Royale Disclosure Schedules, (i) none of the proceeds from the sale of Hydrocarbons produced from the Royale Interests in any producing well are being held in suspense for any reason, and (ii) there are no calls on production or preferential rights to purchase Hydrocarbons and the Royale Parties nor any of their Subsidiaries are not obligated to deliver Hydrocarbons or proceeds from the sale thereof at a future point in time without receiving payment therefor at or after the time of delivery (other than gas balancing arrangements), except for the rights of any lessor to take free gas under the terms of any applicable lease for its use on the lands covered by such lease.  Except as would not reasonably be expected to have a Royale Material Adverse Effect, the Royale Parties and each applicable Subsidiary (A) are in compliance with all valuation agreements, and settlement agreements with respect to Production Burdens, and (B) have paid or will cause to be paid when due all Production Burdens with respect to the Royale Interests and each other royalty, Tax or similar payment, except for such amounts that are being held in suspense as permitted pursuant to applicable Law or the terms of the applicable Contract or as reserved against in the Royale Financial Statements.
(ii) All of the wells owned, leased, operated or used by the Royale Parties and their Subsidiaries and all water, carbon dioxide or injection wells located on any property owned, leased, operated or used by the Royale Parties and their Subsidiaries or otherwise associated with the Royale Interests have been drilled, completed and operated within the limits permitted by the applicable Contract granting such rights and applicable Law, and all drilling and completion (and plugging and abandonment) of such wells and all related development, production and other operations have been conducted in compliance with all applicable Laws except, in each case, as would not reasonably be expected to have a Royale Material Adverse Effect.  No well owned, leased, operated or used by any Royale Party or any of their Subsidiaries are subject to material penalties on allowables because of overproduction or violation of any applicable Law.
(iii) All Royale Interests operated by the Royale Parties and their Subsidiaries have been operated in accordance with reasonable, prudent field practices and in compliance with the applicable Contracts, except where the failure to so operate would not reasonably be expected to have a Royale Material Adverse Effect.  None of the Interests of the Royale Parties or their Subsidiaries is subject to any preferential purchase, consent or similar right that would become operative as a result of the Transactions, except for any such preferential purchase, consent or similar rights that would not reasonably be expected to have a Royale Material Adverse Effect.  Except as set forth on Section 5.10(c)(iii) of Royale Disclosure Schedules, none of the Royale Interests are subject to any Tax partnership agreement or provisions requiring a partnership income Tax Return.
(d) There are no material inaccuracies in the report of Netherland, Sewell & Associates, Inc. as of December 31, 2015, and dated February 1, 2016.
(e) Except as set forth on Section 5.10(e) of the Royale Disclosure Schedules, no Royale Party is engaged in any oil, natural gas or other futures or option trading in respect of which it has any material future liability, nor is any Royale Party a party to any price swaps, hedges, futures or similar instruments.  Section 5.10(e) of the Royale Disclosure Schedules sets forth obligations of each Royale Party for the delivery of Hydrocarbons attributable to any of the Royale Interests in the future on account of prepayment, advance payment, take-or-pay or similar obligations without then or thereafter being entitled to receive full value therefor.  Except as set forth on Section 5.10(e) of the Royale Disclosure Schedules, as of the date hereof, no Royale Party is bound by futures, hedge, swap, collar, put, call, floor, cap, option or other Contracts that are intended to benefit from, relate to or reduce or eliminate the risk of fluctuations in the price of commodities, including Hydrocarbons, or securities.
(f) Except as provided in Section 5.10(f) of the Royale Disclosure Schedules, there are no mandatory drilling or completion obligations and there are no pending or, to the Knowledge of each Royale Party, expected proposals or elections for drilling, completing, recompleting, reworking, facilities or similar activities that would require such commitment on behalf of the Royale Parties or any of their Subsidiaries within one year of the Royale Merger Effective Time in any of the Royale Interests or any of the contracts governing any of the Royale Interests.
(g) Except as set forth on Section 5.10(g) of the Royale Disclosure Schedules, none of the Contracts in respect of gathering, processing, storage or transportation of the production of Hydrocarbons from the Royale Interests contain any minimum volume or throughput provisions or require the Royale Parties or any of their Subsidiaries to pay for services regardless of whether the Royale Parties or any of their Subsidiaries deliver such production for use of the services provided for under any such Contract.
(h) Except as set forth in Section 5.10(h) of the Royale Disclosure Schedules, none of the Contracts relating to the Royale Interests (including all oil, gas and mineral leases and similar Contracts) contain any provision (i) requiring the lessee to pay royalties on hedges, (ii) causing the oil, gas or mineral lease or contract to terminate without advance notice and the opportunity to cure resulting in a loss, in whole or in part, of any of the Royale Interests for lessee’s failure to pay royalties or for lessee’s breach of any covenant thereunder, (iii) requiring lessor’s consent to the consummation of the transactions of the type contemplated under this Agreement, or (iv) is expected to result in a mandatory payment or expenditure not otherwise disclosed in Section 4.10(g) of the Royale Disclosure Schedules.
Section 5.11 Intellectual Property.  Section 5.11(a) of the Royale Disclosure Schedules lists all (i) Royale IP Registrations. All required filings and fees related to Royale IP Registrations have been timely filed with and paid to the relevant Governmental Authorities and authorized registrars, and all Royale IP Registrations are otherwise in good standing, except as would not reasonably be expected to have a Royale Material Adverse Effect.
(b) The consummation of the transactions contemplated hereunder will not result in the loss or impairment of or payment of any additional amounts with respect to, nor require the consent of any other Person in respect of, each Royale Party’s right to own, use or hold for use any material Intellectual Property as owned, used or held for use in the conduct of any Royale Party’s business or operations as currently conducted.
(c) Each Royale Party’s rights in Royale Intellectual Property are valid, subsisting and enforceable, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at Law or in equity) and except as would not reasonably be expected to have a Royale Material Adverse Effect. The Royale Parties have taken all commercially reasonable steps to maintain Royale Intellectual Property and to protect and preserve the confidentiality of all material trade secrets included in the Royale Intellectual Property, except as would not reasonably be expected to have a Royale Material Adverse Effect.
(d) To the Knowledge of each Royale Party, the conduct of Royale’s business as currently and formerly conducted does not infringe, misappropriate or otherwise violate the

Intellectual Property or other rights of any Person, except as would not reasonably be expected to have a Royale Material Adverse Effect. To the Knowledge of each Royale Party, no Person is currently infringing, misappropriating, diluting or otherwise violating, any Royale Intellectual Property in a way as would be expect to have a Royale Material Adverse Effect.
(e) There are no Actions (including any oppositions, interferences or re-examinations) pending or, to the Knowledge of each Royale Party, threatened: (i) alleging any infringement, misappropriation, dilution or violation of the Intellectual Property of any Person by the Royale Parties; (ii) challenging the validity, enforceability, registrability or ownership of any Royale Intellectual Property or the Royale Parties’ rights with respect to any Royale Intellectual Property; or (iii) by the Royale Parties or any other Person alleging any infringement, misappropriation, dilution or violation by any Person of Royale Intellectual Property. The Royale Parties are not subject to any outstanding Governmental Order (including any motion or petition therefor) that does or would restrict or impair the use of any material Royale Intellectual Property.
Section 5.12 Insurance.  Section 5.12 of the Royale Disclosure Schedules sets forth a true and complete list of all current policies or binders of fire, liability, product liability, umbrella liability, real and personal property, workers’ compensation, vehicular, directors’ and officers’ liability, fiduciary liability and other casualty and property insurance maintained by the Royale Parties and relating to the assets, business, operations, employees, officers and directors of each Royale Party (collectively, the “Royale Insurance Policies”) and true and complete copies of such Insurance Policies have been made available to Matrix. The Royale Insurance Policies are in full force and effect with respect to the period covered. The Royale Parties have not received any written notice of cancellation of or materially adverse alteration of coverage under, any of such Royale Insurance Policies. All premiums or installment payments of premiums due on such Royale Insurance Policies have either been paid or, if due and payable prior to Closing, will be paid prior to Closing in accordance with the payment terms of each Insurance Policy. All such Royale Insurance Policies are valid and binding in accordance with their terms. Except as set forth on Section 5.12 of the Royale Disclosure Schedules, there are no material claims related to the business of any Royale party pending under any such Insurance Policies as to which coverage has been questioned, denied or disputed or in respect of which there is an outstanding reservation of rights. The Royale Parties are not in material default under, and has not otherwise failed to comply with, in any material respect, any provision contained in any such Royale Insurance Policy.
Section 5.13 Legal Proceedings; Governmental Orders.  There are no Actions pending or, to each Royale Party’s Knowledge, threatened (a) against or by the Royale Parties affecting any of its properties or assets; or (b) against or by the Royale Parties that challenges or seeks to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. No event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Action.
(b) There are no outstanding Governmental Orders and no unsatisfied judgments, penalties or awards against or affecting any Royale Party or any of their properties or assets. The Royale Parties are in compliance with the terms of each Governmental Order set forth in Section 5.13(b) of the Royale Disclosure Schedules.  No event has occurred or circumstances exist that may constitute or result in (with or without notice or lapse of time) a violation of any such Governmental Order.
Section 5.14 Compliance With Laws; Permits.  Except as set forth in Section 5.14(a) of the Royale Disclosure Schedules, the Royale Parties have complied, and are now complying, with all Laws applicable to it or its business, properties or assets, in each case, except as would not reasonably be expected to have a Royale Material Adverse Effect.
(a) All material Permits required for the Royale Parties to conduct their business have been obtained by it and are valid and in full force and effect. The Royale Parties are in compliance, in all material respects, with the terms of such material Permits No event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension, lapse or limitation of any material Permit except as would not reasonably be expected to have a Royale Material Adverse Effect.
Section 5.15 Environmental Laws.  The Royale Parties and their Subsidiaries (i) are in compliance with all Environmental Laws, (ii) have received all permits, licenses or other approvals required of them under applicable Environmental Laws to conduct their respective businesses and (iii) are in compliance with all terms and conditions of any such permit, license or approval where, in each of the foregoing clauses (i), (ii) and (iii), the failure to so comply could be reasonably expected to have, individually or in the aggregate, a Royale Material Adverse Effect.
Section 5.16 Employee Benefit Matters.  Section 5.16 of the Royale Disclosure Schedules lists each Employee Benefit Plan that each Royale Party or any ERISA Affiliate maintains or to which each Royale Party or any ERISA Affiliate contributes or is a participating employer (collectively, the “Royale Benefit Plans”).  With respect to each Royale Benefit Plan, the Royale Parties have delivered to Royale true and complete copies of all plan documents and summary plan descriptions, the most recent determination letter (or opinion letter) received from the Internal Revenue Service, the most recent Form 5500 Annual Reports, and all related trust agreements associated with such Royale Benefit Plan.
(a) Each Royale Benefit Plan (and each related trust, insurance contract or fund) has been administered and operated in material compliance with the terms of the applicable controlling documents and with the applicable provisions of ERISA, the IRC and all other Applicable Laws, except as would not reasonably be expected to have a Royale Material Adverse Effect.  Each Royale Benefit Plan (including any material amendments thereto) that is capable of approval by, or registration for or qualification for special tax status with, the appropriate taxation, social security or supervisory authorities in the relevant jurisdiction has received such approval, registration or qualification or there remains a period of time in which to obtain such approval, registration or qualification retroactive to the date of any material amendment that has not previously received such approval, registration or qualification.
(b) Except as would not reasonably be expected to have a Royale Material Adverse Effect, all required reports, descriptions and disclosures have been filed or distributed appropriately and in accordance with applicable Law with respect to each Royale Benefit Plan.

The requirements of Part 6 of Subtitle B of Title I of ERISA and of Section 4980B of the IRC have been met with respect to each Royale Benefit Plan that is a group health plan.
(c) All contributions (including all employer contributions and employee salary reduction contributions) that are due and owing have been paid to each Royale Benefit Plan (or related trust or held in the general assets of any Royale Party or one or more ERISA Affiliates or accrued, as appropriate), and all contributions for any period ending on or before the Closing Date that are not yet due have been paid to each Royale Benefit Plan or accrued in accordance with the past custom and practice of the Royale Parties and the ERISA Affiliates.  All premiums or other payments for all periods ending on or before the Closing Date have been paid with respect to each Royale Benefit Plan that is an Employee Welfare Benefit Plan.
(d) Each Royale Benefit Plan that is an Employee Pension Benefit Plan and that is intended to meet the requirements of a “qualified plan” under Section 401(a) of the IRC meets such requirements and has either received or applied for (or has time remaining to apply for) a favorable determination letter (or, in the case of a prototype plan, an opinion letter) from the Internal Revenue Service within the applicable remedial amendment periods.
(e) No Royale Benefit Plan, or Employee Benefit Plan maintained, sponsored or contributed to by any Royale Party or ERISA Affiliate in the six year period preceding the Closing Date is or has been subject to the minimum funding requirements of Section 412 of the IRC or subject to Title IV of ERISA.
(f) None of the Royale Benefit Plans promises or provides retiree medical, health or life insurance or other welfare type benefits for current or future retired or terminated employees, their spouses or their dependents (other than in accordance with Section 4980B of the IRC) that cannot be unilaterally terminated by a Royale Party or an ERISA Affiliate.
(g) Each Royale Benefit Plan has been administered in accordance with its terms, except as would not reasonably be expected to have a Royale Material Adverse Effect.  No Royale Party nor any ERISA Affiliate has entered into any agreement, arrangement or understanding, whether written or oral, with any trade union, works council or other employee representative body or any number or category of its employees that would prevent, restrict or impede the implementation of any layoff, redundancy, severance or similar program within its or their respective workforces (or any part of them).
(h) There are no unresolved claims or disputes under the terms of, or in connection with, any Royale Benefit Plan (other than routine undisputed claims for benefits), and no action, legal or otherwise, has been commenced with respect to any such claim or dispute, except, in each case, as would not reasonably be expected to have a Royale Material Adverse Effect.
(i) With respect to each Royale Benefit Plan that Royale or any ERISA Affiliate maintains or to which any of them contributes:
(i) To the Knowledge of each Royale Party, there have been no “prohibited transaction,” as such term is defined in Section 406 of ERISA or Section 4975 of the IRC, with respect to any such Royale Benefit Plan that would subject any

Royale Party or ERISA Affiliate to a tax or penalty imposed pursuant to Section 4975 of the IRC or Section 502(c), (i) or (l) of ERISA.
(ii) No Royale Party nor, to the Knowledge of any Royale Party, any ERISA Affiliate (by way of indemnification, directly or otherwise) has any liability or penalty under Sections 4976 through 4980 of the IRC or Title I of ERISA with respect to any Royale Benefit Plan.
(iii) No action, suit, proceeding, hearing or investigation with respect to the administration or the investment of the assets of any Royale Benefit Plan (other than routine claims for benefits) is pending or, to the Knowledge of any Royale Party, threatened, and to the Knowledge of any Royale Party, there is no basis for any such action, suit, proceeding, hearing or investigation, except, in each case, as would not reasonably be expected to have a Royale Material Adverse Effect.
(j) Neither the execution and delivery of this Agreement or any other Transaction Document to which the Royale Parties are a party nor the Merger will (i) result in any payment (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any officer, director or employee of any Royale Party; (ii) materially increase any benefits otherwise payable by the Royale Parties; or (iii) result in the acceleration of the time of payment or vesting of any such benefits.
(k) No Royale Benefit Plan is funded with or allows for payments or distributions in any employer security of the Royale Parties, including, but not limited to, employer securities as defined in Section 407(d)(1) of ERISA, or employer real property as defined in Section 407(d)(2) or ERISA.
Section 5.17 Employment Matters.  Section 5.17(a) of the Royale Disclosure Schedules contains a list of all persons who are employees of the Royale Parties as of the date hereof, including any employee who is on a leave of absence of any nature, paid or unpaid, authorized or unauthorized, and sets forth for each such individual the following: (i) name; (ii) title or position (including whether full or part time); (iii) hire date; (iv) current annual base compensation rate; (v) commission, bonus or other incentive-based compensation; and (vi) a description of the fringe benefits provided to each such individual as of the date hereof.
(b) Except as set forth in Section 5.17(b) of the Royale Disclosure Schedules, The Royale Parties are not, and have not been for the past three (3) years, a party to, bound by, or negotiating any collective bargaining agreement or other Contract with a Union, and there is not, and has not been for the past three (3) years, any Union representing or purporting to represent any employee of the Royale Parties, and, to each Royale Party’s Knowledge, no Union or group of employees is seeking to organize employees for the purpose of collective bargaining. Except as set forth in Section 5.17(b) of the Royale Disclosure Schedules, to the Knowledge of each Royale Party, there has been no threat of  any strike, slowdown, work stoppage, lockout, concerted refusal to work overtime or other similar labor disruption or dispute affecting the Royale Parties or any of their employees.

(c) Except as would not reasonably be expected to have a Royale Material Adverse Effect, the Royale Parties are in compliance with all applicable Laws pertaining to employment and employment practices to the extent they relate to employees of the Royale Parties, including all Laws relating to labor relations, equal employment opportunities, fair employment practices, employment discrimination, harassment, retaliation, reasonable accommodation, disability rights or benefits, immigration, wages, hours, overtime compensation, child labor, hiring, promotion and termination of employees, working conditions, meal and break periods, privacy, health and safety, workers’ compensation, leaves of absence and unemployment insurance. All individuals characterized and treated by the Royale Parties as independent contractors or consultants are properly treated as independent contractors under all applicable Laws, except as would not reasonably be expected to have a Royale Material Adverse Effect. All employees of the Royale Parties classified as exempt under the Fair Labor Standards Act and state and local wage and hour laws are properly classified, except as would not reasonably be expected to have a Royale Material Adverse Effect. Except as set forth in Section 5.17(c) of the Royale Disclosure Schedules, there are no Actions against any Royale Party pending, or to each Royale Party’s Knowledge, threatened to be brought or filed, by or with any Governmental Authority or arbitrator in connection with the employment of any current or former applicant, employee, consultant or independent contractor of the Royale Parties, including, without limitation, any claim relating to unfair labor practices, employment discrimination, harassment, retaliation, equal pay, wage and hours or any other employment-related matter arising under applicable Laws.
Section 5.18 Taxes.  Except as set forth in Section 5.18 of the Royale Disclosure Schedules:
(a) All Tax Returns required to be filed on or before the Closing Date by the Royale Parties have been, or will be, timely filed. All Taxes due and owing by the Royale Parties (whether or not shown on any Tax Return) have been, or will be, timely paid.
(b) The Royale Parties have withheld and paid each Tax required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, customer, shareholder or other party, and complied with all information reporting and backup withholding provisions of applicable Law.
(c) No claim has been made by any taxing authority in any jurisdiction where Royale or any of its Subsidiaries do not file Tax Returns that it is, or may be, subject to Tax by that jurisdiction.
(d) No extensions or waivers of statutes of limitations have been given or requested with respect to any Taxes of Royale or any of its Subsidiaries.
(e) The amount of the Royale’s Liability for unpaid Taxes for all periods ending on or before December 31, 2015, does not, in the aggregate, exceed the amount of accruals for Taxes (excluding any accrual for Taxes with respect to timing differences between financial accounting income and taxable income) reflected on the Royale Financial Statements. The amount of the Royale’s Liability for unpaid Taxes for all periods following the end of the recent period covered by the Royale Financial Statements shall not, in the aggregate, exceed the amount of accruals for Taxes (excluding any accrual for Taxes with respect to timing differences between financial accounting income and taxable income) as adjusted for the passage of time in accordance with the past custom and practice of Royale (and which accruals shall not exceed comparable amounts incurred in similar periods in prior years).
(f) Section 5.18(f) of the Royale Disclosure Schedules sets forth:
(i) the taxable years of  Royale as to which the applicable statutes of limitations on the assessment and collection of Taxes have not expired;
(ii) those years for which examinations by the taxing authorities have been completed; and
(iii) those taxable years for which examinations by taxing authorities are presently being conducted.
(g) All deficiencies asserted, or assessments made, in writing against the Royale Parties as a result of any examinations by any taxing authority have been fully paid or otherwise finally resolved.
(h) The Royale Parties are not a party to any Action by any taxing authority. There are no pending or threatened Actions by any taxing authority.
(i) The Royale Parties have delivered to Matrix copies of all federal, state, local and foreign income, franchise and similar Tax Returns, examination reports, and statements of deficiencies assessed against, or agreed to by, Royale or any of its Subsidiaries for all Tax periods ending after January 1, 2014.
(j) There are no Encumbrances for Taxes (other than for current Taxes not yet due and payable) upon the assets of the Royale Parties.
(k) The Royale Parties are not a party to, or bound by, any Tax indemnity, Tax sharing or Tax allocation agreement (other than any agreement entered into in the ordinary course of business with incidental tax provisions, such as loan agreements, leases, and hedging contracts).
(l) No private letter rulings, technical advice memoranda or similar agreement or rulings have been requested, entered into or issued by any taxing authority with respect to the Royale Parties.
(m) Royale has not been a member of an affiliated, combined, consolidated or unitary Tax group for Tax purposes. Royale  has no Liability for Taxes of any Person (other than the Royale Parties) under Treasury Regulations Section 1.1502-6 (or any corresponding provision of state, local or foreign Law), as transferee or successor, by contract or otherwise (other than pursuant to any agreement entered into in the ordinary course of business with incidental tax provisions, such as loan agreements, leases, and hedging contracts).

(n) The Royale Parties will not be required to include any item of income in, or exclude any item or deduction from, taxable income for taxable period or portion thereof ending after the Closing Date as a result of:
(i) any change in a method of accounting under Section 481 of the IRC (or any comparable provision of state, local or foreign Tax Laws), or use of an improper method of accounting, for a taxable period ending on or prior to the Closing Date;
(ii) an installment sale or open transaction occurring on or prior to the Closing Date;
(iii) a prepaid amount received on or before the Closing Date;
(iv) any closing agreement under Section 7121 of the IRC, or similar provision of state, local or foreign Law; or
(v) any election under Section 108(i) of the IRC.
(o) None of the Royale Stockholders owning more than 5% of the number of shares of Royale Common Stock outstanding immediately before the Royale Merger is a “foreign person” within the meaning of Treasury Regulation Section 1.1445-2(b).
(p) Royale has not been a “distributing corporation” or a “controlled corporation” in connection with a distribution described in Section 355 of the IRC.
(q) Each Royale Party is not, and has not been, a party to, or a promoter of, a “reportable transaction” within the meaning of Section 6707A(c)(1) of the IRC and Treasury Regulations Section 1.6011-4(b).
(r) Within the last three (3) years, Royale has not owned any material assets located outside the United State or conducted a material trade or business outside the United States.
(s) Each Royale Party is not an investment company as defined in Section 351(e)(1) of the IRC.
(t) Each Royale Party is not under the jurisdiction of a court in a title 11 or similar case within the meaning of Sections 351(e)(2) and 368(a)(3)(A) of the IRC.
Section 5.19 Books and Records.  The minute books and stock record books of the Royale Parties, all of which have been made available to Matrix, are complete and correct and have been maintained in accordance with sound business practices. The minute books of the Royale Parties contain accurate and complete records of all meetings, and actions taken by written consent of, the Royale Stockholders, the Royale Board and any committees of the Royale Board, and no meeting, or action taken by written consent, of any such Royale Stockholders, Royale Board or committee has been held for which minutes have not been prepared and are not contained in such minute books. At the Closing, all of those books and records will be in the possession of the Royale Parties.

Section 5.20 Related Party Transactions.  Section 5.20 of the Royale Disclosure Schedules lists all Contracts between the Royale Parties and any executive officer or director of the Royale Parties or any person owning 5% or more of the Royale Common Stock (or any of such person’s immediate family members or Affiliates of such person) or by which any executive officer or director of a Royale Party or any person owning 5% or more of the Royale Common Stock (or any of such person’s immediate family members or Affiliates) has any interest in any property owned by the Royale Parties.
Section 5.21 Brokers.  Except for any fee which may become due to Northland Capital Markets on completion of the Merger, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any Ancillary Document based upon arrangements made by or on behalf of the Royale Parties.
Section 5.22 Legal Proceedings.  There are no Actions pending or, to the Royale Parties’ Knowledge, threatened against or by any Royale Party or any of their respective Affiliates that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. To the Knowledge of each Royale Party, no event has occurred or circumstances exist that may give rise or serve as a basis for any such Action.
Section 5.23 Registration Statement.  None of the information included or incorporated by reference in the Registration Statement to be filed pursuant to Section 6.03, its letter to the stockholders, notice of meeting, proxy statement and forms of proxy, to be filed with the SEC in connection with the Merger, will, at the date it is first mailed to Royale’s stockholders or at the time of Royale Stockholders Meeting or at the time of any amendment or supplement thereof, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, no representation or warranty is made by the Royale Parties with respect to statements made or incorporated by reference therein based on information supplied by Matrix expressly for inclusion or incorporation by reference in the Registration Statement. The Registration Statement will comply as to form in all material respects with the requirements of the Exchange Act.
Section 5.24 Opinion of Financial Advisor.  Royale has received the opinion of Northland Capital Markets, dated as of the date of this Agreement, to the effect that, as of such date, and subject to the various assumptions and qualifications set forth therein, the terms of the Mergers are fair from a financial point of view to Royale and its shareholders, and such opinion has not been rescinded or revoked.
Section 5.25 No Other Representations or Warranties.  Except for the representations and warranties contained in this ARTICLE V or expressly set forth in any Exchange Agreement, no Royale Party nor any other Person makes any other express or implied representation or warranty on behalf of any Royale Party or any of their affiliates in connection with this Agreement or the transactions contemplated hereby.

ARTICLE VI
Covenants
Section 6.01 Conduct of Business Prior to the Closing.  From the date hereof until the Closing, except as otherwise provided in this Agreement or consented to in writing by the parties (which consent shall not be unreasonably withheld or delayed), each of Royale, Matrix and its Subsidiaries shall (x) conduct the business of each respective Constituent Corporation in the ordinary course of business consistent with past practice; and (y) use reasonable best efforts to maintain and preserve intact the current organization, business and franchise of each respective Constituent Corporation and to preserve the rights, franchises, goodwill and relationships of its employees, customers, lenders, suppliers, regulators and others having business relationships with each respective Constituent Corporation. Without limiting the foregoing, from the date hereof until the Closing Date, each respective Constituent Corporation shall:
(a) preserve and maintain all of its Permits;
(b) pay its debts, Taxes and other obligations when due;
(c) maintain the properties and assets owned, operated or used by it in the same condition as they were on the date of this Agreement, subject to reasonable wear and tear;
(d) not (i) amend or propose to amend the Matrix Charter Documents, with respect to Matrix, or the Royale Charter Documents, with respect to Royale, (ii)  split, combine, subdivide or reclassify any outstanding Shares, (iii) declare, set aside or pay any dividend or distribution payable in cash, stock, property or otherwise, or make any other distribution in respect of any Shares, except for (A) dividends by a direct or wholly-owned Subsidiary of the applicable Person to its parent, (B) with respect to Matrix, distributions in the amount necessary for any Tax obligations of the Matrix Stockholders, or (iv) repurchase, redeem or otherwise acquire, or modify or amend, any Shares or any other securities or any rights, warrants or options to acquire any such Shares or other securities except, with respect to each of the foregoing, the issuance of securities upon the exercise of outstanding options, warrants, rights, or upon the conversion of outstanding securities;
(e) not, nor shall it permit any of its Subsidiaries to (i) redeem, purchase, acquire or offer to purchase or acquire any Shares or any options, warrants or rights to acquire any of its Shares or any security convertible into or exchangeable for its Shares, (ii) make any acquisition of any capital stock, assets or businesses of any other Person other than expenditures for current assets in the ordinary course of business consistent with past practice and expenditures for fixed or capital assets in the ordinary course of business consistent with past practice, (iii) sell, pledge, dispose of or encumber any assets or businesses that are material to the Royale or Matrix, as applicable, or its Subsidiaries, except, with respect to each of the foregoing, (A) sales, leases, rentals and licenses in the ordinary course of business consistent with past practice, (B) pursuant to Contracts that are in force at the date of this Agreement and are disclosed in the Disclosure Schedules or the Royale Disclosure Schedules, as applicable, (C) dispositions of obsolete or worthless assets, (D) the transfer of the partnership interests of Matrix Royalty prior to the Closing to exclude Matrix Royalty from the transactions contemplated by this Agreement, and (E) the transfer of legal title to direct working interests in oil and gas or mineral properties held by Royale for the benefit of third parties to Royale’s wholly owned Subsidiary, Royale DWI Interests, LLC, or (iv) enter into any Contract with respect to any of the foregoing items (i) through (iii);
(f) not, nor shall it permit any of its Subsidiaries to (i) issue, sell, pledge, grant or dispose of, or agree to issue, sell, pledge, grant or dispose of, any equity awards under any Matrix Benefit Plans, with respect to Matrix, or Royale Benefit Plans, with respect to Royale, incentive plans, or any additional Shares (except, with respect to Royale, shares issuable to officers and directors as compensation for services pursuant to the agreements described in the registration statement on Form S-8 filed with the SEC by Royale on April 16, 2016), or any options, warrants or rights of any kind to acquire any Shares, or of any debt or equity securities convertible into or exchangeable for its Shares, or (ii) incur or assume any indebtedness for borrowed money or guarantee any indebtedness or issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of Matrix or Royale, respectively, or any of its applicable Subsidiaries; except each of Royale and Matrix may from time to time, borrow, repay and reborrow under its revolving credit facility, and pledge their properties, issue debt securities and amend, modify, increase, extend, replace or refinance such bank credit facility;
(g) not pay, discharge or satisfy any material claims, material liabilities or material obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction (i) of any such material claims, material liabilities or material obligations in the ordinary course of business consistent with past practice or (ii) of material claims, material liabilities or material obligations reflected or reserved against in, or contemplated by, the Financial Statements (or the notes thereto) or the Royale Financial Statements (or the notes thereto);
(h) not enter into, amend, modify or renew any employment, consulting, severance or similar contract with, pay any bonus or grant any material increase in salary, wage or other compensation or any increase in any employee benefit to, any of its directors, officers or employees, except in each such case (i) as may be required by applicable Law, or (ii) to satisfy obligations existing as of the date hereof pursuant to the terms of contracts that are in effect on the date hereof;
(i) except in the ordinary course of business, not materially modify or amend, or terminate any Material Contract, or waive, relinquish, release or terminate any material right or material claim, or enter into any contract that would have been a Material Contract if it had been in existence at the time of the execution of this Agreement;
(j) continue in full force and effect without modification all Insurance Policies, except as required by applicable Law;
(k) defend and protect its properties and assets from infringement or usurpation;
(l) perform all of its obligations under all Contracts relating to or affecting its properties, assets or business;
(m) maintain its books and records in accordance with past practice;

(n) comply in all material respects with all applicable Laws; and
(o) not take or permit any action that would cause any of the changes, events or conditions described in Section 4.08, with respect to Matrix, or described in Section 5.08, with respect to Royale, to occur.
Section 6.02 Access to Information; Confidentiality; No-Shop.  Subject to applicable Law relating to the exchange of information, the parties shall afford to each other and the other’s accountants, counsel, financial advisors, and sources of financing reasonable access during normal business hours with reasonable notice, throughout the period from the date hereof until the later of the Royale Merger Effective Time or the Matrix Merger Effective Time, to all of their respective properties, books, contracts and records (including, but not limited to, Tax Returns) and, during such period, shall furnish promptly (i) a copy of each report, schedule and other document filed or received by any of them pursuant to the requirements of federal or state securities Laws or filed by any of them with the SEC in connection with the transactions contemplated by this Agreement, such other information concerning its businesses, properties and personnel as any party shall reasonably request, and will use reasonable efforts to obtain the reasonable cooperation of its officers, employees, counsel, accountants, consultants and financial advisors in connection with the review of such other information by the parties and their respective representatives.
(b) Royale and Matrix shall comply with, and shall cause their respective Representatives to comply with, their respective obligations under the letter of intent dated July 20, 2016, between Royale and Matrix (the “Letter of Intent”) with respect to the treatment of Confidential Information (as defined in the Letter of Intent).  During the Exclusive Period (as defined in the Letter of Intent), Matrix will comply with its obligations under the no-shop provisions of Section 2 thereof, and Royale will comply with its obligations under the no-shop provisions of Section 3 thereof; provided that following public announcement of a proposed Transaction (as defined in the Letter of Intent) involving Royale and Matrix, the provisions of the Letter of Intent restricting disclosure of the fact that the parties are in discussions regarding a Transaction shall no longer apply.
Section 6.03 Registration Statement; Approval by Royale’s Stockholders.  Royale shall file with the Securities and Exchange Commission (the “SEC”) and any state securities regulatory agency where required a Registration Statement on Form S-4 to register the common stock of Royale to be issued as Merger Consideration and to provide Proxy Statement/Prospectus to Royale’s stockholders seeking approval of the Merger.  Royale, with the cooperation of Matrix, shall use its reasonable best efforts to make effective the Registration Statement on Form S-4, and once effective use the Proxy Statement/Prospectus to solicit proxies and conduct a meeting of Royale’s stockholders to obtain the approval of its shareholders for the Merger.
(b) Without limiting the generality of the foregoing, Matrix will furnish Royale the information relating to it required by the Securities Act and the Exchange Act and the rules and regulations promulgated thereunder to be set forth in the Registration Statement. Royale shall not file the Registration Statement or any amendment or supplement thereto without providing Matrix a reasonable opportunity to review and comment thereon (which comments shall be reasonably considered by Royale).  Each of the parties shall use reasonable best efforts to cause the Registration Statement and the Proxy Statement/Prospectus to comply with the applicable rules and regulations promulgated by the SEC, to respond promptly to any comments of the SEC or its staff and to have the Registration Statement declared effective under the Securities Act as promptly as practicable after it is filed with the SEC.
(c) Each party hereto shall promptly furnish to the other party all information concerning such party and such party’s stockholders that may be required or reasonably requested in connection with any action contemplated by this Section 6.03. Royale shall use its reasonable best efforts to resolve, and each party agrees to consult and cooperate with the other party in resolving, all SEC comments with respect to the Registration Statement as promptly as practicable after receipt thereof and to cause the Registration Statement in definitive form to be cleared by the SEC and mailed to Royale’s stockholders as promptly as reasonably practicable following filing with the SEC. Royale shall as soon as reasonably practicable (i) notify Matrix of the receipt of any comments from the SEC with respect to the Registration Statement and any request by the SEC for any amendment to the Registration Statement or for additional information and (ii) provide Matrix with copies of all written correspondence between Royale and its Representatives, on the one hand, and the SEC, on the other hand, with respect to the Registration Statement. Each of the parties shall use reasonable best efforts to cause the Proxy Statement/Prospectus to be mailed to the stockholders of Royale and Matrix as promptly as practicable after the date on which the Registration Statement is declared effective under the Securities Act.
(d) Subject to the terms set forth in this Agreement, Royale shall take all action necessary to duly call, give notice of, convene and hold a special meeting of Royale stockholders to consider and vote on this Agreement, the Mergers and related transactions (the “Royale Stockholders Meeting”) as soon as reasonably practicable after the date of this Agreement, and, in connection therewith, Royale shall mail the Proxy Statement/Prospectus to the holders of Royale Common Stock in advance of such meeting. Royale shall use reasonable best efforts to (i) solicit from the holders of Royale Common Stock proxies, in compliance with all applicable laws, in favor of the adoption of this Agreement and approval of the Merger and (ii) take all other actions necessary or advisable to secure the vote or consent of the holders of Royale Common Stock required by applicable Law to obtain such approval. The Proxy Statement/Prospectus shall notify such Stockholders of their dissent and appraisal rights pursuant to Chapter 13 of the CCC and include a copy of Sections 1300, 1302, 1303 and 1304 of the CCC and all such other information as Matrix shall reasonably request, and shall be sufficient in form and substance to start the thirty (30) day period during which a Stockholder must demand appraisal of such Stockholder’s capital stock as contemplated by Section 1301 of the CCC. All materials submitted to the Stockholders in accordance with this Section 6.03(d) shall be subject to Matrix’s advance review and reasonable approval.  Royale shall keep Matrix updated with respect to proxy solicitation results as requested by Matrix.  Notwithstanding anything contained herein to the contrary, Royale shall not be required to hold Royale Stockholders Meeting if this Agreement is terminated before the meeting is held.
Section 6.04 Approval of Stockholders of Matrix.  Subject to the terms set forth in this Agreement, Matrix shall take all action necessary to duly call, give notice of, convene and hold a special meeting of Matrix stockholder to consider and vote on this Agreement, the Mergers and related transactions (the “Matrix Stockholders Meeting”) as soon as reasonably practicable after the date of this Agreement, and, in connection therewith, Matrix shall mail the Proxy Statement/Prospectus to the holders of Matrix Common Stock in advance of such meeting. Matrix shall use reasonable best efforts to (i) solicit from the holders of Matrix Common Stock proxies, in compliance with all applicable laws, in favor of the adoption of this Agreement and approval of the Merger and (ii) take all other actions necessary or advisable to secure the vote or consent of the holders of Matrix Common Stock required by applicable Law to obtain such approval. The Proxy Statement/Prospectus shall notify such Stockholders of their dissent and appraisal rights pursuant to Chapter 13 of the CCC and include a copy of Sections 1300, 1302, 1303 and 1304 of the CCC and all such other information as Royale shall reasonably request, and shall be sufficient in form and substance to start the thirty (30) day period during which a Stockholder must demand appraisal of such Stockholder’s common stock as contemplated by Section 1301 of the CCC. All materials submitted to the Stockholders in accordance with this Section 6.04(a) shall be subject to Royale’s advance review and reasonable approval.  Matrix shall keep Royale updated with respect to proxy solicitation results as requested Royale.  Notwithstanding anything contained herein to the contrary, Matrix shall not be required to hold Matrix Stockholders Meeting if this Agreement is terminated before the meeting is held.
(b) Subject to the terms set forth in this Agreement, Matrix shall, and in its capacity as the general partner of the Matrix LPs shall cause each of the Matrix LPs to, take all action necessary to seek the written consent of the holders of the limited partnership interests in the Matrix LPs (the “Limited Partners”) to approve this Agreement and related transactions, including the applicable Exchange Agreement, (the “Requisite Partners’ Consent”) in accordance with the requirements of the applicable organizational documents, including the partnership agreement, of each Matrix LP and the California Uniform Limited Partnership Act of 2008, as amended, on or before the time of the Royale Stockholders Meeting, and, in connection therewith, Matrix shall cause each Matrix LP to mail the Proxy Statement/Prospectus to the Limited Partners as soon as reasonably practicable after the date of this Agreement. Matrix shall, and shall cause each of the Matrix LPs to, use reasonable best efforts to (i) solicit consents from the Limited Partners, in compliance with all applicable laws, in favor of the adoption of this Agreement, the applicable Exchange Agreement and approval of the Exchanges, and (ii) take all other actions necessary or advisable to secure the vote or consent of the Limited Partners required by applicable Law to obtain such approval. All materials submitted to the Limited Partners in accordance with this Section 6.04(b) shall be subject to Royale’s advance review and reasonable approval.  The Matrix shall, and shall cause each of the Matrix LPs to, keep Royale updated with respect to such consent solicitation results as requested Royale.  Notwithstanding anything contained herein to the contrary, the Matrix and the Matrix LPs shall not be required to deliver or continue solicitation of consents from the Limited Partners if this Agreement is terminated before the Royale Stockholders Meeting is held.
Section 6.05 Certain Pre-Merger Actions of Royale Parties.  Parent, Royale Merger Sub and Matrix Merger Sub.  Royale will take all action necessary to cause each of Parent, Royale Merger Sub, Matrix Merger Sub and each of its Subsidiaries to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement. Until the Royale Merger Effective Time, Royale Merger Sub and Parent will not carry on any business or conduct any operations other than the execution of this Agreement, the performance of its obligations hereunder and matters reasonably related hereto. Until the Matrix Merger Effective Time, Matrix Merger Sub will not carry on any business or conduct any operations other than the execution of this Agreement, the performance of its obligations hereunder and matters reasonably related hereto.
(b) Royale Energy Direct Working Interest Trust.  Prior to the Merger, Royale will cause certain assets and liabilities related to the ownership of direct working interests in oil and gas properties which are held for the benefit of third parties to be transferred to a separate, wholly owned Subsidiary of Royale for the benefit of the third party working interest holders.
Section 6.06 Notice of Certain Events.  From the date hereof until the Closing, Matrix shall promptly notify Royale in writing of:
(i) any fact, circumstance, event or action the existence, occurrence or taking of which (A) has had, or could reasonably be expected to have, individually or in the aggregate, a Matrix Material Adverse Effect, (B) has resulted in, or could reasonably be expected to result in, any representation or warranty made by Matrix hereunder not being true and correct, or (C) has resulted in, or could reasonably be expected to result in, the failure of any of the conditions set forth in Section 8.01 or 8.02 to be satisfied;
(ii) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;
(iii) any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement; and
(iv) any Actions commenced or, to Matrix’s Knowledge, threatened against, relating to or involving or otherwise affecting Matrix that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 4.16 or that relates to the consummation of the transactions contemplated by this Agreement
(b) From the date hereof until the Closing, Royale shall promptly notify Matrix in writing of:
(i) any fact, circumstance, event or action the existence, occurrence or taking of which (A) has had, or could reasonably be expected to have, individually or in the aggregate, a Royale Material Adverse Effect, (B) has resulted in, or could reasonably be expected to result in, any representation or warranty made by any of the Royale Parties hereunder not being true and correct, or (C) has resulted in, or could reasonably be expected to result in, the failure of any of the conditions set forth in Section 8.01 or 8.03 to be satisfied;
(ii) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;
(iii) any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement; and

(iv) any Actions commenced or, to the Knowledge of any of the Royale Parties, is threatened against, relating to or involving or otherwise affecting any of the Royale Parties that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 5.13 or that relates to the consummation of the transactions contemplated by this Agreement.
(c) The receipt of information by any Party pursuant to this Section 6.06 shall not operate as a waiver or otherwise affect any representation, warranty or agreement given or made by any other Party in this Agreement  and shall not be deemed to amend or supplement the Disclosure Schedules or the Royale Disclosure Schedules.
Section 6.07 Public Announcements.  In connection with the execution and delivery of this Agreement, Royale and Matrix shall issue a joint press release mutually agreed to by Matrix and Royale.  Royale, in its discretion, shall be entitled to convene an investor conference call in conjunction with the issuance of such press release.  Except for the press release and such conference call, no party shall issue or cause the publication of any press release or other public announcement (to the extent not previously issued or made in accordance with this Agreement) with respect to this Agreement, the Mergers, the Ancillary Documents, the Exchanges, or the other transactions contemplated hereby without the prior written consent of the other parties (which consent shall not be unreasonably withheld or delayed), except as may be required by Law, including applicable SEC requirements, applicable fiduciary duties or by any applicable listing agreement with a mutually agreed national securities exchange (in which case such party shall not issue or cause the publication of such press release or other public statement without prior consultation with the other party).
Section 6.08 Governmental Approvals and Consents.  Each party hereto shall, as promptly as possible, (i) make, or cause or be made, all filings and submissions  required under any Law applicable to such party or any of its Affiliates; and (ii) use reasonable best efforts to obtain, or cause to be obtained, all consents, authorizations, orders and approvals from all Governmental Authorities that may be or become necessary for its execution and delivery of this Agreement and the performance of its obligations pursuant to this Agreement and the Ancillary Documents. Each party shall cooperate fully with the other party and its Affiliates in promptly seeking to obtain all such consents, authorizations, orders and approvals. The parties hereto shall not willfully take any action that will have the effect of delaying, impairing or impeding the receipt of any required consents, authorizations, orders and approvals.
(b) Matrix and Royale shall use reasonable best efforts to give all notices to, and obtain all consents from, all third parties that are described in Section 4.03 and Section 5.03 of the Disclosure Schedules or the Royale Disclosure Schedules, as applicable.
(c) Without limiting the generality of the parties’ undertakings pursuant to subsections (a) and (b) above, each of the parties hereto shall use all reasonable best efforts to:
(i) respond to any inquiries by any Governmental Authority regarding antitrust or other matters with respect to the transactions contemplated by this Agreement or any Ancillary Document;

(ii) avoid the imposition of any order or the taking of any action that would restrain, alter or enjoin the transactions contemplated by this Agreement or any Ancillary Document; and
(iii) in the event any Governmental Order adversely affecting the ability of the parties to consummate the transactions contemplated by this Agreement or any Ancillary Document has been issued, to have such Governmental Order vacated or lifted.
(d) All analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments, and proposals made by or on behalf of either party before any Governmental Authority or the staff or regulators of any Governmental Authority, in connection with the transactions contemplated hereunder (but, for the avoidance of doubt, not including any interactions between Matrix or the Royale Parties and Governmental Authorities in the ordinary course of business, any disclosure which is not permitted by Law or any disclosure containing confidential information) shall be disclosed to the other party hereunder in advance of any filing, submission or attendance, it being the intent that the parties will consult and cooperate with one another, and consider in good faith the views of one another, in connection with any such analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments, and proposals. Each party shall give notice to the other party with respect to any meeting, discussion, appearance or contact with any Governmental Authority or the staff or regulators of any Governmental Authority, with such notice being sufficient to provide the other party with the opportunity to attend and participate in such meeting, discussion, appearance or contact.
(e) Notwithstanding the foregoing, nothing in this Section 6.08 shall require, or be construed to require, Matrix or Royale or any of their Affiliates to agree to (i) sell, hold, divest, discontinue or limit, before or after the Closing Date, any assets, businesses or interests of Royale, Matrix or any of their respective Affiliates; (ii) any conditions relating to, or changes or restrictions in, the operations of any such assets, businesses or interests which, in either case, could reasonably be expected to result in a Matrix Material Adverse Effect or a Royale Material Adverse Effect, or which would materially and adversely impact the economic or business benefits to Parent, Matrix, Royale or their respective stockholders, of the transactions contemplated by this Agreement; or (iii) any material modification or waiver of the terms and conditions of this Agreement.
Section 6.09 Directors’ and Officers’ Indemnification and Insurance.  Royale Merger.  Royale, Parent and Royale Merger Sub agree that all rights to indemnification, advancement of expenses and exculpation by Royale now existing in favor of each Person who is now, or has been at any time prior to the date hereof or who becomes prior to the Royale Effective Time an officer or director of Royale (each a “Royale Indemnified Party”) as provided in Royale Charter Documents or the CCC, in each case as in effect on the date of this Agreement, or pursuant to any other Contracts in effect on the date hereof and disclosed in Section 6.09 of the Royale Disclosure Schedules, as applicable, shall be assumed by the Parent and Royale as the surviving corporation in the Royale Merger, without further action, at the Royale Merger Effective Time and shall survive the Royale Merger and shall remain in full force and effect in accordance with their terms, and, in the event that any proceeding is pending or asserted or any claim made during such period, until the final disposition of such proceeding or claim.
(b) Matrix Merger.  Matrix, Parent and Matrix Merger Sub agree that all rights to indemnification, advancement of expenses and exculpation by Matrix now existing in favor of each Person who is now, or has been at any time prior to the date hereof or who becomes prior to the Matrix Merger Effective Time an officer or director of Matrix (each an “Matrix Indemnified Party”) as provided in Matrix Charter Documents or the CCC, in each case as in effect on the date of this Agreement, or pursuant to any other Contracts in effect on the date hereof and disclosed in Section 6.09 of the Disclosure Schedules, shall be assumed by the Parent and Matrix as the surviving corporation in the Matrix Merger, without further action, at the Matrix Merger Effective Time and shall survive the Matrix Merger and shall remain in full force and effect in accordance with their terms, and, in the event that any proceeding is pending or asserted or any claim made during such period, until the final disposition of such proceeding or claim.
(c) For six (6) years after the Matrix Merger Effective Time and the Royale Merger Effective Time, to the fullest extent permitted under applicable Law, Parent, Royale and Matrix (the “D&O Indemnifying Parties”) shall indemnify, defend and hold harmless each Royale Indemnified and each Matrix Indemnified Party (each a “D&O Indemnified Party”) against all losses, claims, damages, liabilities, fees, expenses, judgments and fines arising in whole or in part out of actions or omissions in their capacity as such occurring at or prior to the Matrix Merger Effective Time and the Royale Merger Effective Time (including in connection with the transactions contemplated by this Agreement), and shall reimburse each D&O Indemnified Party for any legal or other expenses reasonably incurred by such D&O Indemnified Party in connection with investigating or defending any such losses, claims, damages, liabilities, fees, expenses, judgments and fines as such expenses are incurred, subject to the receipt by the D&O Indemnifying Parties of an undertaking by such D&O Indemnified Party to repay such legal and other fees and expenses paid in advance if it is ultimately determined in a final and non-appealable judgment of a court of competent jurisdiction that such D&O Indemnified Party is not entitled to be indemnified under applicable Law; provided, however, that the D&O Indemnifying Parties will not be liable for any settlement effected without their prior written consent (which consent shall not be unreasonably withheld or delayed).
(d) Prior to the Closing, Matrix shall obtain and fully pay for “tail” insurance policies with a claims period of at least six (6) years from the Matrix Merger Effective Time with at least the same coverage and amount and containing terms and conditions that are not less advantageous to the D&O Indemnified Parties existing policies with respect to claims arising out of or relating to events which occurred before or at the Matrix Merger Effective Time and the Royale Merger Effective Time (including in connection with the transactions contemplated by this Agreement) (the “D&O Tail Policy”). Each party shall bear the cost of the D&O Tail Policy for its D&O Indemnified Parties. During the term of the D&O Tail Policy, Parent shall not (and shall not cause Royale and Matrix as the surviving corporation of the Mergers to) take any action following the Closing to cause the D&O Tail Policy to be cancelled or any provision therein to be amended or waived; provided, that none of Parent, Royale (as surviving corporation in the Royale Merger), Matrix (as the surviving corporation of the Matrix Merger) nor any their

Affiliates shall be obligated to pay any premiums or other amounts in respect of such D&O Tail Policy.
(e) The obligations of Parent, Royale and Matrix ( as well as the obligations of the surviving corporation of the Royale Merger and the surviving corporation of the Matrix Merger) under this Section 6.09 shall survive the consummation of the Merger and shall not be terminated or modified in such a manner as to adversely affect any D&O Indemnified Party to whom this Section 6.09 applies without the consent of such affected D&O Indemnified Party (it being expressly agreed that the D&O Indemnified Parties to whom this Section 6.09 applies shall be third-party beneficiaries of this Section 6.09, each of whom may enforce the provisions of this Section 6.09).
(f) In the event that Parent, Royale or Matrix (whether prior to the applicable Effective Time or as the surviving corporation of the Mergers) or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in either such case, proper provision shall be made so that the successors and assigns of Royale or the Surviving Corporation, as the case may be, shall assume all of the obligations set forth in this Section 6.09. The agreements and covenants contained herein shall not be deemed to be exclusive of any other rights to which any D&O Indemnified Party is entitled, whether pursuant to Law, Contract or otherwise. Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to the respective D&O Indemnified Parties, it being understood and agreed that the indemnification provided for in this Section 6.09 is not prior to, or in substitution for, any such claims under any such policies.
Section 6.10 Exemption From Liability Under Section 16(b).  Royale and Matrix shall cause their respective boards of directors and the board of directors of Parent to adopt prior to the Royale Merger Effective Time and the Matrix Merger Effective Time such resolutions as may be required to, and shall otherwise use reasonable efforts to, exempt the transactions contemplated by this Agreement from the provisions of Section 16(b) of the Exchange Act to the maximum extent permitted by Law. Matrix shall use reasonable efforts to provide the information to Royale required in connection with the adoption of such resolutions to exempt the transactions contemplated by this Agreement from the provisions of Section 16(b) of the Exchange Act to the maximum extent permitted by Law.
Section 6.11 Closing Conditions.  From the date hereof until the Closing, each party hereto shall use reasonable best efforts to take such actions as are necessary to expeditiously satisfy the closing conditions set forth in ARTICLE VIII hereof.
Section 6.12 Subsequent Filings.  Until the earlier of the Royale Merger Effective Time or the termination of this Agreement, Royale will timely file with the SEC each form, report and document required to be filed by Royale under the Exchange Act.  As of their respective dates, none of such reports shall contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.  The audited consolidated financial statements and unaudited interim financial statements of Royale included in such reports shall be prepared in accordance with United States generally accepted accounting principles applied on a consistent basis (except as may be indicated in the notes thereto) and shall present fairly, in all material respects, the financial position of Royale and its consolidated Subsidiaries as at the dates thereof and the results of their operations and changes in financial position for the periods then ended.
Section 6.13 Stockholder Litigation.  Royale shall promptly advise Matrix orally and in writing of any shareholder litigation commenced against Royale and/or its directors relating to this Agreement, the Royale Merger, the Matrix Merger and/or the transactions contemplated by this Agreement or the Ancillary Documents and shall keep Matrix fully informed regarding any such shareholder litigation. Royale shall give Matrix the opportunity to consult with Royale regarding the defense or settlement of any such shareholder litigation, shall give due consideration to the advice of Matrix with respect to such shareholder litigation.
Section 6.14 Takeover Statutes.  If any “control share acquisition”, “fair price”, “moratorium” or other anti-takeover Law becomes or is deemed to be applicable to Matrix, any of the Royale Parties, the Merger or any other transaction contemplated by this Agreement, then each of Matrix, the Royale Parties and their respective board of directors shall grant such approvals and take such actions as are necessary so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to render such anti-takeover Law inapplicable to the foregoing.
Section 6.15 Listing on National Securities Exchange.  Royale, Matrix and the Parent shall each use their reasonable best efforts to have the Parent Common Stock to be issued in connection with the Merger and the Exchanges, the Parent Common Stock to be issued upon conversion of the Series B Preferred Stock to be issued in connection with the Preferred Exchange, and Parent Common Stock to be issued upon exercise of outstanding warrants and options to purchase Royale Common Stock, which warrants will become exercisable to purchase Parent Common Stock upon effectiveness of the Royale Merger, listed or approved for listing upon notice of issuance on a national securities exchange.
Section 6.16 Further Assurances.  At and after the Royale Merger Effective Time, the officers and directors of the Royale, as the surviving corporation of the Royale Merger, shall be authorized to execute and deliver, in the name and behalf of Royale or Royale Merger Sub, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of Royale or Royale Merger Sub, any other actions and things to vest, perfect or confirm of record or otherwise in the surviving corporation of the Royale Merger any and all right, title and interest in, to and under any of the rights, properties or assets of Royale acquired or to be acquired by the surviving corporation as a result of, or in connection with, the Royale Merger.
(b) At and after the Matrix Merger Effective Time, the officers and directors of Matrix, as the surviving corporation of the Matrix Merger, shall be authorized to execute and deliver, in the name and behalf of Matrix or Matrix Merger Sub, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of Matrix or Matrix Merger Sub, any other actions and things to vest, perfect or confirm of record or otherwise in the surviving corporation of the Matrix Merger any and all right, title and interest in, to and under any of the rights, properties or assets of Matrix acquired or to be acquired by the surviving corporation as a result of, or in connection with, the Matrix Merger.
Section 6.17 Reserved.
Section 6.18 Certain Tax Matters.  Parent, Royale and Matrix shall each use their reasonable best efforts to cause the Mergers and Exchanges (“Contributions”) to qualify as a tax-deferred capital contribution within the meaning of Section 351 of the I.R.C., and before or after the Matrix Merger Effective Time and the Royale Merger Effective Time, none of Parent, Royale, or Matrix shall knowingly take any action, cause any action to be taken, fail to take any action or cause any action to fail to be taken which action or failure to act could cause the Contributions to fail to qualify under Section 351 of the I.R.C.
(b) Parent, Royale and Matrix shall comply with the record keeping and information reporting requirements set forth in U.S. Treasury Regulation Section 1.351-3.
(c) Royale and Matrix shall each use its reasonable best efforts to obtain the Tax opinions set forth in Sections 8.02(g) and 8.03(f).
(d) Officers of Royale and Matrix shall execute and deliver to Strasburger & Price, LLP, Tax counsel for Royale, and Porter Hedges LLP, Tax counsel for Matrix, certificates substantially in the form agreed to by the parties and such law firms at such time or times as may reasonably be requested by such law firms, including prior to the time the Registration Statement is declared effective by the SEC and the Matrix Merger Effective Time and the Royale Merger Effective Time, in connection with such Tax counsel’s respective delivery of opinions pursuant to Sections 8.02(g) and 8.03(f).  Each of Royale and Matrix shall use its reasonable best efforts not to take or cause to be taken any action that would cause to be untrue (or fail to take or cause not to be taken any action which would cause to be untrue) any of the certifications and representations included in the certificates described in this Section 6.18.
(e) For federal income tax purposes, Parent, Royale, and Matrix shall treat:
(i) the Matrix Stockholders as the owners of the Matrix Common Stock surrendered by them in the Matrix Merger through the close of the day on which the Matrix Merger Effective Time occurs;
(ii) the Royale Stockholders as the owners of the Royale Shares surrendered by them in the Royale Merger through the close of the day on which the Royale Merger Effective Time occurs;
(iii) the Matrix LP Holders as the owners of their respective Common LP Interests in the Matrix LPs surrendered by them in the LP Exchanges through the close of the Closing Date for the applicable LP Exchange Agreement;
(iv) the holders of the Matrix Preferred Interests as the owners of the Matrix Preferred Interests of MILP surrendered by them in the Preferred Exchange through the close of the Closing Date for the Preferred Exchange Agreement;
(v) the Matrix Operator Holders as the owners of the shares of capital stock of Matrix Operator surrendered by them in the Matrix Operator Stock Exchange through the close of the Closing Date for the Matrix Operator Stock Exchange Agreement;
(vi) each Matrix LP as terminating pursuant to Section 708 of the IRC as of the close of the Closing Date for the applicable LP Exchange Agreement, and
(vii) the Matrix Operator as an S corporation through the close of the Closing Date for the Matrix Operator Stock Exchange Agreement (on which date its taxable year shall end ), and as a C corporation eligible to join in filing a consolidated federal income tax return with Parent commencing at the beginning of the day following such Closing Date.
Section 6.19 Matrix Senior Indebtedness.  Parent, Royale and Matrix shall use reasonable best efforts to obtain the consent of the agent and lenders under Matrix’s Term Loan Agreement, dated effective June 15, 2016 (the “Matrix Senior Indebtedness”, among Matrix, the other borrowers party thereto, the administrative agent party thereto, and the lenders from time to time party thereto, and any other consent under any related loan and security documents, to the transactions contemplated by this Agreement, and to cause Parent to assume all of the obligations of Matrix under the Matrix Senior Indebtedness and any related loan and security documents.  In the alternative, Parent, Royale and Matrix shall cause all obligations with respect to the Matrix Senior Indebtedness to be paid in full or otherwise refinanced pursuant to the terms thereof; provided, however, that if the Matrix Senior Indebtedness shall be refinanced under the terms of any form of new senior Indebtedness, then such new senior Indebtedness shall be on terms and conditions reasonably acceptable to Royale and Matrix.
ARTICLE VII
Tax Matters
Section 7.01 Tax Covenants.  Without the prior written consent of Royale, prior to the Closing, Matrix, its Representatives and the Matrix Stockholders shall not make, change or rescind any Tax election, amend any Tax Return or take any position on any Tax Return, take any action, omit to take any action or enter into any other transaction that would have the effect of increasing the Tax liability or reducing any Tax asset of Matrix or Parent in respect of any Post-Closing Tax Period.
(b) Without the prior written consent of Matrix, prior to the Closing, Royale, its Representatives and the Royale Stockholders shall not make, change or rescind any Tax election, amend any Tax Return or take any position on any Tax Return, take any action, omit to take any action or enter into any other transaction that would have the effect of increasing the Tax liability or reducing any Tax asset of Royale or Parent in respect of any Post-Closing Tax Period.
(c) The Royale Parties and Matrix shall cooperate in the preparation, execution and filing of all Tax Returns or other documents with respect to all transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement and the Ancillary Documents (including any real property transfer Tax and any other similar Tax) that are required or permitted to be filed on or before the Matrix Merger Effective Time and the Royale Merger Effective Time.  Each of the

Royale Parties and Matrix shall pay, without deduction from any amount payable to the Matrix Stockholders or the Royale Stockholders and without reimbursement from the other party, any such Taxes or fees imposed on it which become payable in connection with the Mergers.
Section 7.02 Termination of Existing Tax Sharing Agreements.  Any and all existing Tax sharing agreements (whether written or not) binding upon Matrix shall be terminated as of the Closing Date. After such date neither Matrix nor any of its Representatives shall have any further rights or liabilities thereunder.
Section 7.03 Tax Returns.  Matrix shall prepare and timely file, or cause to be prepared and timely filed, all Tax Returns required to be filed by it that are due on or before the Closing Date (taking into account any extensions), and shall timely pay all Taxes that are due and payable on or before the Closing Date (taking into account any extensions). Any such Tax Return shall be prepared in a manner consistent with past practice (unless otherwise required by Law).
(b) Parent shall prepare and timely file, or cause to be prepared and timely filed, all Tax Returns required to be filed by Matrix after the Closing Date with respect to a pre-Closing Tax period and for any Straddle Period. Any such Tax Return shall be prepared in a manner consistent with past practice (unless otherwise required by Law) and, if it is an income or other material Tax Return, shall be submitted by Parent to Stockholder Representative (together with schedules, statements and, to the extent requested by Stockholder Representative, supporting documentation) at least 50 days prior to the due date (including extensions) of such Tax Return. If Stockholder Representative objects to any item on any such Tax Return that relates to a pre-Closing Tax period, it shall, within 20 days after delivery of such Tax Return, notify Parent in writing that it so objects, specifying with particularity any such item and stating the specific factual or legal basis for any such objection. If a notice of objection shall be duly delivered, Parent and Stockholder Representative shall negotiate in good faith and use their reasonable best efforts to resolve such items. If Parent and Stockholder Representative are unable to reach such agreement within ten days after receipt by Parent of such notice, the disputed items shall be resolved by mutually acceptable nationally recognized accounting firm (the “Independent Accountant”) and any determination by the Independent Accountant shall be final. The Independent Accountant shall resolve any disputed items within 30 days of having the item referred to it pursuant to such procedures as it may require. If the Independent Accountant is unable to resolve any disputed items before the due date for such Tax Return, the Tax Return shall be filed as prepared by Parent and then amended to reflect the Independent Accountant’s resolution. The costs, fees and expenses of the Independent Accountant shall be borne by Parent. The preparation and filing of any Tax Return of Matrix that does not relate to a pre-Closing Tax period or Straddle Period shall be exclusively within the control of Parent.
(c) For purposes of this ARTICLE VII, Johnny Jordan shall be the “Stockholder Representative” unless he earlier resigns or retires from such position, at which time a new Stockholder Representative shall be appointed by the Matrix Sellers formerly owning a majority of the Matrix Shares.
(d) None of Parent, Royale, and Matrix and their respective Affiliates shall file any amended return, carryback claim, or other adjustment request with respect to Royale, Matrix, the

Matrix LPs, the Matrix Operator, or Matrix Pipeline, L.P. for any pre-Closing Tax period unless such action is required by Law or Governmental Order or unless such action is undertaken pursuant to the written consent of Royale and the Stockholder Representative, which consent shall not be unreasonably withheld or delayed.
Section 7.04 Straddle Period.  In the case of Taxes that are payable with respect to a taxable period that begins before and ends after the Closing Date (each such period, a “Straddle Period”), the portion of any such Taxes that are treated as Pre-Closing Taxes for purposes of this Agreement shall be:
(a) in the case of Taxes (i) based upon, or related to, income, receipts, profits, wages, capital or net worth, (ii) imposed in connection with the sale, transfer or assignment of property, or (iii) required to be withheld, deemed equal to the amount which would be payable if the taxable year ended with the Closing Date; and
(b) in the case of other Taxes, deemed to be the amount of such Taxes for the entire period multiplied by a fraction the numerator of which is the number of days in the period ending on the Closing Date and the denominator of which is the number of days in the entire period.
Section 7.05 Contests.  Parent agrees to give written notice to Stockholder Representative of the receipt of any written notice by Matrix, Parent or any of Royale’s Affiliates which involves the assertion of any claim, or the commencement of any Action, with respect to Taxes for a pre-Closing Tax period (a “Tax Claim”).
Section 7.06 Cooperation and Exchange of Information.  The Stockholder Representative, Matrix and Parent shall provide each other with such cooperation and information as either of them reasonably may request of the others in filing any Tax Return pursuant to this ARTICLE VII or in connection with any audit or other proceeding in respect of Taxes of Matrix. Such cooperation and information shall include providing copies of relevant Tax Returns or portions thereof, together with accompanying schedules, related work papers and documents relating to rulings or other determinations by tax authorities. Each of Stockholder Representative, Matrix and Parent shall retain all Tax Returns, schedules and work papers, records and other documents in its possession relating to Tax matters of Matrix for any taxable period beginning before the Closing Date until the expiration of the statute of limitations of the taxable periods to which such Tax Returns and other documents relate, without regard to extensions except to the extent notified by any of the other parties in writing of such extensions for the respective Tax periods. Prior to transferring, destroying or discarding any Tax Returns, schedules and work papers, records and other documents in its possession relating to Tax matters of Matrix for any taxable period beginning before the Closing Date, Stockholder Representative, Matrix or Parent (as the case may be) shall provide the other parties with reasonable written notice and offer the other parties the opportunity to take custody of such materials.
ARTICLE VIII
Conditions to Closing

Section 8.01 Conditions to Obligations of All Parties.  The obligations of each party to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions:
(a) This Agreement and the Matrix Merger shall have been duly adopted and approved by the Requisite Matrix Vote in accordance with the CCC, and the applicable Exchange Agreements shall have been duly adopted and approved by the Requisite Exchange Approvals.
(b) This Agreement, the Royale Merger, the Matrix Merger and the issuance of Parent Common Stock pursuant to (i) the Royale merger, (ii) the Matrix Merger, (iii) the LP Exchange Agreement, (iv) the Matrix Operator Stock Exchange Agreement, and (v) the Preferred Exchange Agreement, shall have been duly adopted and approved by the Requisite Royale Vote in accordance with the CCC and the DGCL.
(c) No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Governmental Order which is in effect and has the effect of making the transactions contemplated by this Agreement illegal, otherwise restraining or prohibiting consummation of such transactions or causing any of the transactions contemplated hereunder to be rescinded following completion thereof.
(d) the Registration Statement shall be declared effective under the Securities Act, and no stop order suspending the effectiveness of the Registration Statement shall have been issued by the SEC and no proceeding for that purpose shall have been initiated by the SEC and not concluded or withdrawn;
(e) the issuance of the shares of Parent Common Stock to be issued as the Capital Stock Consideration in connection with the Mergers and the Exchanges, including the shares of Parent Common Stock issuable on conversion of the Series B Preferred Stock to be issued in connection with the Preferred Exchange Consideration, shall have been appropriately registered under the Securities Act and registered, qualified or qualified for exemption under applicable state securities Laws;
(f) Matrix shall have received all consents, authorizations, orders and approvals from the Governmental Authorities referred to in Section 4.02 in form and substance reasonably satisfactory to Royale and Matrix, and no such consent, authorization, order and approval shall have been revoked.
(g) Royale shall have received all consents, authorizations, orders and approvals from the Governmental Authorities referred to in Section 5.03, in each case, in form and substance reasonably satisfactory to Royale and Matrix, and no such consent, authorization, order and approval shall have been revoked.
(h) the respective certificates of incorporation of Parent, Royale Merger Sub and Matrix Merger Sub shall be in a form and substance acceptable to Royale and Matrix, each in its reasonable discretion at the Royale Merger Effective Time and the Matrix Merger Effective Time.

Section 8.02 Conditions to Obligations of Royale Parent, Royale Merger Sub and Matrix Merger Sub.  The obligations of Royale, Parent, Royale Merger Sub and Matrix Merger Sub to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Royale’s waiver, at or prior to the Closing, of each of the following conditions:
(a) Other than the representations and warranties of Matrix contained in Section 4.01, Section 4.02(a), Section 4.03, Section 4.04, Section 4.05, Section 4.21, Section 4.24 and Section 4.25, the representations and warranties of Matrix contained in this Agreement, the Ancillary Documents and any certificate or other writing delivered pursuant hereto shall be true and correct in all respects (in the case of any representation or warranty qualified by materiality or Matrix Material Adverse Effect) or in all material respects (in the case of any representation or warranty not qualified by materiality or Matrix Material Adverse Effect, as so qualified) on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects). The representations and warranties of Matrix contained in in Section 4.01, Section 4.02(a), Section 4.03, Section 4.04, Section 4.05, Section 4.21, Section 4.24 and Section 4.25,  shall be true and correct in all respects on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects).
(b) Matrix shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement and each of the Ancillary Documents to be performed or complied with by it prior to or on the Closing Date; provided, that, with respect to agreements, covenants and conditions that are qualified by materiality, Matrix shall have performed such agreements, covenants and conditions, as so qualified.
(c) No Action shall have been commenced against Royale, Parent, Royale Merger Sub, Matrix Merger Sub or Matrix, which would prevent the Closing. No injunction or restraining order shall have been issued by any Governmental Authority, and be in effect, which restrains or prohibits any transaction contemplated hereby.
(d) All approvals, consents and waivers that are listed on Section 4.03 of the Disclosure Schedules shall have been received, and executed counterparts thereof shall have been delivered to Royale at or prior to the Closing.
(e) From the date of this Agreement, there shall not have occurred any Matrix Material Adverse Effect, nor shall any event or events have occurred that, individually or in the aggregate, with or without the lapse of time, could reasonably be expected to result in a Matrix Material Adverse Effect.
(f) The Royale Board shall have received an opinion from Northland Capital Markets to the effect that, as of the date of this Agreement and based upon and subject to the qualifications and assumptions set forth therein, the terms of the Merger are fair, from a financial point of view, to Royale and its shareholders, and such opinion shall not have been rescinded or revoked.

(g) Royale shall have received the opinion of Strasburger & Price, LLP, counsel to Royale, in form and substance reasonably satisfactory to Royale, on the date on which the Registration Statement is filed and on the Closing Date, in each case dated as of such respective date, rendered on the basis of facts, representations and assumptions set forth in such opinion and the certificates obtained from officers of Matrix, Royale and Parent, all of which are consistent with the state of facts existing as of the date on which the Registration Statement is filed and the Royale Merger Effective Time, as applicable, to the effect that (i) the Royale Merger will qualify for nonrecognition of gain or loss under  Section 351 of the IRC.  In rendering the opinion described in this Section 8.02(g), Strasburger & Price, LLP shall have received and may rely upon the certificates and representations referred to in Section 6.18.
(h) Matrix shall have delivered each of the closing deliverables set forth in Section 8.04(a).
(i) The lenders and the administrative agent who are party to the Matrix Senior Indebtedness and any related loan and security documents shall have consented to assumption of the Matrix Senior Indebtedness and any related loan and security documents by the Parent or the Matrix Senior Indebtedness and any related loan shall have been refinanced or paid off in accordance with Section 6.19.
(j) Holders of no more than 5.0% of the outstanding shares of Matrix Common Stock as of immediately prior to the Matrix Merger Effective Time, in the aggregate, shall have exercised, or remain entitled to exercise, statutory appraisal rights pursuant to Section 1301 of the CCC with respect to such shares of Matrix Common Stock.
Section 8.03 Conditions to Obligations of Matrix.  The obligations of Matrix to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Matrix’s waiver, at or prior to the Closing, of each of the following conditions:
(a) Other than the representations and warranties of the Royale Parties contained in Section 5.01, Section 5.02(a), Section 5.03, Section 5.04, Section 5.05, Section 5.18, Section 5.21 and Section 5.22, the representations and warranties of the Royale Parties contained in this Agreement, the Ancillary Documents and any certificate or other writing delivered pursuant hereto shall be true and correct in all respects (in the case of any representation or warranty qualified by materiality or Material Adverse Effect, as so qualified) or in all material respects (in the case of any representation or warranty not qualified by materiality or Material Adverse Effect) on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects). The representations and warranties of the Royale Parties contained in Section 5.01, Section 5.02(a), Section 5.03, Section 5.04, Section 5.05, Section 5.18, Section 5.21 and Section 5.22 shall be true and correct in all respects on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects).

(b) The Royale Parties shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement and each of the Ancillary Documents to be performed or complied with by them prior to or on the Closing Date; provided, that, with respect to agreements, covenants and conditions that are qualified by materiality, the Royale Parties shall have performed such agreements, covenants and conditions, as so qualified, in all respects.
(c) No injunction or restraining order shall have been issued by any Governmental Authority, and be in effect, which restrains or prohibits any material transaction contemplated hereby.
(d) All approvals, consents and waivers that are listed on Section 5.03 of the Royale Disclosure Schedules shall have been received, and executed counterparts thereof shall have been delivered to Matrix at or prior to the Closing.
(e) From the date of this Agreement, there shall not have occurred any Royale Material Adverse Effect, nor shall any event or events have occurred that, individually or in the aggregate, with or without the lapse of time, could reasonably be expected to result in a Royale Material Adverse Effect.
(f) Matrix shall have received the opinion of Porter Hedges LLP, counsel to Matrix, in form and substance reasonably satisfactory to Matrix, on the date on which the Registration Statement is filed and on the Closing Date, in each case dated as of such respective date, rendered on the basis of facts, representations and assumptions set forth in such opinion and the certificates obtained from officers of Matrix, Royale and Parent, all of which are consistent with the state of facts existing as of the date on which the Registration Statement is filed and the Matrix Merger Effective Time, as applicable, to the effect that (i) the Matrix Merger will qualify for nonrecognition of gain or loss under Section 351 of the IRC.  In rendering the opinion described in this Section 8.03(f), Porter Hedges LLP shall have received and may rely upon the certificates and representations referred to in Section 6.18.
(g) Royale shall have delivered each of the closing deliverables set forth in Section 8.04(b).
(h) The lenders and the administrative agent who are party to the Matrix Senior Indebtedness and any related loan and security documents shall have consented to assumption of the Matrix Senior Indebtedness and any related loan and security documents by the Parent or the Matrix Senior Indebtedness or any related loan shall have been paid off or refinanced in accordance with Section 6.19.
(i) No later than the earlier of (i) the time of the Royale Stockholders Meeting, (ii) the time of the next annual meeting of stockholders of Royale, or (iii) August 2, 2017, a majority of the then-current stockholders of Royale shall have approved the conversion of $1,580,000 aggregate principal amount of the convertible notes of Royale issued on August 2, 2016 (the “Royale Convertible Notes”), representing all of the aggregate principal amount of such Royale Convertible Notes, into Royale Common Stock or Parent Common Stock, as applicable, pursuant to the terms and conditions of the Royale Convertible Notes.

(j) Holders of no more than 5.0% of the outstanding shares of Royale Common Stock as of immediately prior to the Royale Merger Effective Time, in the aggregate, shall have exercised, or remain entitled to exercise, statutory appraisal rights pursuant to Section 1301 of the CCC with respect to such shares of Royale Common Stock.
Section 8.04 Closing Deliverables.  At or prior to the Closing, Matrix shall deliver to Royale the following:
(i) a certificate, dated the Closing Date and signed by a duly authorized officer of Matrix, that each of the conditions set forth in Section 8.02(a) and Section 8.02(b) have been satisfied;
(ii) a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Matrix certifying that (A) attached thereto are true and complete copies of (1) all resolutions adopted by the Matrix Board authorizing the execution, delivery and performance of this Agreement and the Ancillary Documents and the consummation of the transactions contemplated hereby and thereby and (2) resolutions of the Stockholders approving the Merger and adopting this Agreement, and (B) all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby;
(iii) a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Matrix certifying the names and signatures of the officers of Matrix authorized to sign this Agreement, the Ancillary Documents and the other documents to be delivered hereunder and thereunder;
(iv) a good standing certificate (or its equivalent) from the secretary of state or similar Governmental Authority of the jurisdiction under the Laws in which the Royale Parties are organized;
(v) the Section 351 Plan;
(vi) certificates of non-foreign status delivered by each of Matrix’s stockholders under Section 1445 of the IRC; and
(vii) such other documents or instruments as Royale reasonably requests and are reasonably necessary to consummate the transactions contemplated by this Agreement.
(b) At the Closing, Royale shall deliver to Matrix (or such other Person as may be specified herein) the following:
(i) instructions to Royale’s transfer agent to issue and deliver to the shareholders of Matrix Merger Consideration to be issued as provided in Section 3.02(c);
(ii) instructions to Royale’s transfer agent to issue and deliver to the holders of the Matrix Preferred Interests the Preferred Exchange Consideration as provided in Section 3.03(c);

(iii) evidence that the Matrix Senior Indebtedness shall have been assumed by Parent or paid off as of the Closing Date in accordance with Section 6.18;
(iv) a certificate, dated the Closing Date and signed by a duly authorized officer of each Royale Party, that each of the conditions set forth in Section 8.03(a) and Section 8.03(b) have been satisfied;
(v) a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of the Royale Parties certifying that attached thereto are true and complete copies of all resolutions adopted by the board of directors of the Royale Parties authorizing the execution, delivery and performance of this Agreement and the Ancillary Documents and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby;
(vi) a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of the Royale Parties certifying the names and signatures of the officers of the Royale Parties authorized to sign this Agreement, the Ancillary Documents and the other documents to be delivered hereunder and thereunder;
(vii) evidence of the establishment of a new Subsidiary and the transfer of all of the assets related to the DWI Business of Royale (including assets held in trust for its investors);
(viii) the Section 351 Plan;
(ix) employment agreements executed by Parent and each of Jonathan Gregory, Donald Hosmer,  Stephen Hosmer, Johnny Jordan, Joe Paquette and Jay Sheevel, all in a form reasonably acceptable to Royale and Matrix;
(x) certificates or other evidence reasonably satisfactory to Matrix confirming that none of the Royale Stockholders owning more than 5% of the number of shares of Royale Common Stock outstanding immediately before the Royale Merger is a “foreign person” within the meaning of Treasury Regulation § 1445-2(b); and
(xi) such other documents or instruments as Matrix reasonably requests and are reasonably necessary to consummate the transactions contemplated by this Agreement.
ARTICLE IX
Termination
Section 9.01 Termination.  This Agreement may be terminated at any time prior to the Closing:
(a) by the mutual written consent of Matrix and Royale;
(b) by Royale by written notice to Matrix if:

(i) no Royale Party is then in material breach of any provision of this Agreement and there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Matrix pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Article VIII and such breach, inaccuracy or failure has not been cured by Matrix within 30 days of Matrix’s receipt of written notice of such breach from Royale; or
(ii) any of the conditions set forth in Section 8.01 or Section 8.02 shall not have been fulfilled by September 30, 2017 (the “Outside Date”), or if it becomes impossible or extremely unlikely for any such conditions to be fulfilled by the Outside Date, unless such failure shall be due to the failure of the Royale Parties to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing;
(c) by Matrix by written notice to Royale if:
(i) Matrix is not then in material breach of any provision of this Agreement and there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by any Royale Party pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Article VIII and such breach, inaccuracy or failure has not been cured by such Royale Party within 30 days of Royale’s receipt of written notice of such breach from Matrix; or
(ii) any of the conditions set forth in Section 8.01 or Section 8.03 shall not have been fulfilled by the Outside Date, or if it becomes impossible or extremely unlikely for any such conditions to be fulfilled by the Outside Date, unless such failure shall be due to the failure of Matrix to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing; or
(d) by either Royale or Matrix if:
(i) the Merger has not been consummated on or before the Outside Date; provided, that the right to terminate this agreement pursuant to this subsection shall not be available to any party whose breach of any representation, warranty, covenant or agreement set forth in this Agreement has been the cause of, or resulted in, the failure of the Merger to be consummated on or before the Outside Date.
(ii) there shall be any Law that makes consummation of the transactions contemplated by this Agreement illegal or otherwise prohibited or any Governmental Authority shall have issued a Governmental Order restraining or enjoining the transactions contemplated by this Agreement, and such Governmental Order shall have become final and non-appealable;
(iii) this Agreement has been submitted to the stockholders of Royale for adoption at a duly convened Royale Stockholders Meeting and the Requisite Royale Vote shall not have been obtained at such meeting (including any adjournment or postponement thereof;) or

(iv) this Agreement has been submitted to the stockholders of Matrix for adoption at a duly convened Matrix Stockholders Meeting and the Requisite Matrix Vote shall not have been obtained at such meeting (including any adjournment or postponement thereof).
Section 9.02 Termination Fee.   Matrix shall pay to Royale a termination fee in the amount equal to $100,000.00 (the “Termination Fee”) in the event that either Matrix or Royale terminates this Agreement pursuant to either Section 9.01(d)(i) (unless one or more conditions to closing set forth in any of Section 8.01, Section 8.02 or Section 8.03 are not satisfied, and such failure to satisfy such condition is not due to the failure of Matrix to perform or comply with any of its covenants or agreements to be performed hereunder) or Section 9.01(d)(iv). Payment of the Termination Fee under this Section 9.02 shall be paid to Royale within five (5) Business Days following the date of termination of this Agreement.
Section 9.03 Effect of Termination.  In the event of the termination of this Agreement in accordance with this ARTICLE IX, written notice thereof shall be given to the other party or parties, specifying the provision hereof pursuant to which such termination is made, and there shall be no liability or further obligation under this Agreement on the part of the Royale Parties or Matrix, or their respective officers or directors, and all obligations under this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto, except:
(a) Royale and Matrix shall comply with, and shall cause their respective Representatives to comply with, all of their respective obligations with respect to confidential information set forth in the Letter of Intent, which obligations shall survive the termination of this Agreement in accordance with the terms set forth therein;
(b) as set forth in this ARTICLE IX, and ARTICLE X hereof; and
(c) that nothing herein shall relieve any party hereto from liability for fraud, or for any willful breach of any provision hereof.
ARTICLE X
Miscellaneous
Section 10.01 Expenses.  Except as otherwise expressly provided herein, all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred; provided, however, Royale and Matrix shall be equally responsible for all filing and other similar fees payable in connection with any filings or submissions under the HSR Act.
Section 10.02 Notices.  All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 10.02):
If to Matrix:	Matrix Oil Management Corporation
104 W. Anapamu Street, Suite C
Santa Barbara, CA 93101
E-mail: jjordan@matrixoil.com
Attention: Johnny Jordan, Executive Vice President

with a copy to:	Porter Hedges LLP
1000 Main Street, 36th Floor
Houston, Texas 77002
E-mail: edelpozo@porterhedges.com
Attention: Ephraim del Pozo

If to Royale, Matrix Merger Sub or Royale Merger Sub:	Royale Energy, Inc.
1870 Cordell Court, Suite 210
El Cajon, California 92020
Email: hosmer@royl.com
Attention: Stephen M. Hosmer, Chief Financial Officer

with a copy to:	Strasburger & Price, LLP
720 Brazos Street, Suite 700
Austin, Texas 78701
Email: lee.polson@strasburger.com
Attention: Lee Polson

Section 10.03 Interpretation.  For purposes of this Agreement, (a) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; and (c) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole. Unless the context otherwise requires, references herein: (x) to Articles, Sections, Disclosure Schedules, Royale Disclosure Schedules and Exhibits mean the Articles and Sections of, and Disclosure Schedules, Royale Disclosure Schedules and Exhibits attached to, this Agreement; (y) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The Disclosure Schedules, Royale Disclosure Schedules and Exhibits referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.

Section 10.04 Headings.  The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.
Section 10.05 Severability.  If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.
Section 10.06 Entire Agreement.  This Agreement and the Ancillary Documents constitute the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein and therein, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement and those in the Ancillary Documents, the Exhibits, Disclosure Schedules (other than an exception expressly set forth as such in the Disclosure Schedules) and the Royale Disclosure Schedules (other than an exception expressly set forth as such in the Royale Disclosure Schedules), the statements in the body of this Agreement will control.
Section 10.07 Successors and Assigns.  This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither party may assign its rights or obligations hereunder without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed. No assignment shall relieve the assigning party of any of its obligations hereunder.
Section 10.08 No Third-Party Beneficiaries.  Except as provided in Section 6.09, this Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.
Section 10.09 Amendment and Modification; Waiver.  This Agreement may only be amended, modified or supplemented by an agreement in writing signed by Royale, Parent, Royale Merger Sub, Matrix Merger Sub and Matrix at any time prior to the Matrix Merger Effective Time and the Royale Merger Effective Time; provided, however, that after each of the Requisite Matrix Vote and the Requisite Royale Vote is obtained, there shall be no amendment or waiver that, pursuant to applicable Law, requires further approval of the Stockholders, without the receipt of such further approvals. Any failure of any Royale Party, on the one hand, or Matrix, on the other hand, to comply with any obligation, covenant, agreement or condition herein may be waived by Matrix (with respect to any failure by any Royale Party) or by the Royale Parties (with respect to any failure by Matrix), respectively, only by a written instrument signed by the party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

Section 10.10 Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.  This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction).
(b) ANY LEGAL SUIT, ACTION OR PROCEEDING ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY MAY BE INSTITUTED IN THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA OR THE COURTS OF THE STATE OF CALIFORNIA IN EACH CASE LOCATED IN THE CITY OF SAN DIEGO AND COUNTY OF SAN DIEGO, AND EACH PARTY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS IN ANY SUCH SUIT, ACTION OR PROCEEDING. SERVICE OF PROCESS, SUMMONS, NOTICE OR OTHER DOCUMENT BY MAIL TO SUCH PARTY’S ADDRESS SET FORTH HEREIN SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY SUIT, ACTION OR OTHER PROCEEDING BROUGHT IN ANY SUCH COURT. THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR ANY PROCEEDING IN SUCH COURTS AND IRREVOCABLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.
(c) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR THE ANCILLARY DOCUMENTS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.10(c).
Section 10.11 Specific Performance.  The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity.
Section 10.12 Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

Matrix Oil Management Corporation

By_____________________
Name:
Title:

Royale Energy, Inc.

By_____________________
Name:
Title:

Royale Energy Holdings, Inc.

By_____________________
Name:
Title:

Royale Merger Sub, Inc.
By_____________________
Name:
Title:

Matrix Merger Sub, Inc.

By_____________________
Name:
Title:

ANNEX I
MATRIX GROUP CAPITAL

See attached.

EXHIBIT A
PREFERRED EXCHANGE AGREEMENT WITH THE HOLDERS OF ALL MATRIX PREFERRED INTERESTS

See attached.

EXHIBIT B
CERTIFICATE OF DESIGNATION OF SERIES B PREFERRED STOCK

See attached.

EXHIBIT C
LP EXCHANGE AGREEMENT WITH THE HOLDERS
 OF ALL COMMON LP INTERESTS OF MATRIX INVESTMENTS, L.P., A CALIFORNIA LIMITED PARTNERSHIP

See attached.

EXHIBIT D
LP EXCHANGE AGREEMENT WITH THE HOLDERS OF ALL
LIMITED PARTNERSHIP INTERESTS OF
MATRIX LAS CIENEGAS LIMITED PARTNERSHIP,
 A CALIFORNIA LIMITED PARTNERSHIP

See attached

EXHIBIT E
LP EXCHANGE AGREEMENT WITH THE HOLDERS OF ALL
LIMITED PARTNERSHIP INTERESTS OF
MATRIX PERMIAN INVESTMENTS, LP,
 A TEXAS LIMITED PARTNERSHIP

See attached

EXHIBIT F
MATRIX OPERATOR STOCK EXCHANGE AGREEMENT
WITH THE HOLDERS OF ALL OUTSTANDING COMMON STOCK OF
MATRIX OIL CORPORATION,
 A CALIFORNIA CORPORATION
See attached.

EXHIBIT G
FORM OF SECTION 351 PLAN OF MERGER AND EXCHANGE

See attached.

EXHIBIT H
DIRECTORS OF PARENT

Directors Other than Independent Directors:
Harry Hosmer
Johnny Jordan
Jonathan Gregory

Independent Directors Nominated by Matrix:

Rod Eson
Gabriel L. Ellisor

Independent Directors Nominated by Royale:
Ronald Buck
Ronald Verdier